As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VeriFone Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3692546
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2099 Gateway Place, Suite 600

San Jose, California 95110

(408) 232-7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Albert Y. Liu

Senior Vice President and General Counsel

VeriFone Systems, Inc.

2099 Gateway Place, Suite 600

San Jose, California 95110

(408) 232-7800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott D. Miller

Sarah P. Payne

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303

(650) 461-5600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,138,872	$41.50	$47,263,188.00	$5,487.26

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on June 27, 2011, as reported on the New York Stock Exchange.

VeriFone Systems, Inc.

1,138,872 Shares

Common Stock

This prospectus relates to the resale of up to 1,138,872 shares of our common stock by the selling stockholders listed in the section entitled “Selling Stockholders” beginning on page 38 of this prospectus. The shares of common stock offered under this prospectus were issued pursuant to a Share Purchase Agreement, dated as of May 24, 2011, by and among VeriFone Singapore Pte. Limited, Business Connexion Group Limited, or BCX, the trustees for the time being of the Fairway Trust, or the Fairway Trust, the trustees for the time being of the Greg Leal Trust, or the Greg Leal Trust, and Destiny Electronic Commerce (Proprietary) Limited, or DEC. We will not receive any of the proceeds from these shares. We are paying all expenses of registration incurred in connection with this offering.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 40 and in any supplements to this prospectus. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “PAY.” On June 29, 2011, the last reported sale price of our common stock was $44.86 per share.

Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus and the other documents that are incorporated in this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 30, 2011.

-i-

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, and on the information contained in any prospectus supplements. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus or such supplements. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, and the information in any prospectus supplement is accurate only as of the date of such supplement, regardless of the time of delivery of this prospectus or any such supplement or any sale of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus contain forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or the future financial performance of VeriFone. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms, or comparable terminology.

Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks discussed under the heading “Risk Factors” below and in documents incorporated herein by reference, including our consolidated financial statements, related notes and other financial information appearing in our other filings and documents incorporated herein by reference, and the other cautionary statements made in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These risks and other factors include those discussed under the heading “Risk Factors” below and in documents incorporated herein by reference, including our consolidated financial statements, related notes and other financial information appearing in our other filings and documents incorporated herein by reference, and elsewhere in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in expectations.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus and any supplements to this prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus or any such supplements, before making an investment decision.

VeriFone Systems, Inc.

VeriFone is a global leader in secure electronic payment solutions. VeriFone provides expertise, solutions, and services that add value to the point of sale with merchant-operated, consumer-facing, and self-service payment systems for the financial, retail, hospitality, petroleum, transportation, government, and healthcare vertical markets. Since 1981, VeriFone has designed and marketed system solutions that facilitate the long-term shift toward electronic payment transactions and away from cash and checks. VeriFone’s principal executive offices are located at 2099 Gateway Place, Suite 600, San Jose, California 95110, and its telephone number is (408) 232-7800. Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “VeriFone,” “we,” “us,” “our” or similar references mean VeriFone Systems, Inc. and its consolidated subsidiaries.

VeriFone, Inc., our principal operating subsidiary, was incorporated in 1981. Shortly afterward, we introduced the first check verification and credit authorization device ever utilized by merchants in a commercial setting. In 1984, we introduced the first mass market electronic payment system intended to replace manual credit card authorization devices for small merchants. VeriFone, Inc. became a publicly traded company in 1990 and was acquired by Hewlett-Packard Company, or HP, in 1997. HP operated VeriFone, Inc. as a division until July 2001, when it sold VeriFone, Inc. to Gores Technology Group, LLC, a privately held acquisition and investment management firm, in a transaction led by our Chief Executive Officer, Douglas G. Bergeron. In July 2002, Mr. Bergeron and certain investment funds affiliated with GTCR Golder Rauner, LLC, or GTCR, a private equity firm, led a recapitalization in which VeriFone Systems, Inc. was organized as a holding company for VeriFone, Inc., and GTCR-affiliated funds became our majority stockholders. We completed our initial public offering on May 4, 2005. In June 2009, the GTCR-affiliated funds ceased to be beneficial owners of 5% or more of our outstanding common stock.

On November 1, 2006, we acquired Lipman Electronic Engineering Ltd., or Lipman. Prior to the acquisition, Lipman, a provider of electronic payment systems headquartered in Israel, developed, manufactured and marketed a variety of handheld, wireless and landline POS terminals, electronic cash registers, retail ATM units, PIN pads and smart card readers, as well as integrated PIN and smart card solutions.

In November 2010, we announced that we had entered into a definitive agreement to acquire Hypercom Corporation, or Hypercom, in a merger that, subject to regulatory approvals, is anticipated to close in the second half of 2011. Hypercom is a global payment technology provider that delivers high security, end-to-end electronic payment products, software solutions, and services.

The Offering

On June 30, 2011, our subsidiary VeriFone Singapore Pte. Limited completed the acquisition of the outstanding securities of DEC, a company registered under the laws of the Republic of South Africa, pursuant to the terms of a Share Purchase Agreement dated as of May 24, 2011. Pursuant to the terms of the Share Purchase Agreement with the selling stockholders, we are required to file a registration statement covering the resale of the shares of our common stock following the closing of the acquisition. This registration statement registers for resale the 1,138,872 shares of common stock issued in the DEC acquisition. Each of the shares that may be offered by any selling stockholder named in this prospectus or any supplement to this prospectus was issued by us to the selling stockholder in connection with our acquisition of DEC.

Common stock to be offered by selling stockholders	1,138,872 shares

Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by this prospectus. See “Selling Stockholders.”

RISK FACTORS

Investing in our common stock involves risks and uncertainties. You should review carefully the risks and uncertainties described below and under similar headings in each prospectus supplement and the other documents that are incorporated in this prospectus by reference, including in our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Risks Related to Our Business

The risks set forth below may adversely affect our business, financial condition, and operating results. In addition to the risks set forth below and the factors affecting specific business operations identified with the description of these operations elsewhere in this report, there may also be risks of which we are currently not aware, or that we currently regard as immaterial based on the information available to us, that later prove to be material.

There are numerous risks associated with our recent entry into an agreement with Hypercom.

On November 17, 2010, we announced that we had entered into an agreement to acquire Hypercom in a transaction in which the outstanding shares of Hypercom common stock would be exchanged for VeriFone common stock.

There are numerous risks associated with our having entered into this agreement, including the following:

Regulatory agencies must approve the merger and could impose conditions on, delay, or refuse to approve the merger. We are subject to the securities and antitrust laws of the United States and the antitrust laws of any other jurisdiction in which the merger is subject to review. We may be unable to obtain in the anticipated timeframe, or at all, the regulatory approvals required to complete the merger. On May 12, 2011, the United States Department of Justice (the “DOJ”) filed a civil antitrust lawsuit against VeriFone, Hypercom and Ingenico S.A. (“Ingenico”) to enjoin our planned acquisition of Hypercom and the April 1, 2011 Stock and Asset Purchase Agreement pursuant to which Hypercom would have sold certain assets and liabilities of its U.S. payment terminal business to Ingenico. Effective May 19, 2011, we have terminated the April 1, 2011 Stock and Asset Purchase Agreement and we and Hypercom entered into an agreement with the DOJ to suspend the civil antitrust lawsuit filed against the parties by the DOJ, in order to explore various options for the planned divestiture of Hypercom’s U.S. business, including the possibility of a divestiture to an alternative buyer. For example, the DOJ may seek regulatory concessions, which may include compliance with material restrictions or conditions related to the divestiture of portions of our or Hypercom’s business, as conditions for granting approval of the merger. These actions may have a material adverse effect on us or a material adverse effect on the combined business. Under the merger agreement, we and Hypercom have both agreed to use reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required regulatory approvals. Under the merger agreement, our reasonable best efforts include a requirement by us to dispose of businesses or assets that produced up to $124 million in revenues for us, Hypercom, and our respective subsidiaries during the 2009 fiscal year if such disposition is reasonably necessary to gain clearance from antitrust and competition authorities. VeriFone intends that Hypercom’s U.S. and Spain businesses will be divested in connection with the merger. The divestiture of the U.S. business, and to a lesser extent the Spain business, or any other actions that may be required to obtain regulatory approval for the transaction, which may include divestitures of other portions of Hypercom’s business, may have a material adverse effect on us or a material adverse effect on the combined businesses. In addition, subject to certain conditions, if the merger agreement is terminated for reasons relating to certain antitrust or competition law matters, VeriFone may be obligated to pay Hypercom a fee equal to $28.4 million (or $30.4 million if VeriFone elects to extend the termination date and the termination occurs after August 31, 2011).

Any delay in completing the merger may reduce or eliminate the benefits expected. In addition to the required regulatory approvals, the merger is subject to a number of other conditions beyond our control that may prevent, delay, or otherwise materially adversely affect its completion. We cannot predict whether or when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that are expected to be achieved if the merger is successfully completed within its expected timeframe.

Although we expect that the merger will result in benefits to the combined company, those benefits may not occur because of integration and other challenges. We and Hypercom have operated and, until the merger is completed, will continue to operate, independently. Achieving the expected benefits of the merger will depend in part on the successful integration of our and Hypercom’s technology, operations, and personnel in a timely and efficient manner. We cannot assure you, however, that the integration will be completed as quickly as expected or that the merger will achieve the expected benefits, and delays in completing the merger will exacerbate these risks. The challenges involved in this integration include:

•	incorporating Hypercom’s technology and products into our next generation of products;

•	integrating Hypercom’s products into VeriFone’s business because we do not currently sell Hypercom products and our sales personnel have no experience selling Hypercom’s products;

•	coordinating research and development activities to enhance introduction of new products, services, and technologies;

•

inability to migrate both companies to a common enterprise resource planning information system to integrate all operations, sales, accounting, and administrative activities for the combined company in a timely and cost effective way;

•	integrating Hypercom’s international operations with those of VeriFone;

•	coordinating the efforts of the Hypercom sales organization with our sales organization;

•	demonstrating to Hypercom customers that the merger will not result in adverse changes in client service standards or product support;

•	integrating Hypercom’s and our information technology systems and resources;

•

integrating the supply chain of both companies while ensuring that products continue to be manufactured and delivered on a timely basis, with superior quality to customers and at a cost acceptable to us;

•	persuading the employees in various jurisdictions that the two companies’ business cultures are compatible, maintaining employee morale, and retaining key employees;

•	any unforeseen expenses or delays associated with the transaction; and

•	timely release of products to market.

The integration of the two companies will be international in scope, complex, time-consuming, and expensive, and may disrupt our business or result in the loss of customers or key employees or the diversion of the attention of management. Some of Hypercom’s suppliers, distributors, customers, and licensors are VeriFone’s competitors or work with VeriFone’s competitors and may terminate their business relationships with Hypercom as a result of the merger. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives. There can be no assurance that we will successfully integrate our businesses or that the combined company will realize any of the anticipated benefits of the merger.

Costs associated with the merger are difficult to estimate, may be higher than expected, and may harm the financial results of the combined company. We will incur substantial direct transaction costs associated with the merger, and additional costs associated with consolidation and integration of operations. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, our financial results could be adversely affected.

We intend to pursue additional acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

We expect to seek to acquire or make investments in related businesses, technologies, or products in the future. Acquisitions or investments, such as our planned acquisition of Hypercom, involve various risks, such as:

•	the difficulty of integrating the technologies, operations, and personnel of the acquired business, technology or product;

•

the potential disruption of our ongoing business, including the diversion of management attention to issues related to integration and administration, particularly given the number, size and varying scope of our recent acquisitions;

•

in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

•	the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

•	the loss of all or part of our investment;

•	loss of customers;

•

the need to integrate each company’s accounting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;

•	the risk that increasing complexity inherent in operating a larger business may impact the effectiveness of our internal controls and adversely affect our financial reporting processes;

•	assumption of unanticipated liabilities and the incurrence of unforeseen expenditures;

•	the loss of key employees of an acquired business; and

•	the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuances of our equity securities and incurrence of additional debt, contingent liabilities and amortization expenses related to other intangible assets that could adversely affect our business, operating results, and financial condition. Moreover, we may not realize the anticipated benefits of any or all of our acquisitions, or may not realize them in the timeframe expected. We will depend on the retention and performance of existing management and employees of acquired businesses for the day-to-day management and future operating results of these businesses.

We have experienced rapid growth in our operations, and if we cannot adequately manage our growth, our results of operations will suffer.

We have experienced rapid growth in our operations in certain periods, both organically and from acquisitions. We cannot be sure that we have made adequate allowances for the costs and risks associated with our expansion, or that our systems, procedures, and managerial controls will be adequate to support the rapid expansion in our operations. Any delay in implementing, or transitioning to, new or enhanced systems, procedures, or controls to accommodate the requirements of our business and operations and to effectively and efficiently integrate acquired operations may adversely affect our ability to meet customer requirements, manage our product inventory, and record and report financial and management information on a timely and accurate basis. If we are unable to successfully manage expansion, our results of operations may be adversely affected.

Our internal processes and control over financial reporting have in prior periods been deemed inadequate.

As described under Item 9A. Controls and Procedures in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, we have remedied the material weakness in control activities related to income taxes. This material weakness and other material weaknesses in our internal control over financial reporting contributed to our need to restate previously reported interim financial information for each of the first three quarters of our fiscal year ended October 31, 2007, and to the delays in the filing of our Annual Report on Form 10-K for fiscal year 2007. We also were unable to file our quarterly reports on Form 10-Q for our fiscal quarters ended January 31, 2008 and April 30, 2008 on a timely basis. We have implemented a number of additional and enhanced processes and controls to improve our internal control over financial reporting.

Although we have implemented improved controls that have remedied these material weaknesses, these controls may not be sufficient to detect or prevent errors in financial reporting in future periods and will require continued enhancement to accommodate our growth in operations both organically and from acquisitions. We have devoted additional resources to our financial control and reporting requirements, including hiring additional qualified employees in these areas. We may hire additional employees and may also engage additional consultants in these and other key areas. Competition for qualified financial control and accounting professionals in the geographic areas in which we operate is intense and there can be no assurance that we will be able to hire and retain these individuals.

A majority of our net revenues is generated outside of the United States and we intend to continue to expand our operations internationally including through acquisitions and strategic partnerships. Our results of operations could suffer if we are unable to manage our international expansion and operations effectively.

During the six months ended April 30, 2011, approximately 60.1% of our net revenues were generated outside of the United States. During the twelve months ended October 31, 2010, approximately 60.0% of our net revenues were generated outside of the United States. We expect our percentage of net revenues generated outside of the United States to increase over time. In particular we expect our planned acquisition of Hypercom would significantly increase our business in Africa, Europe and Asia. Part of our strategy is to expand our penetration in existing foreign markets and to enter new foreign markets and in particular to enter new emerging markets where we expect to see growth in electronic payments. Our ability to penetrate some international markets may be limited due to different technical standards, protocols or product requirements. Expansion of our international business will require significant management attention and financial resources. Our international net revenues will depend on our continued success in the following areas:

•	securing commercial relationships to help establish or increase our presence in new and existing international markets;

•	hiring and training personnel capable of marketing, installing and integrating our solutions, supporting customers, and effectively managing operations in foreign countries;

•

localizing our solutions to meet local requirements and to target the specific needs and preferences of foreign customers, which may differ from our traditional customer base in the markets we currently serve;

•	building our brand name and awareness of our services among foreign customers in new and existing international markets; and

•	implementing new systems, procedures, and controls to monitor our operations in new international markets.

In addition, we are subject to risks and costs associated with operating in foreign countries, including:

•	multiple, changing, and often inconsistent enforcement of laws and regulations;

•	satisfying local regulatory or industry imposed requirements, including security or other certification requirements;

•	competition from existing market participants, including strong local competitors, that may have a longer history in and greater familiarity with the international markets we enter;

•	tariffs and trade barriers;

•	laws and business practices that may favor local competitors;

•	restrictions on the repatriation of funds, foreign currency exchange restrictions, and currency exchange rate fluctuations;

•	extended payment terms and the ability to collect accounts receivable;

•	different and/or more stringent labor laws and practices such as the use of workers’ councils and labor unions;

•	different and more stringent data protection, privacy and other laws;

•	economic and political instability in certain foreign countries;

•	imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries;

•	changes in a specific country’s or region’s political or economic conditions; and

•	greater difficulty in safeguarding intellectual property in areas such as China, India, Russia, and Latin America.

Many of these factors typically become more prevalent during periods of economic stress or disruptive events such as military or terrorist actions. The persistence or occurrence of weakened global economic conditions in one or more regions where we do business may exacerbate certain of these risks. For example, we are subject to foreign currency risk and economic and political instability which can lead to significant and unpredictable volatility in currency rates, including significant currency devaluations, which may negatively impact our revenues, gross margins, results of operations and financial position. Although we engage in some hedging of our foreign currency exposures, we do not hedge all such exposures and our hedging arrangements may not always be effective. In addition, compliance with foreign and U.S. laws and regulations that are applicable to our international operations is complex and may increase our cost of doing business in international jurisdictions and our international operations could expose us to fines and penalties if we fail to comply with these regulations. These laws and regulations include import and export requirements, exchange control regulations, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials, such as the UK Bribery Act. Although we have implemented policies, procedures and training designed to ensure compliance with these laws, there can be no assurance that our employees, contractors, and agents will not take actions in violation of our policies, particularly as we expand our operations through organic growth and acquisitions. For example, two of our Brazilian subsidiaries that were acquired as a part of the Lipman acquisition have been notified of a number of assessments regarding Brazilian customs penalties that relate to alleged infractions in the importation of goods as well as certain tax assessments and penalties. Defending such assessments can be costly and divert management time. Any such violations could subject us to civil or criminal penalties, including the imposition of substantial fines and interest or prohibitions on our ability to offer our products and services to one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business, and negatively impact our operating results. In addition, if we fail to address the challenges and risks associated with international expansion and acquisition strategy, we may encounter difficulties implementing our strategy, which could impede our growth or harm our operating results.

Macroeconomic conditions and economic volatility could materially adversely affect our business and results of operations.

Our operations and performance depend significantly on worldwide economic conditions. For example, the significant slowdown and volatility in the U.S. and international economy and financial markets which began in the latter half of 2008 resulted in reduced demand for our products, which in turn adversely impacted our revenues, business, financial condition and results of operations. In particular, the slowdown and volatility in the global markets resulted in softer demand in the financial and retail sectors, pricing pressures and more conservative purchasing decisions by customers, including a tendency toward lower-priced products and lower volume of purchases during the economic downturn. In some countries where we do business the weakened economy resulted in economic instability which had negative effects, including a decrease in purchasing power due to currency devaluations.

While a number of markets globally have shown signs of improvement and we have experienced sequential growth in revenues and earnings and stronger demand in recent quarters, certain markets such as parts of southern Europe continue to experience weakened or uncertain economic conditions and some of our customers, suppliers and partners may continue to be negatively impacted by the global slowdown. We cannot predict whether such improvements or growth will continue and any future decline or volatility in global conditions could negatively impact our business, operating results and financial condition. Further, political unrest or terrorist actions in other parts of the world may negatively impact global economic conditions, including corporate spending and liquidity of capital markets. Continued volatility in market conditions make it difficult to forecast earnings and if we fail to meet our financial guidance or the expectations of investment analysts or investors in any period, the market price of our common stock could decline.

We depend on a limited number of customers, including distributors and resellers, for a large percentage of our System Solutions sales. If we do not effectively manage our relationships with them, our net revenues and operating results will suffer.

A significant percentage of our net revenues are attributable to a limited number of customers, including distributors and independent sales organizations (“ISOs”). For the six months ended April 30, 2011, our ten largest customers accounted for approximately 25% of our net revenues. For the twelve months ended October 31, 2010, our ten largest customers accounted for approximately 27% of our net revenues. Although no individual customer accounted for more than 10% of net revenues, in the six months ended April 30, 2011 three customers accounted for approximately 13% of our net revenues for that period and in the twelve months ended October 31, 2010, three customers accounted for approximately 15% of our net revenues for that period. If any of our large customers significantly reduces or delays purchases from us or if we are required to sell products to them at reduced prices or on other terms less favorable to us, our revenues and income could be materially adversely affected.

We sell a significant portion of our solutions through third-party resellers such as independent distributors, ISOs, value-added resellers, and payment processors. We depend on their active marketing and sales efforts. These resellers also provide after-sales support and related services to end user customers. When we introduce new applications and solutions, these resellers also provide critical support for developing and supporting the custom software applications to run on our various electronic payment systems and, internationally, in obtaining requisite certifications in the markets in which they are active. Accordingly, the pace at which we are able to introduce new solutions in markets in which these resellers are active depends on the resources they dedicate to these tasks. Moreover, our arrangements with these resellers typically do not prevent them from selling products of other companies, including our competitors, and such resellers may elect to market our competitors’ products and services in preference to our system solutions. If one or more of our major resellers terminates or otherwise adversely changes its relationship with us, we may be unsuccessful in replacing such relationship. The loss of one of our major resellers could impair our ability to sell our solutions and result in lower revenues and income. It could also be time-consuming and expensive to replicate, either directly or through other resellers, the certifications and the custom applications owned by these resellers.

In addition, orders from our distributors and resellers depend on their sales volumes and inventory management decisions. In response to the global economic downturn a number of distributors and resellers experienced weakened demand and slower sales, which in turn had resulted in declines in order volume and deferrals of orders for our products. Declines or deferral of orders could materially adversely affect our revenues, operating results and cash flows.

Our solutions may have defects or experience field failures that could delay sales, harm our brand, increase costs and result in product recalls and additional warranty expense.

We offer complex solutions that are susceptible to undetected hardware and software errors or failures. Solutions may experience failures when first introduced, as new versions are released, or at any time during their lifecycle. Field failure may result from usage with third-party issued payment cards, for example, if such usage generates excess electrostatic discharge. Defects may also arise from third-party components that we incorporate into our products, such as hardware modules, chipsets or battery cells. Any product recalls as a result of errors or failures could result in the loss of or delays in market acceptance of our solutions, adversely affect our business and reputation and increase our product costs which could negatively impact our margins, profitability and results of operations. Any significant returns or warranty claims for any of our products could result in significant additional costs to us and could adversely affect our results of operations. Our customers may also run third-party software applications on our electronic payment systems. Errors in third-party applications could adversely affect the performance of our solutions.

The existence of defects and delays in correcting them could result in negative consequences, including the following: harm to our brand; delays in shipping system solutions; loss of market acceptance for our system solutions; additional warranty expenses; diversion of resources from product development; and loss of credibility with distributors, customers and partners. Identifying and correcting defects can be time consuming, costly and in some circumstances extremely difficult. Software errors may take several months to correct, and hardware defects may take even longer to correct.

Security is vital to our customers and end users and therefore breaches in the security of our solutions could adversely affect our reputation and results of operations.

Protection against fraud is of key importance to the purchasers and end users of our solutions. We incorporate security features, such as encryption software and secure hardware, into our solutions to protect against fraud in electronic payment transactions and to ensure the privacy and integrity of consumer data. Our solutions may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system and applications, or the hardware platform. Security vulnerabilities could jeopardize the security of information transmitted or stored using our solutions. We also provide our customers with repair, encryption key loading and helpdesk services, and have in the past and may in the future also experience security breaches or fraudulent activities related to unauthorized access to sensitive customer information. If the security of our solutions is compromised, our reputation and marketplace acceptance of our solutions will be adversely affected, which would cause our business to suffer, and we may become subject to damages claims.

We are party to a number of lawsuits and we may be named in additional litigation, all of which are likely to require significant management time and attention and expenses and may result in unfavorable outcomes that could have a material adverse effect on our business, financial condition, and results of operations.

We are currently a party in several litigation proceedings. For example, in connection with the restatement of our historical interim financial statements during fiscal year 2007, a number of securities class action complaints were filed against us and certain of our officers, and purported derivative actions have also been filed against certain of our current and former directors and officers.

The amount of time and resources required to resolve these lawsuits is unpredictable, and defending ourselves is likely to divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, financial condition, and results of operations. In addition, an unfavorable outcome in such litigation or a decision by us to settle such lawsuits to avoid the distraction and expense of continued litigation even if we deem the claims to be without merit could have a material adverse effect on our business, financial condition, and results of operations.

Our insurance may not be sufficient to cover our costs for defending these actions or paying any damages in the event of an unfavorable outcome. In addition, we may be obligated to indemnify (and advance legal expenses to) both current and former officers, employees and directors in connection with the securities class action and derivative action matters. We currently hold insurance policies for the benefit of our directors and officers, although our insurance coverage may not be sufficient in some or all of these matters. Furthermore, our insurance carriers may seek to deny coverage in some or all of these matters, in which case we may have to fund the indemnification amounts owed to such directors and officers ourselves.

We are subject to the risk of additional litigation and regulatory proceedings or actions in connection with the restatement of our financial statements. We have responded to inquiries and provided information and documents related to the restatement to the SEC, the U.S. Department of Justice, the New York Stock Exchange,

and the Chicago Board Options Exchange. We were the subject of a Wells Notice from the SEC stating that the staff of the SEC’s Division of Enforcement (the “Staff”) intends to recommend that the SEC bring a civil injunctive action against us, alleging violations of the federal securities laws arising from the restatement, which we settled in November 2009. Although we have settled this matter with the SEC, additional regulatory inquiries may also be commenced by other U.S. federal, state or foreign regulatory agencies. In addition, we may in the future be subject to additional litigation or other proceedings or actions arising in relation to the restatement of our historical interim financial statements. Litigation and any regulatory proceeding or action, including the recent DOJ antitrust civil lawsuit related to our planned acquisition of Hypercom, may be time consuming, expensive and distracting from the conduct of our business. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on our business, financial condition, and results of operations.

These litigation proceedings could result in substantial additional costs and expenses and adversely affect our cash flows, and may adversely affect our business, financial condition, and results of operations. We have in the past incurred and expect to continue to incur significant expenses in connection with these matters. Many members of our senior management team and our Board of Directors have been and will be required to devote a significant amount of time to the litigation related to the restatement. In addition, certain of these individuals are named defendants in the litigation related to the restatement. If our senior management is unable to devote sufficient time in the future developing and pursuing our strategic business initiatives and running ongoing business operations, there may be a material adverse effect on our business, financial condition and results of operations.

We face litigation and tax assessment risks that could force us to incur substantial defense costs and could result in damages awards against us that would negatively impact our business.

As described in our Quarterly Report on Form 10-Q for the period ended April 30, 2011, there are a number of pending litigation and tax assessment matters each of which may be time-consuming to resolve, expensive to defend, and disruptive to normal business operations. The outcome of litigation and tax assessments is inherently difficult to predict. An unfavorable resolution of any lawsuit or tax assessment could have a material adverse effect on our business, results of operations and financial condition.

Our North American and international operations are not equally profitable, which may promote volatility in our earnings and may adversely impact future growth in our earnings.

Our international sales of System Solutions have tended to carry lower average selling prices and therefore have lower gross margins than our sales in North America. We also face increased downward pressure on prices in international markets such as China where local competition has intensified and in India where we continue to expand our business. As a result, any improvement in our results of operations from our expansion internationally will likely not be as favorable or profitable as an expansion of similar magnitude in the United States and Canada. In addition, we are unable to predict for any future period our proportion of revenues that will result from international sales versus sales in North America. Variations in this proportion from period to period may lead to volatility in our results of operations which, in turn, may depress the trading price of our common stock.

We have experienced some fiscal quarters in which a significant percentage of the business for the quarter is executed towards the end of the fiscal quarter. This could negatively impact our business and results of operations.

Revenues recognized in our fiscal quarters can be back-end loaded meaning that during a particular fiscal quarter the timing of orders could be such that a substantial portion of sales orders are received, product is shipped, and revenue is recognized towards the end of the fiscal quarter, for various reasons. The occurrence of such back-end loading could adversely affect our business and results of operations due to a number of factors including the following:

•

the manufacturing processes at our third-party contract manufacturers could become concentrated in a shorter time period. This concentration of manufacturing could increase manufacturing costs, such as costs associated with the expediting of orders, and negatively impact gross margins. The risk of higher levels of obsolete or excess inventory write-offs would also increase if we were to hold higher inventory levels to counteract this effect;

•

the higher concentration of orders may make it difficult to accurately forecast component requirements and, as a result, we could experience a shortage of the components needed for production, possibly delaying shipments and causing lost orders;

•

if we are unable to fill orders at the end of a quarter, shipments may be delayed. This could cause us to fail to meet our revenue and operating profit expectations for a particular quarter and could increase the fluctuation of quarterly results if shipments are delayed from one fiscal quarter to the next or orders are cancelled by customers; and

•	in order to fulfill orders at the end of a quarter, we may be forced to deliver our products using air freight which results in increased distribution costs.

We are exposed to credit risk with some of our customers and to credit exposures and currency controls in certain markets, which could result in material losses.

A significant portion of our sales are on an open credit basis, with typical payment terms of up to 60 days in the United States and, because of local customs or conditions, longer in some international markets. In the past, there have been bankruptcies among our customer base. Although credit losses have not been material to date, future losses, if incurred, could harm our business and have a materially adverse effect on our operating results and financial condition. Also, certain customers who are invoiced in U.S. dollars, such as those based in Venezuela, have experienced and may continue to experience difficulties in obtaining U.S. dollar currency due to local currency controls, and therefore may not be able to remit timely payment to us. Additionally, to the degree that the recent turmoil in the credit markets continues to make it more difficult for some customers to obtain financing or access U.S. dollar currency, our customers’ ability to pay could be adversely impacted, which in turn could have a material adverse impact on our business, cash flows, operating results and financial condition.

Fluctuations in currency exchange rates may adversely affect our results of operations.

A substantial portion of our business consists of sales made to customers outside the United States. A portion of the net revenues we receive from such sales is denominated in currencies other than the U.S. dollar. Additionally, portions of our cost of net revenues and our other operating expenses are incurred by our International operations and denominated in local currencies. Fluctuations in the value of these net revenues, costs and expenses as measured in U.S. dollars have historically affected our results of operations, and adverse currency exchange rate fluctuations may have a material impact in the future. Further, changes in exchange rates that strengthen the U.S. dollar could increase the price of our products in the local currencies of the foreign markets we serve. This would result in making our products relatively more expensive than products that are denominated in local currencies, leading to a reduction in sales and profitability in those foreign markets. In addition, our balance sheet contains monetary assets and liabilities denominated in currencies other than the U.S. dollar, such as cash, intercompany balances, trade receivables and payables, and fluctuations in the exchange rates for these currencies could adversely affect our results of operations. We have entered into foreign exchange forward contracts intended to hedge our balance sheet exposure to adverse fluctuations in exchange rates. We have also effectively priced our System Solutions in U.S. dollars in certain countries. Nevertheless, these hedging arrangements may not always be effective, particularly in the event of imprecise forecasts of non-U.S. denominated assets and liabilities. Additionally, our efforts to effectively price products in U.S. dollars may have disadvantages as they may affect demand for our products if the local currency strengthens relative to the U.S. dollar. We could be adversely affected when the U.S. dollar strengthens relative to the local currency between the time of a sale and the time we receive payment, which would be collected in the devalued local currency. Accordingly, if there is an adverse movement in one or more exchange rates, we might suffer significant losses and our results of operations may otherwise be adversely affected. Uncertainty in the global market conditions have resulted in and may continue to cause significant volatility in foreign currency exchange rates which could increase these risks. As our international operations expand, our exposure to these risks also increases. Additionally, hedging programs expose us to risks that could adversely affect our operating results, including the following:

•	we may be unable to hedge currency risk for some transactions because of a high level of uncertainty or the inability to reasonably estimate our foreign exchange exposures; and

•

we may be unable to acquire foreign exchange hedging instruments in some of the geographic areas where we do business, or, where these derivatives are available, we may choose not to hedge because of the high cost of the derivatives.

We depend upon third parties to manufacture our systems and to supply the components necessary to manufacture our products.

We utilize a limited number of third parties to manufacture our hardware products pursuant to our specifications and rely upon these contract manufacturers to produce and deliver products to our customers on a timely basis and at an acceptable cost or to otherwise meet our product demands. Further, a majority of these third party manufacturing activities are concentrated in China. Disruptions to the business or operations of these contract manufacturers, or to their ability to produce the products we require in accordance with our and our customers’ requirements, and particularly disruptions to the manufacturing operations in China including due to geological disruptions such as earthquakes, could significantly affect our ability to fulfill customer demand on a timely basis which could materially harm our revenues and results of operations. We also rely on our contract manufacturer’s facility in Israel for certain of our product lines and therefore are subject to the political disruptions or economic instability in that region. Substantially all of our manufacturing is currently handled by our third party contract manufacturers and our dependency on our third party contract manufacturers could exacerbate these risks.

Components such as application specific integrated circuits, or ASICs, microprocessors, wireless modules, modems and printer mechanisms that are necessary to manufacture and assemble our systems are sourced either directly by us or on our behalf by our contract manufacturers from a variety of component suppliers selected by us. Certain of the components are specifically customized for use in our products and are obtained from sole source suppliers on a purchase order basis. In recent periods, we have experienced a tightening in availability of certain semiconductor commodities that are necessary for the manufacture of our products. In addition, we have recently experienced component shortages due to the severe earthquake and tsunami in Japan in March 2011 which together with resulting damage to certain nuclear power plants, has resulted in widespread destruction and economic uncertainty in that region. Although we have to date been able to manage component supply adequate to meet our product demands, we are continuing to monitor the impact of the crisis in Japan on our supply chain and there can be no assurance that our results of operations will not be materially affected by the events in Japan. Any prolonged component shortage as a result of these events could materially adversely affect our business and results of operations. Component shortages could result in increased costs for critical components which could negatively impact our gross margins and profitability. If our suppliers are unable or unwilling to deliver the quantities that we require within the timeframe that we require, including as a result of the crisis in Japan, we would be faced with a shortage of critical components. We also experience from time to time an increase in the lead time for delivery of some of our key components. We may not be able to find alternative sources in a timely manner if suppliers of our key components become unwilling or unable to provide us with adequate supplies of these key components when we need them or if they increase their prices. If we are unable to obtain sufficient key required components, or to develop alternative sources if and as required in the future, or to replace our component and factory tooling for our products in a timely manner if they are damaged or destroyed, we could experience delays or reductions in product shipments. This could harm our relationships with our customers and cause our revenues to decline. Even if we are able to secure alternative sources or replace our tooling in a timely manner, our costs could increase. Any of these events could adversely affect our results of operations.

The government tax benefits that our subsidiaries have previously received or currently receive require them to meet several conditions and may be terminated or reduced in the future, which could require us to pay increased taxes or refund tax benefits received in the past.

Israel

Our subsidiary in Israel (formerly Lipman) previously received tax benefits under Israeli law for capital investments that are designated as “Approved Enterprises.” We received such tax benefits of approximately $0.4 million during the twelve months ended October 31, 2009. Due to our restructuring and contract manufacturing arrangements entered into during the twelve months ended October 31, 2010 we will no longer meet the requirements necessary to maintain the tax benefit status in Israel. As of November 1, 2009, we have been taxed at the full statutory rate in Israel and no future tax benefit has been recorded. This Israel subsidiary has undistributed earnings of approximately $181 million, the vast majority of which are attributable to Lipman’s historic Approved Enterprise programs. As such, these earnings were not subject to Israeli statutory corporate tax at the time they were generated. Distribution or use of these funds outside Israel would subject us to payment of corporate and withholding taxes. For example, to the extent that these earnings are distributed to the United States in the future, our Israeli subsidiary would be required to pay corporate tax at the rate ordinarily applicable to such earnings, currently between 12.5% and 36.25%, which includes the withholding tax between the United States and Israel. We have accrued approximately $50 million for taxes associated with potential future distributions of our Israeli subsidiary’s approximately $181 million in earnings.

Singapore

Our principal subsidiary in Singapore has received tax benefits under the Singapore Pioneer Tax Holiday provision. We received tax benefits of approximately $8.3 million during the twelve months ended October 31, 2010 and $4.1 million during the twelve months ended October 31, 2009. To maintain our eligibility for these benefits, we must meet certain agreed conditions, including maintaining agreed levels of Singapore employees and incurring and documenting total local business spend levels as agreed with the Singapore Economic Development Board. We recently renegotiated the terms and conditions of the Tax Holiday, including an extension of our Tax Holiday through 2012. Although we expect to be able to meet the terms and conditions to maintain our Tax Holiday, if we are not able to achieve or maintain the required conditions, we may lose our eligibility for such benefits or may not be able to renew such Tax Holiday beyond the current expiration date which could result in our income in Singapore being taxed at the statutory rate of 17% instead of the agreed Pioneer Tax Holiday rate of 0%. A loss of all or part of these tax benefits would adversely affect our results of operations and cash flows.

Changes in our effective tax rate could adversely affect results of operations.

Our effective tax rate could be adversely affected by a number of factors, including shifts in the mix of pretax profits and losses by tax jurisdiction, our ability to use tax credits, changes in tax laws or related interpretations in the jurisdictions in which we operate, and tax assessments and related interest and penalties resulting from income tax audits. We are subject to ongoing tax audits in various jurisdictions. Although we regularly assess the likely outcomes of such audits in order to determine the appropriateness of our tax provision, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material impact on our net income or financial condition. We have not provided for U.S.

federal and state income taxes or foreign withholding taxes that may result from future remittances of undistributed earnings of foreign subsidiaries. Recently, there have been proposals to reform U.S. tax rules including proposals which may result in a reduction or elimination of the deferral of U.S. income tax on our foreign earnings, in which case our effective tax rate could be adversely affected. Any of these changes could have an adverse effect on our results of operations.

Our quarterly operating results may fluctuate significantly as a result of factors outside of our control, which could cause the market price of our common stock to decline.

We expect our revenues and operating results to vary from quarter to quarter. As a consequence, our operating results in any single quarter may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may affect our operating results include:

•	the type, timing, and size of orders and shipments;

•	demand for and acceptance of our new product offerings;

•	customers’ willingness to maintain inventories and/or increased overall channel inventories held by customers in a particular quarter;

•	delays in the implementation and delivery of our products and services, which may impact the timing of our recognition of revenues;

•	variations in product mix and cost during any period;

•	development of new relationships, penetration of new markets and maintenance and enhancement of existing relationships with customers and strategic partners;

•	component supply, manufacturing, or distribution difficulties;

•	deferral of customer contracts in anticipation of product or service enhancements;

•	timing of commencement, implementation, or completion of major implementation projects;

•	timing of governmental, statutory and industry association requirements;

•	the relative geographic mix of net revenues;

•	fluctuations in currency exchange rates;

•	the fixed nature of many of our expenses; and

•	industry and economic conditions, including competitive pressures and inventory obsolescence.

In particular, differences in relative growth rates between our businesses in North America and internationally may have a significant effect on our operating results, particularly our reported gross profit percentage, in any individual quarter, with International sales carrying lower margins.

In addition, we have in the past and may continue to experience periodic variations in sales to our key vertical and international markets. These periodic variations occur throughout the year and may lead to fluctuations in our quarterly operating results depending on the impact of any given market during that quarter and could lead to volatility in our stock price.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write-downs and adversely affect our financial condition.

In formulating our solutions, we have focused our efforts on providing our customers with solutions that have high levels of functionality, which requires us to develop and incorporate cutting edge and evolving technologies. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	the need to maintain significant inventory of components that are in limited supply;

•	buying components in bulk for the best pricing;

•	responding to the unpredictable demand for products;

•	cancellation of customer orders;

•	responding to customer requests for quick delivery schedules; and

•	timing of end-of-life decisions regarding products.

The accumulation of excess or obsolete inventory has in the past resulted in and may in future periods result in price reductions and inventory write-downs and scrap, which could adversely affect our business, results of operations and financial condition. As an example, for the fiscal year ended October 31, 2009, we incurred costs for obsolete inventory, scrap, and purchase commitments for excess components at contract manufacturers of $23.0 million due to changing demand we experienced in fiscal year 2009 as a result of the severe deterioration in the macroeconomic environment.

If we do not accurately forecast customer demand and effectively manage our product mix and inventory levels, we may lose sales from having too few or the wrong mix of products or incur costs associated with excess inventory.

If we improperly forecast demand for our products we could end up with too many products and be unable to sell the excess inventory in a timely manner, if at all, or, alternatively we could end up with too few products and not be able to satisfy demand. This problem is exacerbated because our attempt to closely match inventory levels with product demand leaves limited margin for error, and we generally receive a significant volume of customer orders towards the end of each fiscal quarter which leaves us little room to adjust inventory mix to match demand. The recent shortages of certain components due to the recent earthquake and tsunami in Japan have exacerbated our ability to match inventory to customer demand. Also, during the transition from an existing product to a new replacement product, we must accurately predict the demand for the existing and the new product. Our inability to properly manage our inventory levels could cause us to incur increased expenses associated with writing off excessive or obsolete inventory or lose sales or have to ship products by air freight to meet immediate demand incurring incremental freight costs above sea freight costs, a preferred method, and suffering a corresponding decline in gross margins. If we do not accurately predict demand, we could also incur increased expenses associated with binding commitments to certain third-party contract manufacturers and suppliers which would negatively impact our gross margins and operating results. During times of economic uncertainty, such as that of the recent global economic recession, it becomes more difficult to accurately forecast demand and manage our inventory levels. Deteriorating market conditions have in the past and can in future periods cause us to incur additional costs associated with excess and obsolete inventory, scrap and excess inventory held by our contract manufacturers.

We may be subject to additional impairment charges due to potential declines in the fair value of our assets.

As a result of our acquisitions, particularly that of Lipman in November 2006, we have recorded significant goodwill and intangible assets on our balance sheet. We test goodwill and intangible assets for impairment on a periodic basis as required, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events or changes that could require us to test our goodwill and intangible assets for impairment include a reduction in our stock price and market capitalization and changes in our estimated future cash flows, as well as changes in rates of growth in our industry or in any of our reporting units. In the fourth fiscal quarter of 2008, we recorded an impairment charge of $289.1 million for goodwill and developed technology intangible assets due to lower revenue expectations in light of current operating performance and future operating expectations. During the first fiscal quarter of 2009, we concluded that the carrying amount of the North America and Asia reporting units exceeded their implied fair values and recorded an estimated impairment charge of $178.2 million. We finalized the goodwill evaluation process and recorded a $2.7 million reduction of impairment charge during the second quarter of fiscal year 2009. The final goodwill impairment charge was $175.5 million as of April 30, 2009. We have not recorded any further impairment charges since the fiscal quarter ended April 30, 2009.

We will continue to evaluate the carrying value of our goodwill and intangible assets and if we determine in the future that there is a potential further impairment in any of our reporting units, we may be required to record additional charges to earnings which could materially adversely affect our financial results and could also materially adversely affect our business. The process of evaluating the potential impairment of goodwill and intangible assets is subjective and requires significant judgment at many points during the analysis and includes estimates of our future cash flows attributable to a reporting unit or asset over its estimated remaining useful life. Any changes in our estimates, such as our estimates of the future cash flows attributable to a reporting unit or asset, or a longer or more significant decline in our market capitalization or the macroeconomic environment, could require us to record additional impairment charges which could materially adversely affect our financial results.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

We may not be able to protect our proprietary technology, which could enable competitors to develop services that compete with our own. We rely on patent, copyright, trademark, and trade secret laws, as well as confidentiality, licensing and other contractual arrangements to establish and protect the proprietary aspects of our solutions. Institution of legal proceedings to enforce our intellectual property rights could be costly and divert the efforts and attention of our management and technical personnel from other business operations. In addition, there can be no assurance that such proceedings would be determined in our favor. We do not have patent protection for certain important aspects of our current solutions. The laws of some countries in which we sell our solutions and services may not protect software and intellectual property rights to the same extent as the laws in the United States. If we are unable to prevent misappropriation of our technology, competitors may be able to use and adapt our technology. Our failure to protect our technology could diminish our competitive advantage and cause us to lose customers to competitors.

Our business may suffer if we are sued for infringing the intellectual property rights of third parties, or if we are unable to obtain rights to third-party intellectual property on which we depend.

Third parties have in the past asserted and may in the future assert claims that our system solutions infringe their proprietary rights. Such infringement claims, even if meritless, may cause us to incur significant costs in defending those claims. We may be required to discontinue using and selling any infringing technology and services, to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. Similarly, we depend on our ability to license intellectual property from third parties. These or other third parties may become unwilling to license to us on acceptable terms intellectual property that is necessary to our business. In either case, we may be unable to acquire licenses for other technology on reasonable commercial terms or at all. As a result, we may find that we are unable to continue to offer the solutions and services upon which our business depends.

We have received, and have currently pending, third-party infringement claims and may receive additional notices of claims of infringement in the future. Infringement claims may cause us to incur significant costs in defending those claims or to settle claims to avoid costly or protracted litigation even if we deem those claims to be without merit. For example, in March 2008, Cardsoft, Inc. and Cardsoft (Assignment for the Benefit of Creditors), LLC commenced an infringement action against us and others, for which a trial is set for November 2011. Infringement claims are expensive and time consuming to defend, regardless of the merits or ultimate outcome. Similar claims may result in additional protracted and costly litigation. There can be no assurance that we will prevail in any such actions or that any license required under any such patent or other intellectual property would be made available on commercially acceptable terms, if at all.

We have significant operations in Israel and therefore our results of operations may be adversely affected by political or economic instability or military operations in or around Israel.

We have offices and personnel in Israel. In addition, a number of our products are manufactured by our contract manufacturer in facilities located in Israel and many of our suppliers are located in Israel. Therefore, political, economic, and military conditions in Israel directly affect our operations. The future of peace efforts between Israel and its Arab neighbors remains uncertain. Any armed conflicts or further political instability in the region is likely to negatively affect business conditions and materially harm our results of operations. Furthermore, several countries continue to restrict or ban business with Israel and Israeli companies. These restrictive laws and policies may seriously limit our ability to make sales in those countries.

In addition, many employees in Israel are obligated to perform at least 30 days and up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations in Israel could be disrupted by the absence for a significant period of one or more key employees or a significant number of other employees due to military service. Any disruption in our operations in Israel could materially adversely affect our business.

In early 2010 we completed the transfer of the manufacture of our NURIT products from an in-house facility to a contract manufacturer with operations in Israel, which manufactures products and warehouses components and finished goods inventories. Disruption of the manufacturing process of our contract manufacturer or damage to its facility, whether as a result of fire, natural disaster, act of war, terrorist attack, or otherwise, could materially affect our ability to deliver products on a timely basis and could materially adversely affect our results of operations.

We may not be able to attract, integrate, manage, and retain qualified personnel.

Our success depends to a significant degree upon the continued contributions of our key senior management, engineering, sales and marketing, and manufacturing personnel, many of whom would be difficult to replace. In addition, our future success also depends on our ability to attract, integrate, manage, and retain highly skilled employees throughout our business. Competition for some of these personnel is intense, and in the past, we have had difficulty hiring employees in our desired time frame, particularly qualified finance and accounting professionals. We may be unsuccessful in attracting and retaining personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

During the last several fiscal years, we implemented work force reduction plans reducing the number of employees and contractors in certain areas due to redundancies and shifting business needs. These reductions have also required that we reassign certain employee duties. Workforce reductions and job reassignments could negatively affect employee morale, and make it difficult to motivate and retain our remaining employees and contractors, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

Shipments of electronic payment systems may be delayed by factors outside of our control, which can harm our reputation and our relationships with our customers.

The shipment of payment systems requires us or our manufacturers, distributors, or other agents to obtain customs or other government certifications and approvals, and, on occasion, to submit to physical inspection of our systems in transit. Failure to satisfy these requirements, and the very process of trying to satisfy them, can lead to lengthy delays in the delivery of our solutions to our direct or indirect customers. Because we depend upon third-party carriers for the timely delivery of our products we may face delays in delivery due to reasons outside our control. Delays and unreliable delivery by us may harm our reputation in the industry and our relationships with our customers.

Force majeure events, such as terrorist attacks, other acts of violence or war and political instability may adversely affect us.

Terrorist attacks, war and international political instability may disrupt our ability to generate revenues. Such events may negatively affect our ability to maintain sales revenues and to develop new business relationships. Because a substantial and growing part of our revenues is derived from sales and services to customers outside of the United States and we have our electronic payment systems manufactured outside the United States, terrorist attacks, war and international political instability anywhere may decrease international demand for our products and inhibit customer development opportunities abroad, disrupt our supply chain and impair our ability to deliver our electronic payment systems, which could materially adversely affect our net revenues or results of operations. Economic and political instability, particularly in the Middle East or OPEC member countries, may also disrupt the cost or supply of fuel which could increase our costs related to shipment and distribution of our products. Any of these events may also disrupt global financial markets and precipitate a decline in the price of our common stock.

Natural or man-made disasters, business interruptions and health epidemics could delay our ability to receive or ship our products, or otherwise disrupt our business.

Our worldwide operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, hurricanes, typhoons, fires, extreme weather conditions, health epidemics and other natural or man-made disasters or business interruptions. For example, the recent earthquake and tsunami in Japan had a material negative impact in our components supply which resulted in some order fulfillment delays in the current quarter. The occurrence of any of these business disruptions could seriously harm our revenue and financial condition and increase our costs and expenses. If our manufacturers’ or warehousing facilities are damaged or destroyed, we would be unable to distribute our products on a timely basis, which could harm our business. Our corporate headquarters, and a portion of our research and development activities, are located in California, and other critical business operations and some of our suppliers are located in California and Asia, near major earthquake faults. Certain key servers and information systems are located in Florida, which has in the past experienced major hurricanes and similar extreme weather. Although our office facilities have not been impacted by the flooding, power outages or other effects of such storm systems, any disruption of our Florida operations could materially affect our operations and harm our business. Moreover, if our computer information systems or communication systems, or those of our vendors or customers, are subject to hacker attacks or other disruptions, our business could suffer. We have not established a comprehensive disaster recovery plan. Our back-up operations may be inadequate and our business interruption insurance may not be enough to compensate us for any losses that may occur. A significant business interruption could result in losses or damages and harm our business since much of our order fulfillment process is automated and the order information is stored on our servers. If our computer systems and servers go down even for a short period at the end of a fiscal quarter, our ability to recognize revenue would be delayed until we were again able to process and ship our orders, which could harm our revenues for that quarter and cause our stock price to decline significantly.

While we believe we comply with environmental laws and regulations, we are still exposed to potential risks associated with environmental laws and regulations.

We are subject to other legal and regulatory requirements, including a European Union directive that places restrictions on the use of hazardous substances (RoHS) in electronic equipment, a European Union directive on Waste Electrical and Electronic Equipment (WEEE), and the environmental regulations promulgated by China’s Ministry of Information Industry (China RoHS). RoHS sets a framework for producers’ obligations in relation to manufacturing (including the amounts of named hazardous substances contained in products sold) and WEEE sets a framework for treatment, labeling, recovery, and recycling of electronic products in the European Union which may require us to alter the manufacturing of the physical devices that include our solutions and/or require active steps to promote recycling of materials and components. In addition, similar legislation could be enacted in other jurisdictions, including in the United States. Many states in the United States have enacted state-level programs and requirements for recycling of certain electronic goods. In addition, climate change legislation in the United States is a significant topic of discussion and may generate federal or other regulatory responses in the near future. If we do not comply with environmental law and regulations, we may suffer a loss of revenue, be unable to sell in certain markets or countries, be subject to penalties and enforced fees, and/or suffer a competitive disadvantage. Customers may impose certain requirements or levels of compliance due to these regulations and programs that may increase our costs of doing business with such customers. Furthermore, the costs to comply with RoHS, WEEE and China RoHS, or with current and future environmental and worker health and safety laws may have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Industry

Our markets are highly competitive and subject to price erosion.

The markets for our system solutions and services are highly competitive, and we have been subject to price pressures. Competition from manufacturers, distributors, or providers of products similar to or competitive with our system solutions or services could result in price reductions, reduced margins, and a loss of market share or could render our solutions obsolete. For example, First Data Corporation, a leading provider of payments processing services, and our largest customer, has developed and continues to develop a series of proprietary electronic payment systems for the U.S. market. Internationally, we face significant downward pressures on prices in China, India and other regions where competition is increasingly fierce in the point-of-sale hardware market including aggressive pricing by some local competitors. Any decrease in our selling prices in order to compete in these markets will negatively impact our revenues, gross margins and results of operations.

We expect to continue to experience significant and increasing levels of competition in the future. We compete with suppliers of cash registers that provide built-in electronic payment capabilities and producers of software that facilitates electronic payment over the internet, as well as other manufacturers or distributors of electronic payment systems. We must also compete with smaller companies that have been able to develop strong local or regional customer bases. In certain foreign countries, some competitors are more established, benefit from greater name recognition and have greater resources within those countries than we do. Further, in certain international markets, such as Brazil, we may face competition from refurbished units which could result in reduced demand and pricing pressures.

We must adhere to industry and government regulations and standards and therefore sales will suffer if we cannot comply with them.

Our system solutions must meet industry standards imposed by payment systems standards setting organizations such as EMVCo LLC, credit card associations such as Visa, MasterCard, and other credit card associations and standard setting organizations such as PCI SSC, Intermec and the UK Cards Association and other local organizations. New standards are continually being adopted or proposed as a result of worldwide anti-fraud initiatives, the increasing need for system compatibility and technology developments such as wireless and wireline IP communication. Our solutions also must comply with government regulations, including those imposed by telecommunications authorities and independent standards groups worldwide regarding emissions, radiation, and connections with telecommunications and radio networks, as well as data privacy laws which regulate the collection, compilation, aggregation, sharing or use of consumer information. We cannot be sure that we will be able to design our solutions to comply with future standards or regulations on a timely basis, if at all. Compliance with these standards could increase the cost of developing or producing our solutions. New products designed to meet any new standards need to be introduced to the market and ordinarily need to be certified by the credit card associations and our customers before being purchased. The certification process is costly and time consuming and increases the amount of time it takes to sell our products. Moreover, certain uses of our products may subject us to additional regulations and licensing requirements. For example, use of our products in taxis requires additional licensing and may subject us to certain taxi business regulations. Our business, revenues and financial condition could be adversely affected if we cannot comply with new or existing industry standards, or obtain or retain necessary regulatory approval or certifications in a timely fashion, or if compliance results in increasing the cost of our products. Selling products that are non-compliant may result in fines against us or our customers, which we may be liable to pay. In addition, even if our products are designed to be compliant, compliance with certain security standards is determined based on the merchant’s or service provider’s network environment in which our systems are installed and, therefore, is dependent upon a number of additional factors such as proper installation of the components of the environment including our systems, compliance of software and system components provided by other vendors, implementation of compliant security processes and business practices and adherence to such processes and practices. Our business and financial condition could be adversely affected if we do not comply with new or existing industry standards and regulations, or obtain or retain necessary regulatory approval or certifications in a timely fashion, or if compliance results in increasing the cost of our products.

If we do not continually enhance our existing solutions and develop and market new solutions and enhancements, our net revenues and income will be adversely affected.

The market for electronic payment systems is characterized by:

•	rapid technological change;

•	frequent product introductions and enhancements;

•	evolving industry and government performance and security standards; and

•	changes in customer and end-user preferences or requirements.

Because of these factors, we must continually enhance our existing solutions and develop and market new solutions. These efforts require significant investment in research and development as well as increased costs of manufacturing and distributing our system solutions, and we may not necessarily be able to increase or maintain prices to account for these costs.

We cannot be sure that we will successfully complete the development and introduction of new solutions or enhancements or that our new solutions will be accepted in the marketplace. We may also fail to develop and deploy new solutions and enhancements on a timely basis. In either case, we may lose market share to our competitors, and our net revenues and results of operations could suffer.

Risks Related to Our Capital Structure

Our secured credit facility contains restrictive and financial covenants and, if we are unable to comply with these covenants, we will be in default. A default could result in the acceleration of our outstanding indebtedness, which would have an adverse effect on our business and stock price.

On October 31, 2006, our principal subsidiary, VeriFone, Inc., entered into a secured credit agreement consisting of a Term B Loan facility of $500.0 million and a revolving credit facility permitting borrowings of up to $40.0 million (the “Credit Facility”). The proceeds from the Term B loan were used to repay all outstanding amounts relating to an existing senior secured credit agreement, pay certain transaction costs, and partially fund the cash consideration in connection with the acquisition of Lipman on November 1, 2006. Through April 30, 2011, we had repaid an aggregate of $281.2 million, leaving a Term B Loan balance of $218.8 million at April 30, 2011. The Term B Loan matures October 31, 2013.

Our Credit Facility contains customary covenants that require our subsidiaries to maintain certain specified financial ratios and restrict their ability to make certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make capital expenditures above specified levels, engage in certain business combinations, or undertake various other corporate activities. Therefore, as a practical matter, these covenants restrict our ability to engage in or benefit from such activities. In addition, we have, in order to secure repayment of our Credit Facility, pledged substantially all of our assets and properties. This pledge may reduce our operating flexibility because it restricts our ability to dispose of these assets or engage in other transactions that may be beneficial to us.

If we are unable to comply with the covenants in our Credit Facility, we will be in default, which could result in the acceleration of our outstanding indebtedness. In addition, if our leverage exceeds a certain level set out in our Credit Facility, a portion of our excess cash flows must be used to pay down our outstanding debt. If acceleration occurs, we may not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance our debt. Further, the Term B loan matures October 31, 2013 and any refinancing of the Credit Facility or replacement financing is dependent upon the liquidity of the credit markets. The U.S. credit markets have contracted significantly and as a result we may not be able to obtain additional financing on acceptable terms, or at all. If we were to default in performance under the Credit Facility, we may pursue an amendment or waiver of the Credit Facility with our existing lenders, but there can be no assurance that the lenders would grant such an amendment or waiver and, in light of current credit market conditions, any such amendment or waiver requested is likely to be on terms, including additional fees, as well as increased interest rates and other more stringent terms and conditions that would be materially disadvantageous to us. For example, as a result of the delay in our financial reports for the 2007 fiscal year and the first two fiscal quarters of 2008, we were required to obtain amendments to our Credit Facility that resulted in an increase in the interest rate payable on our term loan and revolving commitments, as well as increases in the commitment fee for unused revolving commitments and letter of credit fees. We also paid the consenting lenders amendment fees in connection with the amendments. We expect that in light of recent market conditions any lender’s fees or other terms and conditions for a covenant waiver or amendment would be substantially more costly to us today than the cost we incurred for credit agreement amendments in 2008.

The conditions of the U.S. and international capital markets may adversely affect our ability to draw on our revolving credit facility as well as have an adverse effect on other financial transactions.

Lehman Commercial Paper, Inc. (“Lehman CP”) was a lender under our revolving credit facility with a commitment of $15 million out of the $40 million facility. As a result of Lehman CP’s filing of a voluntary Chapter 11 bankruptcy petition in October 2008, we reduced the revolving credit facility by its commitment.

In addition, the filing by Lehman Brothers of a voluntary Chapter 11 bankruptcy petition in September 2008 constituted an “event of default” under the note hedge transaction with Lehman Derivatives (which has also filed a voluntary Chapter 11 bankruptcy petition) and the related guaranty by Lehman Brothers, giving us the immediate right to terminate the note hedge transaction and entitling us to claim reimbursement for the loss incurred in terminating and closing out the transaction. To date we have not recovered any amounts or reimbursement related to the note hedge transactions with Lehman Derivatives and there can be no assurance we will ever receive any amounts, reimbursement or recovery related to the obligations of Lehman Derivatives and Lehman Brothers with respect to this note hedge transaction. Lehman Derivatives and Lehman Brothers’ ability to perform their obligations under the note hedge transactions is unclear. Because we have not replaced this hedge transaction, we are subject to potential dilution on the portion of our convertible notes that is intended to be covered by the hedge transaction with Lehman Derivatives upon conversion if on the date of conversion the per share market price of our common stock exceeds the conversion price of approximately $44.02 per share. For example, we experienced dilution of 0.8 million shares to diluted earnings per share for the fiscal quarter ended April 30, 2011 because the average price of our common stock during the period exceeded $44.02 per share. Further, if we decided to replace the hedge we could incur significant costs to do so.

If other financial institutions that have extended credit commitments to us or have entered into hedge, insurance or similar transactions with us are adversely affected by the conditions of the U.S. and international capital markets, they may become unable to fund borrowings under their credit commitments to us or otherwise fulfill their obligations under the relevant transactions, which could have a material and adverse impact on our financial condition and our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

Our indebtedness and debt service obligations under our Credit Facility may adversely affect our cash flow, cash position, and stock price.

Principal payments on the Term B Loan are due in equal quarterly installments of $1.25 million over the term of the loan with the remaining balance due October 31, 2013. We intend to fulfill our debt service obligations under our Credit Facility from existing cash, investments and operations. A substantial portion of our cash balances and cash generated from operations are held by our foreign subsidiaries. If we decide to distribute or use such cash and cash equivalents outside those foreign jurisdictions, including a distribution to the United States we may be subject to additional taxes or costs. In the future, if we are unable to generate or raise additional cash sufficient to meet our debt service obligations and need to use more of our existing cash than planned or to liquidate investments in order to fund these obligations, we may have to delay or curtail the development and/or the sales and marketing of new payment systems. The Term B Loan bears interest at 2.75% over the applicable LIBOR rate. As a result of the recent global recession and downturn in financial markets, LIBOR has declined significantly, which has resulted in a lower effective interest rate on our Term B Loan. LIBOR fluctuates based on economic and market factors that are beyond our control. Any significant increase in LIBOR would result in a significant increase in interest expense on our Term B Loan, which could negatively impact our net income and cash flows.

Our indebtedness could have significant additional negative consequences, including, without limitation:

•

requiring the dedication of a significant portion of our expected cash flow to service the indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures;

•	increasing our vulnerability to general adverse economic conditions;

•	limiting our ability to obtain additional financing; and

•	placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

Additionally, if we are required to refinance or raise additional cash to settle our existing indebtedness on or prior to its maturity, our ability to successfully achieve such objective is dependent on a number of factors, including but not limited to our business outlook, projected financial performance, general availability of corporate credit, and market demand for our securities offerings. We believe that in the event additional funding is required, we will be able to access the capital markets on terms and in amounts adequate to meet our objectives. However, given the possibility of changes in market conditions or other occurrences, we cannot assure that such funding will be available on terms favorable to us or at all.

Some provisions of our certificate of incorporation and bylaws may delay or prevent transactions that many stockholders may favor.

Some provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These provisions include:

•	authorization of the issuance of “blank check” preferred stock without the need for action by stockholders;

•	the amendment of our organizational documents only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote;

•	provision that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

•	inability of stockholders to call special meetings of stockholders, although stockholders are permitted to act by written consent; and

•	advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

Our share price has been volatile and we expect that the price of our common stock may continue to fluctuate substantially.

Our stock price has fluctuated substantially since our initial public offering in 2005, for example, due to the announcement of our restatement in December 2007 and during the recent turmoil in the worldwide financial markets. In addition to fluctuations related to VeriFone-specific factors, broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts;

•	uncertainty about current global economic conditions;

•	changes in the market valuations of other companies operating in our industry;

•	announcements by us or our competitors related to significant acquisitions, strategic partnerships or divestitures;

•	additions or departures of key personnel;

•	sales or purchases of our common stock, including sales or purchases of our common stock by our directors and officers or by our principal stockholders; and

•	our share price may also be affected by any issuance of our common stock in connection with any conversion of our 1.375% Senior Convertible Notes due 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of VeriFone and Hypercom after giving effect to the proposed merger between VeriFone and Hypercom and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed financial information. The pro forma condensed combined financial information also reflects the divestiture of Hypercom’s U.S. and Spain businesses, which are expected to be disposed of in connection with the merger.

VeriFone’s fiscal year ends on October 31 while Hypercom’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet data as of April 30, 2011 is based on the historical balance sheet of VeriFone as of April 30, 2011 and of Hypercom as of March 31, 2011 and has been prepared to reflect the merger as if it had occurred on April 30, 2011. The unaudited pro forma condensed combined statement of operations data for the year ended October 31, 2010 combines the results of operations of VeriFone for the year ended October 31, 2010 and of Hypercom for the year ended September 30, 2010, as though the merger had occurred on November 1, 2009, the first day of VeriFone’s 2010 fiscal year. The unaudited pro forma condensed combined statement of operations data for the six months ended April 30, 2011 combines the results of operations of VeriFone for the six months ended April 30, 2011 and of Hypercom for the six months ended March 31, 2011, as though the merger had occurred on November 1, 2009, the first day of VeriFone’s 2010 fiscal year.

The unaudited pro forma condensed combined financial information assumes that, at closing, (i) each outstanding share of Hypercom common stock will be converted into 0.23 shares of VeriFone common stock, (ii) each restricted stock award (“RSA”) will be vested and converted into 0.23 shares of VeriFone common stock and (iii) each Hypercom stock option will be converted into an option to purchase a number of shares of VeriFone common stock equal to the product of (x) the number of shares of Hypercom common stock subject to such option immediately prior to the effective time of the merger and (y) 0.23, at an exercise price equal to the exercise price for such option prior to the merger divided by 0.23.

The estimated number of shares of VeriFone common stock to be issued in the proposed merger is approximately 14 million shares based on Hypercom stock outstanding as of March 31, 2011, assuming that none of the 3,777,556 Hypercom stock options outstanding as of March 31, 2011 will be exercised prior to closing. Any stock option exercised prior to closing will increase the number of VeriFone stock issued by the product of 0.23 times the number of shares issued as a result of option exercises prior to the closing.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available, upon completion of the merger and finalization of the valuation of Hypercom’s assets and liabilities.

Certain reclassification adjustments to the pro forma financial information were made to the Hypercom pro forma financial information to conform to VeriFone’s financial statement presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with (i) VeriFone’s historical consolidated financial statements and related notes contained in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2010 and VeriFone’s unaudited consolidated financial statements contained in VeriFone’s Quarterly Reports on Form 10-Q for the period ended April 30, 2011, which are incorporated herein by reference, and (ii) Hypercom’s historical consolidated financial statements and related notes for the year ended December 31, 2010 and for the period ended March 31, 2011, which are included in this prospectus. See “Where You Can Find More Information” on page 42.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 30, 2011

(IN THOUSANDS)

			Adjustments
	VeriFone	Hypercom	Purchase Price Allocation (1)		Divestitures (2)	Pro forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$531,542	$47,400	$(68,915	)(G)	$—	$510,027
Accounts receivable, net of allowances	208,373	95,134	—		(11,446)	292,061
Current portion of net investment in sales-type leases	—	5,357	—		(1,648)	3,709
Inventories	106,411	46,649	13,623	(D)	(10,200)	156,483
Deferred tax assets, net	12,456	552	—		(407)	12,601
Prepaid expenses and other current assets	76,613	13,300	—		(211)	89,702
Assets held for sale	—	5,045	—		25,258	30,303

Total current assets	935,395	213,437	(55,292)		1,346	1,094,886
Property, plant, and equipment, net	46,289	23,076	—		(267)	69,098
Net investment in sales-type leases	—	7,450	—		(1,079)	6,371
Purchased intangible assets, net	39,105	43,736	196,264	(C)	—	279,105
Goodwill	177,076	24,013	579,598	(B)	—	780,687
Deferred tax assets, net	10,593	—	—		—	10,593
Debt issuance costs, net	3,921	—	—		—	3,921
Other assets	39,910	9,294	—		—	49,204

Total assets	$1,252,289	$321,006	$720,570		$0	$2,293,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,367	$47,888	$—		$(1,100)	$140,155
Income taxes payable	3,749	6,593	—		—	10,342
Accrued compensation	32,165	16,784	—		(1,684)	47,265
Accrued warranty	14,288	6,992	—		(740)	20,540
Deferred revenue, net	56,129	18,664	(4,787	)(E)	(2,940)	67,066
Other current liabilities	98,685	31,317	—		(1,861)	128,141
Liabilities held for sale	—	547	—		11,477	12,024
Current portion of long-term debt	5,207	—	—		—	5,207

Total current liabilities	303,590	128,785	(4,787)		3,152	430,740
Accrued warranty	2,094	—	—		—	2,094
Deferred revenue, net	26,103	—	—			26,103
Long-term debt, less current portion	473,259	63,049	(63,049	)(F)(G)	—	473,259
Deferred tax liabilities	66,561	12,819	67,881	(H)	—	147,261
Other long-term liabilities	47,626	14,494	—		(3,152)	58,968

Total Liabilities	919,233	219,147	45		—	1,138,425
Commitments and contingencies
Redeemable noncontrolling interest	884	—	—		—	884
Stockholders’ equity:
Preferred stock	—	—	—		—	—
Common stock	894	66	(66	)(A)	—	894
Additional paid-in-capital	815,800	286,552	535,832	(A)	—	1,638,184
Accumulated deficit	(494,229)	(142,845)	142,845	(A)	—	(494,229)
Treasury Stock	—	(23,123)	23,123	(A)	—	—
Accumulated other comprehensive loss	9,219	(18,791)	18,791	(A)	—	9,219

Total stockholders’ equity	331,684	101,859	720,525		—	1,154,068
Noncontrolling interests	488	—	—		—	488

Total equity	332,172	101,859	720,525		—	1,154,556

Total liabilities and equity	$1,252,289	$321,006	$720,570		$—	$2,293,865

The accompanying notes are an integral part of these pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED APRIL 30, 2011

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Adjustments
	VeriFone	Hypercom	Divestitures (2)	Combined Adjustments (3)		Pro forma Combined
Net revenues:
System Solutions	$461,041	$200,402	$(32,487)	$—		$628,956
Services	115,170	59,559	(5,476)	—		169,253

Total net revenues	576,211	259,961	(37,963)	—		798,209
Cost of net revenues:
System Solutions	277,736	133,536	(20,426)	4,521	(I)	395,367
Services	64,399	43,704	(2,955)	—		105,148

Total cost of net revenues	342,135	177,240	(23,381)	4,521		500,515

Gross profit	234,076	82,721	(14,582)	(4,521)		297,694
Operating expenses:
Research and development	47,044	25,929	(2,168)	—		70,805
Selling, general and administrative	110,502	49,571	(6,867)	—		153,206
Amortization of purchased intangible assets	3,981	2,671	—	8,580	(I)	15,232
Total operating expenses	161,527	78,171	(9,035)	8,580		293,243

Operating income	72,549	4,550	(5,547)	(13,101)		58,451
Interest expense	(15,035)	(6,554)	—	6,359	(J)	(15,230)
Interest income	570	315	—	—		885
Other income, net	(223)	1,918	—	—		1,695

Income before income taxes	57,861	229	(5,547)	(6,742)		45,801
Provision for (Benefit from) income taxes	630	629	—	(1,348	)(M)	(89)

Net income (loss)	$57,231	$(400)	$(5,547)	$(5,394)		$45,890

Net income per share:
Basic	$0.65	$(0.01)				$0.45
Diluted	$0.62	$(0.01)				$0.43
Weighted average number of shares used in computing net income per share:
Basic	87,744	54,909	—	(40,536	)(N)	102,117
Diluted	92,368	54,909	—	(39,667	)(N)	107,610

The accompanying notes are an integral part of these pro forma combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 31, 2010

(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Adjustments
	VeriFone	Hypercom	Divestitures of Operations (2)	Combined Adjustments (3)		Pro forma Combined
Net revenues:
System Solutions	$828,949	$344,537	$(72,297)	$—		$1,101,189
Services	172,588	100,614	(9,306)	—		263,896

Total net revenues	1,001,537	445,151	(81,603)	—		1,365,085
Cost of net revenues:
System Solutions	530,821	227,144	(44,045)	8,087	(I)	722,007
Services	100,404	74,269	(4,487)	—		170,186

Total cost of net revenues	631,225	301,413	(48,532)	8,087		892,193

Gross profit	370,312	143,738	(33,071)	(8,087)		472,892
Operating expenses:
Research and development	74,227	46,249	(3,867)	—		116,609
Selling, general and administrative	179,037	76,929	(11,709)	—		244,257
Amortization of purchased intangible assets	14,624	5,730	—	16,770	(I)	37,124
Gain on sale of real property	—	(1,515)	—	—		(1,515)

Total operating expenses	267,888	127,393	(15,576)	16,770		396,475

Operating income	102,424	16,345	(17,495)	(24,857)		76,417
Interest expense	(28,344)	(12,333)	—	11,818	(J)	(28,859)
Interest income	1,278	393	—	—		1,671
Other income, net	2,887	17	—	—		2,904

Income before income taxes	78,245	4,422	(17,495)	(13,039)		52,133
Benefit from income taxes	(20,582)	(391)	—	(2,608	)(M)	(23,581)

Net income	$98,827	$4,813	$(17,495)	$(10,431)		$75,714

Net income per share:
Basic	$1.16	$0.09				$0.76
Diluted	$1.13	$0.09				$0.73
Weighted average number of shares used in computing net income per share:
Basic	85,203	53,787	—	(39,414	)(N)	99,576
Diluted	87,785	54,768	—	(39,526	)(N)	103,027

The accompanying notes are an integral part of these pro forma combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation

On November 17, 2010, VeriFone and Hypercom entered into a definitive merger agreement that will result in Hypercom becoming a wholly owned subsidiary of VeriFone. The transaction is subject to a number of conditions.

The unaudited pro forma condensed combined financial information reflects the effects of VeriFone acquiring Hypercom for an aggregate preliminary estimated consideration of $891 million as calculated below (in millions):

Value of common stock to be issued by VeriFone for Hypercom common stock	$788
Estimated fair value of Hypercom’s debt that needs to be repaid at closing	69
Value of stock options to be issued by VeriFone for Hypercom stock options	34

Total	$891

The preliminary estimated consideration was calculated with the following significant assumptions:

1)	Hypercom will have 62,491,118 shares of common stock outstanding at the closing of the merger consistent with the number of Hypercom shares outstanding as of March 31, 2011.

2)	The fair value of VeriFone common stock at closing will be $54.82, which was VeriFone’s closing common stock price on April 30, 2011, the balance sheet date.

3)	The merger agreement between VeriFone and Hypercom did not require the repayment of Hypercom’s debt balance at closing, however, the debt agreement classifies the merger as a default event and requires the immediate repayment of the debt. Therefore, VeriFone has included the repayment of debt in the purchase price and has assumed that the principal debt balance outstanding at closing is the same as the balance outstanding as of March 31, 2011.

4)	Hypercom will have 1,087,355 RSAs outstanding at the closing of the merger consistent with the number of Hypercom RSAs outstanding as of March 31, 2011.

5)	Hypercom has change in control clauses in its stock option plans that allow for the full acceleration of vesting of all Hypercom employee stock awards at closing.

6)	Hypercom will have 3,777,556 stock options outstanding at the closing of the merger consistent with the number of Hypercom’s stock options outstanding as of March 31, 2011. VeriFone used the weighted average exercise price of $4.67 and a weighted average term of 7.26 years for all the outstanding stock options consistent with the weighted average exercise price and weighted average term of Hypercom’s stock options that were outstanding as of March 31, 2011. The Hypercom stock options will be converted into 868,838 VeriFone stock options with an average strike price of $20.30 and an average term of 7.26 years. VeriFone used the Black Scholes valuation model to calculate the fair value of the VeriFone stock options. The fair value of each option was estimated at $39.66. The major assumptions VeriFone used were as follows:

•	expected term of 2.76 years;

•	volatility of 78.11% which was based on VeriFone’s historic stock volatility over the past 2.76 years;

•	strike price of $20.30; and

•	market price of $54.82.

7)	VeriFone has assumed that there was no incremental fair value to Hypercom option holders on the exchange given the current terms and all the options will be fully vested at the time of the close of the transaction due to Hypercom’s initiated change in control clauses. As a result, the full amount of the fair value of the options will be assigned to the purchase consideration.

The final purchase consideration at closing is expected to change due to expected changes in the market price of VeriFone’s common stock. In addition, the exact number of employee stock awards outstanding will change due to exercises and cancellations as a result of Hypercom staff turnover which may occur before the transaction is closed.

The merger will be accounted for as a business combination using the acquisition method of accounting and, accordingly, will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the consummation of the merger, will be revised as additional information becomes available, upon consummation of the merger and finalization of the valuation of Hypercom’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, net tangible assets and in-process research and development of Hypercom existing as of the closing date of the merger.

The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The unaudited pro forma condensed combined financial information is not intended to represent what VeriFone’s financial position or results of operations would actually have been if the merger had occurred on those dates. Since VeriFone and Hypercom were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Management of VeriFone is in the process of assessing the costs associated with integration.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the Hypercom purchase price is based on VeriFone’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Hypercom as of March 31, 2011. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the acquisition and will be completed after the acquisition is consummated. Such final determination of the purchase price allocation may be different than the preliminary used in these pro forma condensed combined financial statements.

The estimated purchase price of Hypercom (as calculated in the manner described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis (in thousands):

Net assets of Hypercom as of March 31, 2011	$101,859
Add: Debt to be repaid at closing	68,915

Adjusted net assets of Hypercom at closing	170,774
Acquisition method adjustments:
Less: existing intangible assets, net	(43,736)
Add: estimated developed technology intangible asset	60,000
Add: estimated customer relationships intangible asset	150,000
Add: estimated trademarks and trade names intangible asset	30,000
Less: existing goodwill	(24,013)
Add: estimated goodwill	603,611
Add: mark up inventory to estimated fair value	13,623
Add: reduce deferred revenue to estimated fair value	4,787
Less: deferred tax liability assigned to acquired intangibles	(67,881)
Less: discounts on warrants netted with long-term debt	(5,866)

Total estimated purchase price	$891,299

Other considerations in the preliminary allocation of the estimated purchase price of Hypercom include the following:

1)	Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to VeriFone. If there were any synergies unique to VeriFone, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	The preliminary valuation relies on publicly available information and general statistics from prior acquisitions within our industry;

3)	Accounts receivable book value approximates fair value;

4)	The effective interest rate of the net investment in sales-type leases was assumed to approximate current market interest rate and therefore no fair value adjustments were required;

5)	Operating leases for facilities on average are assumed to be at market prices;

6)	The property, plant and equipment’s current carrying value approximates the fair value of the assets;

7)	The location of the intangibles determines the tax rate used to determine the deferred tax liabilities. VeriFone assumed that the developed technology and trademarks and trade name will be located in the United States and the customer relationships intangibles will be in locations where Hypercom generates their revenues; and

8)	Carrying value of debt is assumed to approximate fair value.

(2) Divestitures of Certain Operations - Anticipated Dispositions of Certain Operations to Address Potential Competitive Concerns

To address potential competitive concerns, VeriFone and Hypercom have agreed to sell or otherwise dispose of, businesses or assets that, subject to certain exceptions, in the aggregate produced aggregate gross revenues in an amount which did not exceed $124 million for VeriFone or Hypercom during the 2009 fiscal year.

VeriFone has made general assumptions as to the scope of Hypercom’s businesses that will be included in the sale; however, the actual assets to be sold will depend on negotiations with any buyer and regulatory authorities and may be materially different.

The divestitures of the US and Spain operations are reflected in the unaudited pro forma condensed balance sheet as an adjustment that classifies those assets and liabilities that VeriFone and Hypercom intend to divest as “Assets held for sale” and “Liabilities held for sale”. No pro forma adjustments have been made to reflect any anticipated gain or loss from the dispositions of these operations because the method of disposition and sales proceeds are under negotiations, but any such effect could be material with respect to earnings in any given period. However, it is not expected that the dispositions will materially affect the combined company’s financial position or negatively affect the combined company’s liquidity.

The unaudited pro forma condensed combined statements of income for the fiscal year ended October 31, 2010 and six months ended April 30, 2011 include adjustments to eliminate Hypercom’s operating results attributable to the divestitures of the US and Spain operations. Additionally, no pro forma adjustments have been made to reflect any earnings benefits from the reinvestment of any proceeds which might be recovered, or the reduction of debt which may arise as a consequence of the dispositions.

(3) Pro Forma Combined Adjustments

The following pro forma combined adjustments have been reflected in the unaudited pro forma condensed combined financial information. These adjustments give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company.

All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation at the merger closing date.

VeriFone and Hypercom’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. Based on VeriFone’s preliminary assessment, the accounting policies of VeriFone and Hypercom are substantially comparable. Thus, no accounting policy conformance adjustments have been made to the unaudited pro forma condensed combined financial information at this time. However, conforming adjustments may be made subject to our final assessment of the accounting policies of Hypercom after closing.

Balance Sheet Adjustments

(A) To reflect the fair value of the common shares, stock options and restricted stock awards issued to Hypercom stockholders and employees by VeriFone as consideration to acquire Hypercom of $822 million and the elimination of Hypercom’s stockholders’ equity balances.

(B) To reflect the establishment of goodwill of $604 million, estimated as a result of the preliminary purchase price allocation described in Note (1). This adjustment also includes the elimination of the carrying value of Hypercom’s existing goodwill that has been adjusted to fair value in the purchase price allocation process.

(C) To reflect the preliminary estimates of fair value of the identifiable intangible assets of Hypercom which were estimated based on preliminary fair value review and benchmarked against recent comparable acquisitions of related industries. These allocations may materially change once a final appraisal is performed and the assets to be divested are finally determined. The estimated useful life of the developed technology, customer relationships and trademarks and trade names were assumed to be 6 years, 8 years and 8 years, respectively. This adjustment also includes the elimination of the carrying value of Hypercom’s existing intangible assets that has been adjusted to fair value in the purchase price allocation process.

Increase (Decrease) (in thousands)
Establish developed technology asset	$60,000
Establish customer relationships asset	150,000
Establish trademarks and trade name	30,000
Elimination of intangible assets from prior Hypercom acquisitions	(43,736)

Net pro forma combined adjustment	$196,264

(D) To increase inventory to estimated fair value. The estimated fair value is calculated using the estimated selling price less a reasonable margin.

(E) To reflect a decrease in deferred revenue as required by acquisition accounting. The estimated fair value represents the cost to provide services under contractual obligations plus a reasonable margin.

(F) To eliminate the remaining value of $5.9 million assigned to the 10.5 million warrants that were issued by Hypercom in connection with issuing debt. The fair value of the warrants was recorded as debt issuance costs and resulted in an unamortized discount to the debt. In purchase accounting, the debt discount has been eliminated and the debt is recorded at its estimated fair value. For purposes of the condensed combined pro forma financial information it has been assumed that the carrying value of the Hypercom debt approximates fair value.

(G) To reflect the extinguishment of Hypercom’s $68.9 million outstanding debt. The merger agreement does not require the repayment of debt. However, Hypercom’s credit agreement defines a change of control event as an event of default which requires immediate repayment of the debt; therefore VeriFone has assumed the repayment of the debt in full at closing.

(H) Adjustment to reflect the expected deferred tax liability for the intangible assets. VeriFone has assumed the developed technology and trademarks and trade name will use its U.S. tax rate of 38% and for the customer relationship intangible asset a foreign tax rate of 31%.

Statement of Operations Adjustments

(I) To reflect amortization expense associated with the developed technology, customer relationships and trademarks and trade names in Note (C) above assuming an estimated life of 6 years, 8 years and 8 years, respectively. These expenses are offset by the elimination of the amortization expense associated with Hypercom’s acquisitions.

	Year Ended October 31, 2010 (in thousands)	Six Months Ended April 30, 2011 (in thousands)
Amortization of developed technology	$10,000	$5,000
Amortization of customer relationships	18,750	9,375
Amortization of trademarks and trade names	3,750	1,875
Hypercom acquisitions	(7,643)	(3,149)

	$24,857	$13,101

Amortized to cost of net revenues – system solutions	$8,087	$4,521

Amortized to operating expenses	$16,770	$8,580

(J) To eliminate the amortization of the deferred warrant costs to interest expense associated with the warrants described in Note (F) above and interest expense associated with the loan as described in Note (G). The effect was $3.0 million and $3.4 million, respectively, for the six months ended April 30, 2011 and $4.9 million and $6.9 million, respectively, for the fiscal year ended October 31, 2010.

(K) In relation to the inventory and deferred revenue fair value adjustments described above in Note (D) and Note (E), the items represent one-time adjustments directly attributed to the merger that will not have recurring significant ongoing impact in excess of one year. Therefore, the impact on gross margins due to the write-up of inventory and the reduction in revenues due to the fair value adjustment made to deferred revenue are not reflected in the unaudited pro forma condensed combined statement of operations.

(L) Treatment of stock-based compensation expense: Although all of the employee awards of Hypercom will be fully vested, VeriFone did not reflect pro-forma adjustments to reduce the stock-based compensation expense recorded by Hypercom because VeriFone will grant new options to Hypercom’s employees in the ordinary course of business that will result in the future stock-based compensation expense for the Hypercom employees.

(M) To reflect the tax effects of adjustments using an estimated effective income tax rate of 20% for the six months ended April 30, 2011 and the fiscal year ended October 31, 2010.

(N) To reflect (i) the elimination of Hypercom’s basic and diluted shares outstanding, net of (ii) the assumed issuance of VeriFone common stock as a result of the transaction calculated by multiplying 62,491,118 of Hypercom common stock outstanding as of March 31, 2011 by the 0.23 exchange ratio and (iii) full dilution from the new VeriFone stock options issued in exchange for Hypercom stock options. The exercise price of all stock options was below the market price of the underlying VeriFone common stock as of April 20, 2011.

(O) The unaudited pro forma condensed combined financial information has not been adjusted for merger costs expected to be incurred by VeriFone as these costs are directly attributed to the merger and will not have a continuing impact in excess of one year. These merger costs are not readily predictable but are anticipated to be significant.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by selling stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of common stock that we issued to them pursuant to a Share Purchase Agreement, dated as of May 24, 2011, by and among VeriFone Singapore Pte. Limited, BCX, the Fairway Trust, the Greg Leal Trust and DEC. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the share purchase agreement we entered into with the selling stockholders. Based on representations made to us by the selling stockholders, we believe that the selling stockholders purchased the shares in the ordinary course of business and that at the time of the purchase of the shares, such selling stockholders had no agreements or understandings, directly or indirectly with any person to distribute such securities. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares that such selling stockholders acquired under the share purchase agreement. Except as described in footnote (2) below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders and reflects holdings on or prior to June 30, 2011. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, the term “selling stockholder” includes those selling stockholders identified below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other transfer not involving a sale. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The column “Shares of Common Stock Beneficially Owned After Offering” assumes that the selling stockholders sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all, some or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned by each selling stockholder prior to the offering is based on 89,354,978 shares of our common stock actually outstanding as of May 31, 2011.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering
Stockholder	Number	Percent		Number	Percent
Business Connexion Group Limited (1)	893,576	1.0%	893,576	0	*
The trustees for the time being of the Fairway Trust (2)	122,648	*	122,648	0	*
The trustees for the time being of the Greg Leal Trust (3)	122,648	*	122,648	0	*

(1)	Anthony Ruiters, Benjamin Mophatlane, Felleng Sekha, Jenitha John, John Poluta, Mamoroke Lehobye, Nkenke Kekana, Vanessa Olver and Dean Sparrow are directors of Business Connexion Group Limited and share voting and dispositive power with respect to shares held by Business Connexion Group Limited.
(2)	Jennifer Wendy Walters, Llewellyn Walters and Mark Jurgens are the trustees of the Fairway Trust and share voting and dispositive power with respect to shares held by the Fairway Trust. Llewellyn Walters is a former employee of VeriFone and previously served as Chief Executive Officer of DEC, a distributor of VeriFone products in South Africa.

(3)	Gregory Robin Leal, Christopher Rowan Leal and Rowan Andrew Leal are the trustees of the Greg Leal Trust and share voting and dispositive power with respect to shares held by the Greg Leal Trust. Gregory Robin Leal previously served as Chief Technical Officer of DEC.
*	Represents less than 1% of the total outstanding common stock based on 89,354,978 shares outstanding as of May 31, 2011.

To the extent that any of the selling stockholders identified above are broker-dealers, they are deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

To the extent that we determine that such entities did not acquire their shares in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling stockholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

We are registering 1,138,872 shares of common stock under this prospectus on behalf of the selling stockholders and their successors, which term includes their transferees, pledgees or donees or other successors in interest. Except as described below, to our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.

The selling stockholders may decide not to sell any shares. The selling stockholders may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be an underwriter, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the New York Stock Exchange, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at then prevailing market prices at the time of sale, at prices related to prevailing market prices, at fixed prices, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	on any national securities exchange on which our common stock may be listed at the time of sale, including the New York Stock Exchange;

•	an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The aggregate proceeds to the selling stockholders from the sale of the shares of common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

A selling stockholder may decide not to sell any shares of common stock described in this prospectus. We cannot provide assurance that any selling stockholder will use this prospectus to sell any or all of its shares of common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the New York Stock Exchange, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed, disclosing:

•	the name of the selling stockholders;

•	the names of any participating broker-dealers, agents or underwriters;

•	the number of shares involved;

•	the respective purchase prices and public offering prices at which such shares are to be sold and other material terms of the offering;

•	any commission or other items constituting compensation paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, fees of counsel for the selling stockholders incurred in the preparation of the registration statement of which this prospectus forms a part, transfer taxes and certain other expenses associated with the sale of securities.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock offered by this prospectus is being passed upon by Albert Y. Liu, Senior Vice President and General Counsel of VeriFone. As of the date of this prospectus, Mr. Liu beneficially owns 20,313 shares of our common stock including options exercisable within sixty (60) days of the date of the registration statement.

EXPERTS

The consolidated financial statements of VeriFone Systems, Inc., appearing in VeriFone Systems, Inc.’s Annual Report (Form 10-K) for the year ended October 31, 2010, and the effectiveness of VeriFone Systems, Inc.’s internal control over financial reporting as of October 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and VeriFone Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hypercom Corporation as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

VeriFone files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that VeriFone has filed with the SEC at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

VeriFone’s SEC filings are also available for free to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, VeriFone’s SEC filings are also available for free to the public on VeriFone’s website, www.verifone.com. Information contained on VeriFone’s website is not incorporated by reference into this prospectus, and you should not consider information contained on this website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

VeriFone incorporates by reference into this prospectus the documents listed below, and any filings VeriFone makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering is completed shall be deemed to be incorporated by reference into this prospectus and is considered part of this prospectus from the date VeriFone files that document. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus.

SEC Filings

Commission file number 1-32465	Period
Annual Report on Form 10-K	Year Ended October 31, 2010 (filed on December 21, 2010)

Quarterly Report on Form 10-Q	Quarter ended January 31, 2011 (filed on March 11, 2011) and Quarter ended April 30, 2011 (filed on June 8, 2011)

Current Report on Form 8-K	Filed on November 19, 2010, March 8, 2011 and May 19, 2011

The description of VeriFone common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

You can obtain a copy of any document incorporated by reference into this prospectus except for the exhibits to those documents from VeriFone. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from VeriFone without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from VeriFone at the following address and telephone number:

VeriFone Systems, Inc.

2099 Gateway Place, Suite 600

San Jose, California 95110

Attention: Investor Relations

ir@verifone.com

Telephone: (408) 232-7979

FINANCIAL STATEMENTS OF HYPERCOM CORPORATION

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
Amounts in thousands, except share and per share data	2011	2010
Net revenue:
Products	$91,229	$74,119
Services	28,061	24,636

Total net revenue	119,290	98,755

Costs of revenue:
Products	63,858	46,684
Services	20,518	16,647
Amortization of purchased intangible assets	243	704

Total costs of revenue	84,619	64,035

Gross profit	34,671	34,720

Operating expenses:
Research and development	12,703	12,112
Selling, general and administrative	23,753	18,299
Amortization of purchased intangible assets	1,315	1,540
Gain on sale of assets	—	(674)

Total operating expenses	37,771	31,277

Income (loss) from operations	(3,100)	3,443
Interest income	282	196
Interest expense	(3,013)	(2,786)
Foreign currency gain (loss)	1,185	(545)
Other income (expense)	1	(13)

Income (loss) before income taxes and discontinued operations	(4,645)	295
Benefit (provision) for income taxes	1,464	(18)

Income (loss) before discontinued operations	(3,181)	277
Income (loss) from discontinued operations	(266)	98

Net income (loss)	$(3,447)	$375

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$(0.06)	$0.01
Income (loss) from discontinued operations	—	—

Basic and diluted income (loss) per share	$(0.06)	$0.01

Shares used in computing income (loss) per common share:
Basic	55,484,786	53,696,317

Diluted	55,484,786	54,853,276

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Amounts in thousands, except share and per share data	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$47,400	$56,946
Accounts receivable, net of allowance for doubtful accounts of $4,384 and $4,024, respectively	95,134	100,104
Current portion of net investment in sales-type leases	5,357	4,883
Inventories	46,649	43,987
Prepaid expenses and other current assets	7,480	6,577
Deferred income taxes	552	318
Prepaid taxes	5,820	4,036
Current portion of assets held for sale	5,045	5,778

Total current assets	213,437	222,629
Property, plant and equipment, net	23,076	23,765
Net investment in sales-type leases	7,450	7,226
Intangible assets, net	43,736	42,368
Goodwill	24,013	22,601
Other long-term assets	9,294	8,351

Total assets	$321,006	$326,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,888	$63,750
Accrued payroll and related expenses	16,784	14,819
Accrued sales and other taxes	4,969	5,761
Product warranty liabilities	6,992	5,946
Restructuring liabilities	974	2,082
Accrued other liabilities	25,374	23,525
Deferred revenue	18,664	19,066
Income taxes payable	6,593	6,986
Current portion of liabilities held for sale	547	1,140

Total current liabilities	128,785	143,075
Deferred tax liabilities	12,819	12,544
Long term debt, net of discount	63,049	60,133
Other liabilities	14,494	14,130

Total liabilities	219,147	229,882
Commitments and contingencies (see note 13)
Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 62,491,118 and 56,048,865 shares outstanding at March 31, 2011 and December 31, 2010, respectively	66	59
Additional paid-in capital	286,552	282,832
Accumulated deficit	(142,845)	(139,398)
Treasury stock, 3,219,583 and 3,196,353 shares (at cost) at March 31, 2011 and December 31, 2010, respectively	(23,123)	(22,911)
Accumulated other comprehensive loss	(18,791)	(23,524)

Total stockholders’ equity	101,859	97,058

Total liabilities and stockholders’ equity	$321,006	$326,940

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
Amounts in thousands	2011	2010
Cash flows from operating activities:
Net income (loss)	$(3,447)	$375
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,496	2,621
Amortization of purchased intangibles	1,558	2,244
Interest conversion to debt	1,682	1,708
Amortization of debt issuance costs	32	32
Amortization of discount on notes payable	1,234	967
Provision for doubtful accounts	219	55
Provision for excess and obsolete inventory	778	682
Provision for warranty and other product charges	1,679	895
Foreign currency (gains) losses	(452)	629
Gain on sale of assets	—	(674)
Non-cash stock-based compensation	1,152	311
Other non-cash charges	220	16
Deferred income tax provision (benefit)	41	(432)
Changes in operating assets and liabilities, net	(17,118)	(15,384)

Net cash used in operating activities	(9,926)	(5,955)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,873)	(1,264)
Proceeds from the sale of assets	—	1,000
Cash paid for acquisitions, net of cash acquired	—	(1,030)
Software development costs capitalized	(680)	(10)

Net cash used in investing activities	(3,553)	(1,304)

Cash flows from financing activities:
Purchase of treasury stock	(212)	—
Proceeds from issuance of common stock	2,581	86

Net cash provided by financing activities	2,369	86
Effect of exchange rate changes on cash and cash equivalents	1,471	(1,239)

Net decrease in cash from continuing operations	(9,639)	(8,412)
Net cash provided by operating activities of discontinued operations	93	79
Cash and cash equivalents, beginning of the period	56,946	55,041

Cash and cash equivalents, end of the period	$47,400	$46,708

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2011

(Unaudited)

1. Basis of Presentation

The consolidated financial statements include the accounts of Hypercom Corporation and its wholly-owned subsidiaries (“Hypercom”, the “Company”, “we”, “us”, “our”, or “our business”). The Company owns 100% of the outstanding stock of all of its subsidiaries. All of the Company’s subsidiaries are included in the consolidated financial statements and all significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying interim consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), consistent in all material respects with those applied in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The financial information is unaudited but reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from which the December 31, 2010 balance sheet amounts herein were derived.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Impact of Recently Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010, modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company adopted this guidance on January 1, 2011, and is applying it prospectively for new or materially modified arrangements. The adoption did not have a material impact on the Company’s results of operations or financial condition.

The Company’s significant accounting policies as reported in its Annual Report on Form 10-K for the year ended December 31, 2010 were amended in the first quarter of 2011 upon the adoption of the new revenue recognition accounting pronouncements discussed above. While the adoption of the new accounting pronouncements had no material impact on the Company’s Consolidated Financial Statements for the first quarter of 2011, the Company’s previously disclosed revenue recognition policy related to multiple-element arrangements and software was updated and is presented below, as revised:

Hypercom enters into multiple-element arrangements, including hardware, software, professional consulting services and maintenance support services with its customers. For arrangements involving multiple deliverables, the Company evaluates and separates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) the delivered item has value to the customer on a stand-alone basis; and (b) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in the control of the Company.

At the inception of an agreement, the Company allocates the arrangement consideration to each deliverable qualifying as a separate unit of accounting in an arrangement based on the Company’s relative selling prices for each of the deliverables. The Company determines the selling price using VSOE (“Vendor Specific Objective Evidence”), if it exists, and otherwise Third Party Evidence (“TPE”). If neither VSOE nor TPE exists for a unit of accounting, the Company uses the Estimated Selling Price (“ESP”). Revenue is recognized based on the relative sales price of the delivered elements, limited to the amount of consideration received at the time of delivery given the majority of the Company multiple element arrangements contain future deliverables for which future payment is contingent upon the delivery of additional items or meeting other specified performance conditions both of which are outside the Company’s control.

VSOE is generally limited to the price charged when the same or similar product or service is sold separately or, if applicable, the stated substantive renewal rate in the agreement. The Company defines VSOE as substantial standalone transactions that are priced within a narrow range. TPE is determined based on the prices charged by the Company’s competitors for a similar deliverable when sold separately to similarly situated customers. When the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP when allocating the arrangement consideration. The objective of ESP is to determine the price at which the Company would enter into a transaction with the customer if the products or services were to be sold by the Company on a standalone basis. The Company determines ESP for deliverables in future agreements based on the specific facts and circumstances of the arrangement. Selling prices are analyzed if a significant change in the Company’s business necessitates a more timely analysis or if the Company experiences significant variances in the Company’s selling prices or cost to produce and deliver the Company’s products and services.

For multiple element arrangements entered into prior to January 1, 2011, the Company has not applied the new guidance and in such arrangements, if the Company has the requisite evidence of selling price for the undelivered elements but not for the delivered elements, the Company applied the residual method to allocate arrangement consideration. For arrangements involving a lease, revenues under these arrangements continue to be allocated considering the relative selling price of the lease and non-lease deliverables included in the bundled arrangement, based upon the estimated selling price of each element.

2. Merger Agreement with VeriFone

On November 17, 2010, the Company entered into a definitive merger agreement with VeriFone Systems, Inc. (“VeriFone”), and Honey Acquisition Co, Inc., a direct wholly-owned subsidiary of VeriFone (“Merger Sub”), under which Hypercom will be merged with and into Merger Sub, with Hypercom continuing after the merger as the surviving corporation and a wholly-owned subsidiary of VeriFone, in an all-stock transaction (the “Merger”). The Merger was approved by the Company’s stockholders on February 24, 2011 and is anticipated to close in the second half of 2011, subject to the satisfaction of applicable regulatory approvals and other customary closing conditions. Upon the consummation of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.23 of a share of VeriFone common stock.

In connection with the Merger, on April 1, 2011, Hypercom entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with VeriFone and Ingenico S.A. (“Ingenico”), pursuant to which Hypercom will sell to Ingenico, or one or more of its subsidiaries, certain assets and liabilities of Hypercom’s U.S. payment terminal business, including the equity interests in Hypercom’s subsidiary, Netset Americas Centro Servicio, S. de R.L. de C.V. (the “U.S. Divestiture”).

As consideration for the U.S. Divestiture, Ingenico will pay Hypercom a purchase price of $54 million in cash, subject to certain adjustments pursuant to the terms of the Purchase Agreement. The U.S. Divestiture has been approved by the boards of directors of Hypercom and Ingenico and is not subject to stockholder approval. The U.S. Divestiture is subject to certain closing conditions and the Purchase Agreement contains certain termination rights for both Hypercom and Ingenico. The U.S. Divestiture is contingent upon and will occur immediately prior to the Merger.

3. Intangible Assets and Goodwill

Intangible assets consisted of the following at March 31, 2011 and December 31, 2010 (dollars in thousands):

	March 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Capitalized software	$7,907	$(2,594)	$5,313	$7,159	$(2,626)	$4,533
Customer and supplier relationships	55,578	(19,662)	35,916	52,386	(17,114)	35,272
Unpatented technology	3,017	(3,017)	—	2,840	(2,840)	—
Trademarks, trade names	3,608	(1,877)	1,731	3,527	(1,776)	1,751
Service know-how	1,330	(554)	776	1,330	(521)	809
Other	149	(149)	—	149	(146)	3

	$71,589	$(27,853)	$43,736	$67,391	$(25,023)	$42,368

The Company capitalizes certain internal and external expenses related to the development of computer software used in products the Company sells. Costs incurred prior to the establishment of technological feasibility are charged to research and development (“R&D”) expense. The increase in capitalized software is primarily related to the Company’s next generation of network equipment products.

Amortization expense related to intangible assets used in continuing operations was $1.6 million and $2.5 million for the three months ended March 31, 2011 and 2010, respectively. Based on the intangible assets recorded at March 31, 2011 and assuming no subsequent impairment of the underlying assets or changes in foreign currency rates, the annual amortization expense for each period is expected to be as follows: $5.4 million for the remainder of 2011, $7.3 million for 2012, $6.4 million for 2013, $6.4 million for 2014, $6.2 million for 2015.

Activity related to goodwill consisted of the following for the three-month period ended March 31, 2011 (dollars in thousands):

Balance at beginning of the year	$22,601
Currency translation adjustment	1,412

Balance, end of period	$24,013

4. Restructuring and Other Charges

2010 Restructuring

The Company has incurred employee severance and related charges in 2011 as a result of the following restructuring initiatives that commenced in 2010:

•	Reorganization of the Company’s service businesses in Australia and Brazil;

•	Reorganization of the Company’s operations in Asia-Pacific; and

•	Reorganization of the Company’s management team in its offices in Arizona, Mexico and the Caribbean.

The Company incurred charges of $0.1 million for the three months ended March 31, 2011 which were recorded in operating expenses and included in the Americas segment related to a management reorganization of the Company’s North America operation and is included in restructuring liabilities in the Company’s consolidated balance sheets as of March 31, 2011.

The following table summarizes these charges and activities during the three months ended March 31, 2011 (dollars in thousands):

	Balance at December 31, 2010	Additions	Cash Payments	Balance at March 31, 2011
Severance and other termination benefits	$1,553	$119	$(975)	$697

The Company expects to pay the remaining amounts accrued in 2011. The amounts recorded and the additional restructuring charges the Company expects to incur are subject to change based on the negotiation of severance with employees and related work groups.

Thales e-Transactions Restructuring

On April 1, 2008, the Company completed the acquisition of Thales e-Transactions (“TeT”) and began formulating a restructuring plan. At the acquisition date, the Company accrued into the purchase price allocation restructuring costs related to reduction in workforce and future facilities lease obligations of approximately $9.1 million as part of its restructuring plan.

Activities related to the TeT acquisition restructuring plan are as follows (dollars in thousands):

	Balance at December 31, 2010	Additions	Cash Payments	Balance at March 31, 2011
Severance and other termination benefits	$529	$—	$(252)	$277

The Company expects the remaining amounts accrued to be paid in 2011. The restructuring plan and the amounts recorded are subject to change based on the negotiation of severance and other workforce reduction plans with employees and related work groups. Accordingly, additional restructuring expenses may be incurred and recorded as an expense in the period of the estimated change in amounts to be paid. Any decrease in the estimated restructuring amounts to be paid will be recorded as a reduction of goodwill and any associated deferred tax accounts.

5. Assets Held for Sale

European Lease and Services Operations

In the fourth quarter of 2009, the Company decided to sell a European lease and services operations, which qualified as discontinued operations. Accordingly, this lease and services business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented. The Company remains in negotiations with potential buyers of this lease and services operation and expects to enter into a sale agreement during the second half of 2011.

A summary of the assets and liabilities held for sale related to this European lease and services operations is as follows (dollars in thousands):

	March 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$409	$264
Accounts receivable, net	379	473
Net investment in sales-type leases	1,894	2,121
Inventories	161	171
Prepaid expenses and other current assets	286	833
Long term assets	26	27

Total assets	$3,155	$3,889

LIABILITIES
Accounts payable	$404	$545
Accrued sales and other taxes	27	460
Accrued payroll and related expenses	116	135

Total liabilities	$547	$1,140

Brazilian building sale

On April 19, 2010, the Company sold its Brazilian building for consideration of R$8.6 million Brazilian Reais (approximately $4.6 million U.S. Dollars), receiving R$2.9 million Brazilian Reais, or $1.7 million U.S. Dollars, upon execution of the sales agreement. The remainder was expected to be received in installments of 40% and 30% within 180 days and 270 days, respectively, of the signing of the sales agreement. The Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations for a period of three months that ended on July 19, 2010.

The remaining installments have not been received as of March 31, 2011. The Company continues to defer the gain related to the sale as of March 31, 2011. The gain will be recognized once the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. The net book value of the building was $1.9 million and was classified as assets held for sale in the Company’s consolidated balance sheets as of March 31, 2011 and December 31, 2010, respectively. The $1.7 million received has been recorded as deferred revenue in the Company’s consolidated balance sheet as of March 31, 2011 and December 31, 2010.

6. Leases

Sales-Type Leases

The Company’s net investments in sales-type leases consisted of the following at March 31, 2011 and December 31, 2010 (dollars in thousands):

	March 31, 2011	December 31, 2010
Lease contracts receivable	16,486	$14,836
Unearned revenue	(3,054)	(2,199)
Allowance for bad debt	(625)	(528)

Net investment in sales-type leases	$12,807	$12,109

7. Inventories

Inventories consisted of the following at March 31, 2011 and December 31, 2010 (dollars in thousands):

	March 31, 2011	December 31, 2010
Purchased parts	$9,619	$10,501
Work in progress	242	454
Finished goods	36,788	33,032

	$46,649	$43,987

8. Product Warranty Liability

The following table reconciles the changes to the product warranty liability for the three-month periods ended March 31, 2011 and 2010 (dollars in thousands):

	Three Months Ended March 31,
	2011	2010
Balance at beginning of period	$5,946	$5,444
Warranty charges from operations	1,679	895
Utilization of warranty liability	(1,280)	(1,046)
Currency translation adjustment	647	(296)

Balance at end of period	$6,992	$4,997

Deferred revenue associated with the Company’s extended warranty programs was $3.9 million as of March 31, 2011 and December 31, 2010.

9. Long-term Debt

Revolving Credit Facilities

On January 15, 2008, certain of the Company’s subsidiaries (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with a bank and other financial institutions. The Company and certain other subsidiaries are guarantors (together with the Borrowers, the “Obligors”) of the Borrowers’ obligations under the Loan Agreement. The bank also serves as agent for the lenders under the Loan Agreement (the “Agent”). The Loan Agreement provides for a revolving credit facility of up to $25.0 million. Under the Loan Agreement, if certain conditions are met, the Borrowers may request an increase in the credit facility to an aggregate total of up to $40.0 million. Amounts borrowed under the Loan Agreement and repaid or prepaid during the term may be reborrowed. Outstanding amounts under the Loan Agreement bore interest, at the Borrowers’ option, at either (i) LIBOR plus 175 basis points or (ii) the bank’s prime rate.

Availability of borrowings and the issuance of letters of credit under the Loan Agreement are subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, and certain in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate.

On February 10, 2010, the Loan Agreement was amended to allow the Company to enter into a transaction between its former subsidiary, HBNet, and The McDonnell Group, as well as making additional changes, including, among others, providing for the outstanding amounts under the Loan Agreement to now bear interest, at the Company’s option, at either: (i) LIBOR plus 200 or 250 basis points; or (ii) the bank’s prime rate plus 50 or 75 basis points depending on certain financial ratios. In addition, the borrowing base was amended to eliminate inventory from the borrowing base calculation.

On December 30, 2010, the Loan Agreement was further amended whereby all amounts outstanding are now due on January 14, 2012. In addition, the revolving credit facility under the Loan Agreement is set at a maximum of up to $25.0 million (previously up to $40.0 million if certain conditions were met). No amounts were borrowed against the line of credit as of March 31, 2011. The Company had availability of $7.4 million as of March 31, 2011, which was decreased by outstanding letters of credit totaling $3.8 million at March 31, 2011.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Loan Agreement includes negative covenants that prohibit the Obligors from, among other things, incurring certain types of indebtedness (excluding indebtedness secured by certain assets of the Company and its subsidiaries in an aggregate amount not to exceed $50.0 million for working capital purposes), making annual capital expenditures in excess of prescribed amounts, or disposing of certain assets. The Loan Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, failure of any representation made by the Borrowers to be correct in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Obligors, judgments in excess of $2.5 million in the aggregate being rendered against the Obligors, and the incurrence of certain liabilities under the Employee Retirement Income Security Act in excess of $1.0 million in the aggregate.

In the event of a default by the Borrowers, the Agent may, at the direction of the lenders, terminate the lenders’ commitments to make loans under the Loan Agreement, declare the obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the lenders or Agent under the Loan Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become immediately due and payable. The obligations of the Obligors under the Loan Agreement are secured by inventory and accounts receivable of certain of the Company’s subsidiaries in the United States and the United Kingdom. The remaining balance of the Company’s consolidated assets, including the subsidiaries acquired in connection with the TeT acquisition, is unencumbered under the Loan Agreement and, if needed, may be used as collateral for additional debt. The Company’s obligations as guarantor under the Loan Agreement are unsecured.

Acquisition Financing

In February 2008, in connection with the acquisition of TeT, the Company entered into a Credit Agreement with Francisco Partners II, L.P. (“FP II”) pursuant to a commitment letter dated December 20, 2007 between the parties. The Credit Agreement provided for a loan of up to $60.0 million to partially fund the acquisition at closing. The loan under the Credit Agreement bears interest at 10% per annum, provided that, at the election of the Company, interest may be capitalized and added to the principal of the loan to be repaid at maturity on April 1, 2012. The Company can voluntarily make prepayments in increments of $5.0 million without premium or penalty.

On funding of the loan under the Credit Agreement and the closing of the acquisition, FP II was granted a five-year warrant (the “Warrant”) to purchase approximately 10.5 million shares of the Company’s common stock at $5.00 per share. The estimated fair value of the Warrant at the date issued was $1.68 per share using a Black-Scholes option pricing model. The valuation date for the Warrant was February 14, 2008, when all relevant terms and conditions of the debt agreement had been reached. The total fair value of the Warrant of $17.8 million was recorded as a discount to the acquisition financing and has been recognized in equity as additional paid in capital. The loan discount is being amortized as interest expense over the life of the loan and amounted to $1.2 million and $1.0 million for the three months ended March 31, 2011 and 2010, respectively.

On March 18, 2011, FP II exercised the Warrant in full on a cashless exercise basis and the Company issued 5,923,492 shares of its common stock to FP II upon such exercise.

Long-term debt consisted of the following at March 31, 2011 and December 31, 2010 (dollars in thousands):

	March 31, 2011	December 31, 2010
Credit agreement	$60,000	$60,000
Interest conversion to debt	19,915	18,233
Repayment of debt	(11,000)	(11,000)
Other	—	—

	68,915	67,233
Unamortized warrant discount	(5,866)	(7,100)

Long-term debt, net of discount	$63,049	$60,133

10. Share-Based Compensation

The following table summarizes share-based compensation expense included in the consolidated statements of operations for the three months ended March 31, 2011 and 2010 (dollars in thousands):

	Three Months Ended March 31,
	2011	2010
Costs of revenue	$62	$9
Research and development	16	29
Selling, general and administrative	1,074	273

Total	$1,152	$311

As of March 31, 2011, total unrecognized compensation cost, net of forfeitures, related to stock-based options and restricted stock awards was $3.5 million and the related weighted-average period over which it is expected to be recognized is approximately 1.45 years.

Stock Options

At March 31, 2011, the Company had one active share-based employee compensation plan. Stock option awards granted from this plan are granted at the fair market value on the date of grant, and vest over a period determined at the time the options are granted, generally ranging from one to five years, and generally have a maximum term of ten years. For stock options with graded vesting terms, the Company recognizes compensation cost using the accelerated method over the requisite service period.

The Hypercom Corporation 2010 Equity Incentive Plan became effective on June 10, 2010. The plan allocated a total of 5.1 million shares of common stock for issuance, as well as the addition of up to 0.9 million shares that remained available for issuance under the Company’s predecessor plans.

A summary of the Company’s stock option balances at March 31, 2011 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In Thousands)
Outstanding at March 31, 2011	3,777,556	$4.67	7.26	$20,996

Vested and expected to vest at March 31, 2011	3,610,722	$4.69	7.18	$20,009

Exercisable at March 31, 2011	2,410,061	$4.88	6.25	$12,906

The aggregate intrinsic value of options exercised during the three-month period ended March 31, 2011 was $3.1 million.

The key assumptions used in the Black-Scholes valuation model to calculate the fair value of options granted during such periods are as follows:

	Three Months Ended March 31,
	2011	2010
Weighted average risk-free interest rate	N/A	2.60%
Expected life of the options (in years)	N/A	5.50
Expected stock price volatility	N/A	74.0%
Expected dividend yield	N/A	—

There were no stock options granted during the three months ended March 31, 2011.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options and stock price volatility are based on historical data of the Company. The weighted average fair value of options granted in the three-month period ended March 31, 2010 was $2.21.

Restricted Stock Awards

The Company grants restricted stock awards to certain employees. Restricted stock awards are valued at the closing market value of the Company’s common stock on the date of grant, and the total value of the award is expensed using the accelerated method. Share-based compensation expense related to all restricted stock awards outstanding for the three-month periods ended March 31, 2011 and 2010 was approximately $0.7 million and $0.1 million, respectively. As of March 31, 2011, the total amount of unrecognized compensation cost related to nonvested restricted stock awards was $1.6 million, which is expected to be recognized over a weighted-average period of 1.49 years. Compensation expense with respect to the grants could be reduced or reversed to the extent employees receiving the grants leave the Company prior to vesting in the award.

A summary of nonvested restricted stock activity for the three-month period ended March 31, 2011 is as follows:

	Nonvested Shares Outstanding	Weighted Average Grant Date Fair Value per Share
Balance at December 31, 2010	1,109,689	3.25
Shares vested	(22,334)	3.18

Balance at March 31, 2011	1,087,355	3.25

There were no restricted stock awards granted during the three months ended March 31, 2011.The total fair value of restricted stock awards granted during the three-month period ended March 31, 2010 was $0.2 million.

11. Equity

Treasury Stock

Beginning in the second quarter of 2010, the Company elected to give employees a net-settlement option when restricted stock awards vest, whereby the Company buys from the employee the net common shares equal to the minimum statutory tax withholding requirement. The cash value of these awards is then remitted to the taxing authorities to satisfy the minimum statutory tax withholding requirements of the taxing authorities on the employees’ behalf. The Company bought 23,230 shares at a cost of $212 thousand and 34,105 shares at a cost of $162 thousand, which was included in treasury stock at March 31, 2011 and December 31, 2010, respectively.

12. Income Taxes

Income tax benefit (expense) before discontinued operations for federal, state and foreign taxes was $1.5 million and $(18) thousand, respectively, for the three months ended March 31, 2011 and 2010. The Company’s consolidated effective tax rate for the three months ended March 31, 2011 was 31.5%. The Company’s effective tax rate is determined by the level and composition of pre-tax income subject to varying foreign, state and local taxes and other items. The benefit recorded for the three months ended March 31, 2011 is primarily the result of the release of tax contingency reserves upon the expiration of the statute of limitations. The Company continues to provide a full valuation reserve against substantially all of its deferred tax asset balances as of March 31, 2011. The valuation reserve is subject to reversal in future years at such time that the benefits are actually utilized or the operating profits in the United States become sustainable at a level that meets the recoverability criteria.

The total amount of unrecognized tax benefits at March 31, 2011 was $45.8 million, of which $2.0 million would impact the Company’s effective tax rate were it to be recognized.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various U.S. state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the tax provision. Accrued interest and penalties at March 31, 2011 and December 31, 2010 were $1.5 million and $1.4 million, respectively. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

13. Commitments and Contingencies

The Company is currently a party to various legal proceedings, including those noted below. While the Company presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position, results of operations or cash flows, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or, in cases where injunctive relief is sought, an injunction. Were an unfavorable ruling to occur, it is possible such a ruling could have a material adverse impact on the Company’s financial position, results of operations or cash flows in the period in which the ruling occurs or in future periods.

Brazil Tax and Labor Contingencies. The Company’s operations in Brazil are involved in various litigation matters and have received or been the subject of numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former Company employees and employees of various service providers with whom the Company had contracted. The tax matters, which comprise a significant portion of the contingencies, principally relate to claims for taxes on the transfers of inventory, municipal service taxes on rentals and gross revenue taxes. The Company is disputing these tax matters and intends to vigorously defend the Company’s positions. The labor matters principally relate to claims made by former Company employees and by former employees of various vendors that provided contracted services to the Company and who are now asserting that under Brazil law the Company should be liable for the vendors’ failure to pay wages, social security and other related labor benefits, as well as related tax obligations, as if the vendor’s employees had been employees of the Company. As of March 31, 2011, the total amount related to the reserved portion of the tax and labor contingencies was $0.7 million and the unreserved portion of the tax and labor contingencies amounted totaled approximately $23.9 million. With respect to the unreserved balance, these have been assessed by management as being either remote or possible as to the likelihood of ultimately resulting in a loss to the Company. Local laws and regulations often require that the Company to make deposits or post other security in connection with such proceedings. As of March 31, 2011 the Company had $5.4 million of cash deposits in Brazil regarding claims that the Company is disputing, liens on certain Brazilian assets as discussed in Note 6 with a net book value of $1.9 million, and approximately $3.5 million in letters of credit, all providing security with respect to these matters. Generally, any deposits would be refundable and any liens would be removed to the extent the matters are resolved in the Company’s favor. The Company routinely assesses these matters as to the probability of ultimately incurring a liability against its Brazilian operations and records the best estimate of the ultimate loss in situations where it assessed the likelihood of an ultimate loss as probable.

CardSoft, Inc., et al. v. Hypercom Corporation, et al. (United States District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2:08-CV-00098, filed on March 6, 2008) . CardSoft, Inc. and CardSoft (Assignment for the Benefit of Creditors), LLC (collectively “CardSoft”) filed this action against the Company and others in March 2008, alleging that certain of the Company’s terminal products infringe two patents allegedly owned by CardSoft: U.S. Patent No. 6,934,945 (the “‘945 Patent”), entitled “Method and Apparatus for Controlling Communications,” issued on August 23, 2005, and U.S. Patent No. 7,302,683 (the “‘683 Patent”), also entitled “Method and Apparatus for Controlling

Communications,” issued on November 27, 2007, which is a continuation of the ‘945 patent. CardSoft is seeking a judgment of infringement, an injunction against further infringement, damages, interest and attorneys’ fees. In June 2008, the Company filed its answer, denying liability on the basis of a lack of infringement, invalidity of the ‘945 Patent and the ‘683 Patent, laches, waiver, equitable estoppel and unclean hands, lack of damages and failure to state a claim. The Company also counterclaimed seeking a declaratory judgment of non-infringement and invalidity of the ‘945 Patent and the ‘683 Patent. The Markman hearing is scheduled for July 20, 2011 and trial is scheduled for November 7, 2011. This action is currently in the discovery stage and, as CardSoft has not made a specific claim for damages, the Company is unable to assess its range of potential loss.

Lisa Shipley v. Hypercom Corporation. (United States District Court for the Northern District of Georgia, Civil Action No. 1:09-CV-0265, filed on January 30, 2009). Lisa Shipley (“Shipley”), a former employee, filed this action against the Company in January 2009, alleging that the Company violated Title VII of the Civil Rights Act by discriminating against her on the basis of her gender, violated the Georgia Wage Payment laws, the Equal Pay Act and Georgia law by paying her lower compensation based on her gender. Ms. Shipley is seeking compensatory damages for emotional distress, damage to reputation, embarrassment, lost wages, back pay, accrued interest, punitive damages, attorney’s fees and expenses, and interest. In February 2009, the Company filed a motion to dismiss based on improper venue or, in the alternative, to transfer venue to the United States District Court for the District of Arizona. In June 2009, the Court denied the motion. In June 2009, the Company filed its answer, generally denying the material allegations of Ms. Shipley’s complaint. In October 2009, Ms. Shipley filed an amended complaint adding an allegation that the Company unlawfully retaliated against her. In November 2009, the Company filed its answer, denying the material allegations of the amended complaint. In February 2010, the Company filed a Motion for Judgment on the Pleadings as to Ms. Shipley’s retaliation claim, which the Court subsequently denied. On July 19, 2010, the Company filed a motion for summary judgment on all claims. On February 15, 2011, the magistrate judge recommended that the Court grant the Company’s motion for summary judgment as to Ms. Shipley’s sexual harassment hostile work environment claim, the constructive discharge claim, and the Georgia wage payment statute claim, but denied the Company’s motion for summary judgment as to her disparate treatment, retaliation, Equal Pay Act and Georgia Sex Discrimination in Employment Act claims. The Court adopted the magistrate judge’s recommendations on March 8, 2011. On March 2, 2011, the Company filed a motion for leave to file a motion for partial summary judgment out of time seeking summary judgment on seven components of Ms. Shipley’s disparate treatment Title VII claim, which was denied by the Court on March 8, 2011. This action is in the discovery stage and, as Ms. Shipley has not made a specific claim for damages, the Company is unable to assess its range of potential loss.

Shareholder Class Action and Derivative Lawsuits. Commencing shortly after VeriFone publicly announced on September 30, 2010 that it had made an offer to acquire Hypercom and continuing following the announcement by the Company and VeriFone on November 17, 2010 that the Company had entered into a definitive merger agreement, certain putative class action lawsuits were filed in Arizona and Delaware state courts alleging variously, among other things, that the board of directors of Hypercom breached its fiduciary duties in connection with the merger and that VeriFone, Honey Acquisition Co., Hypercom, FP Hypercom Holdco, LLC, and Francisco Partners II, L.P. aided and abetted that alleged breach. These actions include: Gerber v. Hypercom, Delaware Court of Chancery, Case no. CA5868 (“Gerber”); Anarkat v. Hypercom, Maricopa County Superior Court, CV2010-032482 (“Anarkat”); Small v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6031 (Small”); Grayson v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6044 (Grayson”); and The Silverstein Living Trust v. Hypercom Corporation, Maricopa County Superior Court, Case no. CV2010-030941 (Silverstein”). The Anarkat and Silverstein cases have been consolidated in Maricopa County Superior Court as In Re Hypercom Corporation Shareholder Litigation, Lead Case No. CV2010-032482, and the Small and Grayson cases have been consolidated in the Delaware Court of Chancery as In Re Hypercom Corporation Shareholders Litigation,

Consolidated C.A. No. 6031-VCL (the “Actions”). The Gerber case is dormant as the plaintiffs in that case have not prosecuted it since it was filed. On February 14, 2011, counsel for the plaintiffs and defendants in the Actions executed a Memorandum of Understanding (the “Memorandum”) pursuant to which (i) the Company provided additional disclosures recommended by the plaintiffs to supplement its proxy statement filed with the Securities and Exchange Commission, (ii) the defendants agreed to provide plaintiffs’ counsel with reasonable confirmatory discovery regarding the fairness and adequacy of the settlement and the additional disclosures, and (iii) the parties agreed to use their best efforts to execute and present to the court a formal stipulation of settlement within 45 days seeking court approval of (a) the settlement and dismissal of the Actions with prejudice, (b) the stay of all proceedings in the Actions, (c) the conditional certification of the Actions as a class action under Arizona law, (d) the release of all claims against the parties, (e) the defendants’ payment of $510,000 to the plaintiffs’ counsel for their fees and expenses, (f) the defendants’ responsibility for providing notice of the settlement to members of the class, and (g) the dismissal of the Delaware actions following the court’s final approval of the settlement. While the defendants deny that they have committed any violations of law or breaches of duties to the plaintiffs, the class or anyone else, and believe that their disclosures in the proxy statement regarding the merger were appropriate and adequate under applicable law, the defendants are entering into the settlement solely to eliminate the uncertainty, distraction, burden and expense of further litigation and to lessen the risk of any delay of the closing of the merger as a result of the litigation. The defendants have agreed that the payment to the plaintiffs’ counsel will be jointly funded equally by VeriFone and the carrier of Hypercom’s directors and officers liability insurance policy, while the Company will bear the cost of the $250,000 deductible amount under the insurance policy.

14. Segment, Geographic, and Customer Information

The Company’s Chief Operating Decision Maker (“CODM”) has been identified as the CEO of the Company. For each of the segments described below, the CODM has access to discrete financial information regarding the revenues, gross margins (using fully burdened manufacturing costs), direct local service costs, direct operating expenses consisting of expenses directly associated with the business segment and indirect operating expenses consisting of global Shared Cost Centers such as global R&D, marketing, corporate general and administrative expenses, and stock-based compensation. The Company’s operations are managed by Managing Directors for each region that report directly to the CODM. These Managing Directors have responsibility for all business activities and combined operating results of their regions and these individuals are compensated and evaluated based on the performance (Direct Trading Profit) of their respective regions (the Americas, Northern EMEA (“NEMEA”), Southern EMEA (“SEMEA”), and Asia-Pacific).

The Company’s four business segments are as follows: (i) the Americas, (ii) NEMEA, (iii) SEMEA and (iv) Asia-Pacific. The countries in the Americas segment consist of the United States, Canada, Mexico, the Caribbean, Central America, and South America. The countries in the NEMEA segment consist of Belgium, Sweden, Turkey, Austria and Germany. The countries in the SEMEA segment consist of France, Spain, the United Kingdom, countries within Western and Central Eastern Europe, Russia, Hungary, the Middle East, and Africa. The countries in the Asia-Pacific segment consist of China, Hong Kong, Indonesia, the Philippines, Singapore, Thailand, Australia, and New Zealand.

Comparative segment data is as follows (dollars in thousands):

	Three Months Ended March 31,
	2011	2010
Net Revenue
Americas	$29,102	$23,502
NEMEA	25,640	27,535
SEMEA	41,477	35,457
Asia-Pacific	23,071	12,261

	$119,290	$98,755

	Three Months Ended March 31,
	2011	2010
Operating Income
Americas	$3,288	$5,434
NEMEA	4,967	6,149
SEMEA	9,189	7,740
Asia-Pacific	3,189	2,684
Shared cost centers	(23,733)	(18,564)

Total segment income (loss)	$(3,100)	$3,443
Interest income	282	196
Interest expense	(3,013)	(2,786)
Foreign currency gain (loss)	1,185	(545)
Other income (expense)	1	(13)

Income (loss) before income taxes and discontinued operations	$(4,645)	$295

	March 31, 2011	December 31, 2010
Total Assets
Americas	$74,301	$87,721
NEMEA	95,229	96,716
SEMEA	86,123	87,216
Asia-Pacific	51,116	41,490
Shared cost centers	14,237	13,797

	$321,006	$326,940

15. Comprehensive Income (loss)

Comprehensive income (loss) for the three months ended March 31, 2011 and 2010 consists of the following (dollars in thousands):

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$(3,447)	$375
Foreign currency translation adjustment	4,733	(5,194)

Total comprehensive income (loss)	$1,286	$(4,819)

16. Earnings per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares outstanding and potentially dilutive common shares from outstanding stock options and warrants. Potentially dilutive common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding options and warrants. Potentially dilutive securities are not considered in the calculation of dilutive loss per share as their impact would not be dilutive. The following table reconciles the weighted-average shares used in computing basic and diluted income (loss) per share for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
Shares used in basic income (loss) per share computation (weighted average common shares oustanding)	55,484,786	53,696,317
Dilutive effect of stock options and warrants	—	1,156,959

Shares used in diluted income (loss) per share computation	55,484,786	54,853,276

Options, stock awards and warrants that could potentially dilute income per share in the future that were not included in the computation of diluted income per share	4,864,911	15,003,062

For the three months ended March 31, 2011, outstanding stock options, restricted stock awards and warrants were not included in the computation of diluted loss per share because they were anti-dilutive.

On March 18, 2011, FP II exercised its Warrant in full on a cashless exercise basis and the Company issued 5,923,492 shares of its common stock to the Holder upon such exercise. The weighted average of common shares outstanding for the exercised Warrant as included in the basic shares computation for the three months ended March 31, 2011 was 394,899.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Hypercom Corporation

We have audited the accompanying consolidated balance sheets of Hypercom Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hypercom Corporation at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hypercom Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 10, 2011

HYPERCOM CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(Dollars in thousands, except share data)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$56,946	$55,041
Accounts receivable, net of allowance for doubtful accounts of $4,024 and $3,240, respectively	100,104	86,031
Current portion of net investment in sales-type leases	4,883	5,235
Inventories	43,987	29,363
Prepaid expenses and other current assets	6,577	5,345
Deferred income taxes	318	1,311
Prepaid taxes	4,036	3,510
Current portion of assets held for sale	5,778	5,241

Total current assets	222,629	191,077
Property, plant and equipment, net	23,765	24,304
Net investment in sales-type leases	7,226	5,046
Intangible assets, net	42,368	49,579
Goodwill	22,601	28,536
Other long-term assets	8,351	8,346

Total assets	$326,940	$306,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,750	$52,355
Accrued payroll and related expenses	14,819	16,152
Accrued sales and other taxes	5,761	8,116
Product warranty liabilities	5,946	5,444
Restructuring liabilities	2,082	8,265
Accrued other liabilities	23,525	20,677
Deferred revenue	19,066	11,559
Deferred tax liabilities	—	22
Income taxes payable	6,986	6,568
Current portion of liabilities held for sale	1,140	1,244

Total current liabilities	143,075	130,402
Deferred tax liabilities	12,544	14,902
Long term debt, net of discount	60,133	56,076
Other liabilities	14,130	14,612

Total liabilities	229,882	215,992
Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 56,048,865 and 54,622,360 shares outstanding at December 31, 2010 and 2009, respectively	59	58
Additional paid-in capital	282,832	275,001
Accumulated deficit	(139,398)	(146,113)
Treasury stock, 3,196,353 and 3,162,248 shares (at cost) at December 31, 2010 and 2009, respectively	(22,911)	(22,749)
Accumulated other comprehensive loss	(23,524)	(15,301)
Total stockholders’ equity	97,058	90,896

Total liabilities and stockholders’ equity	$326,940	$306,888

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except share data)	2010	2009	2008
Net revenue:
Products	$362,859	$303,999	$320,692
Services	105,590	102,904	113,550

Total net revenue	468,449	406,903	434,242

Costs of revenue:
Products	234,548	197,763	219,575
Services	77,475	77,815	87,783
Amortization of purchased intangible assets	1,399	2,891	3,075

Total costs of revenue	313,422	278,469	310,433

Gross profit	155,027	128,434	123,809

Operating expenses:
Research and development	47,128	44,486	45,901
Selling, general and administrative	82,886	74,681	81,144
Amortization of purchased intangible assets	5,448	6,147	5,678
Impairment of goodwill and intangible assets	—	—	67,798
Gain on sale of assets	(1,515)	—	—

Total operating expenses	133,947	125,314	200,521

Income from operations	21,080	3,120	(76,712)
Interest income	320	296	1,466
Interest expense	(12,503)	(10,990)	(6,822)
Foreign currency gain (loss)	(413)	411	(1,821)
Other income	519	390	191

Income (loss) before income taxes and discontinued operations	9,003	(6,773)	(83,698)
Benefit (provision) for income taxes	(2,555)	829	(1,211)

Income (loss) before discontinued operations	6,448	(5,944)	(84,909)
Income (loss) from discontinued operations	267	(924)	(494)

Net income (loss)	$6,715	$(6,868)	$(85,403)

Basic and diluted income (loss) per share:
Income (loss) before discontinued operations	$0.12	$(0.11)	$(1.59)
Income (loss) from discontinued operations	—	(0.02)	(0.01)

Basic and diluted income (loss) per share	$0.12	$(0.13)	$(1.60)

Shares used in computing net income (loss) per common share:
Basic	53,973,671	53,526,493	53,321,154

Diluted	55,270,935	53,526,493	53,321,154

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMETS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

						Accumulated
				Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Treasury	Comprehensive	Stockholders’
(Dollars in thousands)	Shares	Balance	Capital	Deficit	Stock	Income (Loss)	Equity
Balance as of December 31, 2007	53,167,702	$56	$251,034	$(53,842)	$(22,749)	$—	$174,499
Issuance of common stock	200,097	1	666				667
Restricted common stock issued for compensation	75,000	—	—	—	—	—	—
Share-based compensation	—	—	3,413	—	—	—	3,413
Issuance of warrants			17,756				17,756
Comprehensive Loss:
Net loss	—	—	—	(85,403)	—	—	(85,403)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(17,418)	(17,418)
Unfunded portion of pension plan obligation	—	—	—	—	—	274	274

Total comprehensive loss							(102,547)

Balance as of December 31, 2008	53,442,799	$57	$272,869	$(139,245)	$(22,749)	$(17,144)	$93,788
Issuance of common stock	159,561	1	190	—	—	—	191
Restricted common stock issued for compensation	1,149,000	—	—	—	—	—	—
Restricted common stock forfeitures	(129,000)						—
Share-based compensation	—	—	1,942	—	—	—	1,942
Comprehensive Loss:
Net loss	—	—	—	(6,868)	—	—	(6,868)
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	1,638	1,638
Unfunded portion of pension plan obligation	—	—	—	—	—	205	205

Total comprehensive loss							(5,025)

Balance as of December 31, 2009	54,622,360	$58	$275,001	$(146,113)	$(22,749)	$(15,301)	$90,896
Issuance of common stock	845,277	1	3,496	—	—	—	3,497
Purchase of treasury stock	—	—	—	—	(162)	—	(162)
Restricted common stock issued for compensation	637,895	—	—	—	—	—	—
Restricted common stock forfeitures	(56,667)	—	—	—	—	—	—
Share-based compensation	—	—	4,335	—	—	—	4,335
Comprehensive Loss:
Net income	—	—	—	6,715	—	—	6,715
Other comprehensive loss:
Foreign currency translation adjustments	—	—	—	—	—	(7,770)	(7,770)
Unfunded portion of pension plan obligation	—	—	—	—	—	(453)	(453)

Total comprehensive loss							(1,508)

Balance as of December 31, 2010	56,048,865	$59	$282,832	$(139,398)	$(22,911)	$(23,524)	$97,058

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$6,715	$(6,868)	$(85,403)
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,384	10,182	9,887
Amortization of purchased intangibles	6,847	9,038	8,753
Interest conversion to debt	6,912	6,708	4,613
Amortization of debt issuance costs	128	128	96
Impairment of goodwill and intangible assets	—	—	67,798
Amortization of discount on notes payable	5,146	3,786	1,726
Amortization of discount on short-term investments	—	—	(61)
Provision (reversal) for doubtful accounts	854	(416)	(369)
Provision for excess and obsolete inventory	2,979	4,157	4,147
Provision for warranty and other product charges	6,579	4,116	2,266
Foreign currency (gains) losses	900	(2,529)	3,426
Gain on sale of real property	(1,515)	—	—
Non-cash stock-based compensation	4,335	1,942	3,484
Non-cash write-off of intangibles and other assets	(16)	1,002	458
Deferred income tax provision (benefit)	(1,387)	(5,895)	1,673
Changes in operating assets and liabilities, net	(28,818)	5,215	(254)
Net cash provided by operating activities	20,043	30,566	22,240

Cash flows from investing activities:
Purchase of property, plant and equipment	(10,204)	(8,115)	(9,313)
Proceeds from the sale of business	1,841	—	—
Cash paid for acquisitions, net of cash acquired	(1,030)	(2,094)	(115,168)
Deposit received on pending sale of real property	1,665	—	—
Software development costs capitalized	(4,632)	(250)	(57)
Purchase of short-term investments	—	(1,376)	(37,375)
Proceeds from the sale or maturity of short-term investments	—	1,875	41,925

Net cash used in investing activities	(12,360)	(9,960)	(119,988)

Cash flows from financing activities:
Borrowings on revolving line of credit	—	7,800	6,400
Repayment of bank notes payable	—	(7,985)	(6,835)
Repayment of long-term debt	(8,000)	(3,000)	—
Purchase of treasury stock	(162)	—	—
Debt issuance cost	—	—	(687)
Proceeds from issuance of long term debt and warrants	—	—	60,000
Proceeds from issuance of common stock	3,496	190	666

Net cash provided by (used in) financing activities	(4,666)	(3,008)	59,544
Effect of exchange rate changes on cash and cash equivalents	(1,319)	1,975	(3,246)

Net increase (decrease) in cash flow from continuing operations	1,698	19,573	(41,450)
Net cash provided by (used in) operating activities from discontinued operations	207	(127)	107
Cash and cash equivalents, beginning of year	55,041	35,582	76,925

Cash and cash equivalents, end of year	$56,946	$55,041	$35,582

The accompanying notes are an integral part of these consolidated financial statements.

HYPERCOM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010

1. Description of Business

Hypercom Corporation (“Hypercom” or the “Company”) is one of the largest global providers of complete electronic payment and transaction solutions and value-added services at the point-of-transaction. Hypercom designs and sells electronic transaction terminals, peripheral devices, transaction networking devices, transaction management systems, application software, and information delivery services. Additionally, Hypercom provides directly, or through qualified contractors, support and related services that complement and enhance its hardware and software products. Hypercom’s customers include large domestic and international financial institutions, electronic payment processors, large retailers, independent sales organizations (“ISOs”) and distributors as well as companies in the transportation, healthcare, pre-paid card and quick service restaurant (“QSR”) industries. Hypercom operates in one business market—electronic payment products and services.

Hypercom is headquartered in Scottsdale, Arizona, where its operations include corporate administration, product development, sales and marketing, distribution, repairs management and customer service. Hypercom has sales and support offices in Australia, Brazil, Belgium, Chile, China, France, Germany, Hong Kong, Hungary, Latvia, Mexico, the Philippines, Puerto Rico, Russia, Scotland, Singapore, Spain, Sweden, Thailand, the United Arab Emirates and the United Kingdom (“U.K.”). These sales and support offices perform sales, marketing, distribution, customer service and custom development functions. Hypercom’s primary manufacturing is performed by third party contract manufacturing operations located in Malaysia, Germany, Brazil, Romania, and Tunisia. Hypercom has global product development facilities primarily in the U.S., Germany, France, Philippines and Latvia.

On November 17, 2010, the Company entered into a definitive merger agreement with VeriFone Systems, Inc. (“VeriFone”) and Honey Acquisition Co, Inc., a direct wholly-owned subsidiary of VeriFone (“Merger Sub”), under which Hypercom will be merged with and into Merger Sub, with the Company continuing after the merger as the surviving corporation and wholly-owned subsidiary of VeriFone, pursuant to which VeriFone will acquire Hypercom in an all-stock transaction. The merger was approved by the Company’s stockholders on February 24, 2011 and is anticipated to close in the second half of 2011, subject to the satisfaction of applicable regulatory approvals and customary closing conditions. Upon the consummation of the merger, each share of our common stock issued and outstanding immediately prior to the merger will be converted into 0.23 of a share of VeriFone common stock.

Certain prior period amounts have been reclassified to conform to the current year presentation.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Hypercom and its wholly-owned subsidiaries (collectively, the “Company” or “Hypercom”). The Company, directly or indirectly, owns 100% of the outstanding stock of all of its subsidiaries with the exception of one subsidiary in Thailand. As of December 31, 2010, the Company owned a controlling interest in the Thailand subsidiary and certain nominee shareholders owned the remaining nominal shares. Subsequent to December 31, 2010, the shares held by the nominee shareholders were transferred to one of the Company’s subsidiaries and the Thailand subsidiary is now an indirect wholly-owned subsidiary of the Company. All of the Company’s subsidiaries are included in the consolidated financial statements, and all significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make numerous estimates and assumptions that affect the accounting, recognition and disclosure of assets, liabilities, stockholders’ equity, revenue and expenses. The accounting estimates that require management’s most significant, difficult and subjective judgments include collectability of accounts receivable; determination of inventory obsolescence; recoverability of long-lived assets and goodwill; expected product warranty costs; recognition and measurement of current and deferred income tax assets and liabilities; legal and tax contingency accruals; the recognition and measurement of contingent liabilities to the Company’s third-party contract manufacturers for component parts that the Company may not ultimately use, and restructuring reserves. The actual results experienced by the Company may differ from management’s estimates.

Cash and Cash Equivalents

The Company considers all financial instruments, including money market accounts and certificates of deposits, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents approximate fair value due to the short maturity of those instruments. The fair value of marketable securities is determined based on quoted market prices, which approximate fair value. The fair value of sales-type leases and long-term obligations is estimated by discounting the future cash flows required under the terms of each respective lease or debt agreement by current market rates for the same or similar issues of leases or debt with similar remaining maturities. The fair value of financial hedge instruments are based on quotes from brokers using market prices for those or similar instruments.

Allowance for Doubtful Accounts

Payment terms for product and services trade receivables generally range from 30 to 90 days depending on the circumstances of each order or service contract. Any payments not received within the agreed upon due date are considered past due.

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Such allowance is computed based upon a specific customer account review of larger customers and balances past due as well as a general reserve against individually smaller accounts receivable balances. The Company’s assessment of its customers’ ability to pay generally includes direct contact with the customer, investigation into customers’ financial status, as well as consideration of customers’ payment history with the Company. If the Company determines, based on its assessment, that one of the Company’s customers will be unable to pay, the Company will charge off their account receivables to the allowance for doubtful accounts. A rollforward of the activity in the allowance for doubtful accounts for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Balance at Beginning of Period	Assumed in Acquisitions	Provision (reversal) for doubtful accounts	Foreign Currency Impact	Collections (write-offs) of uncollectible amounts	Balance at End of Period
(Dollars in thousands)
Year Ended December 31, 2010:
Allowance for doubtful accounts	$3,240	—	854	(116)	46	$4,024
Year Ended December 31, 2009:
Allowance for doubtful accounts	$4,469	—	(416)	280	(1,093)	$3,240
Year Ended December 31, 2008:
Allowance for doubtful accounts	$4,034	5,046	(369)	(852)	(3,390)	$4,469

Sales-Type Leases

Certain product sales made under lease arrangements are recorded as sales-type leases. Lease contract receivables represent the total lease payments to be received reduced by lease payments already collected. Sales-type lease revenue consists of the initial sale of the product shipped and the interest and maintenance elements of the lease payments as they are earned. An allowance for estimated uncollectible sales-type lease receivables at an amount sufficient to provide adequate protection against losses in the Company’s sales-type lease portfolio is recorded. The allowance is determined principally on the basis of historical loss experience and management’s assessment of the credit quality of the sales-type lease customer base. If loss rates increase or customer credit conditions deteriorate, the allowance for uncollectible sales-type leases may need to be increased. Unearned income includes interest and is the amount by which the original sum of the lease contract receivable exceeds the fair value of the equipment sold. The interest element is amortized to lease income using the effective interest method.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, on a first-in, first-out basis. Write-downs for estimated excess and obsolete inventory are recorded on a product or part level basis based upon historical usage and expected future demand and establish a new cost basis for the respective item.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for major additions and improvements to facilities are capitalized, while maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

In 2009, the Company revised the estimated useful lives of property, plant and equipment acquired through business acquisitions to conform with its policies regarding property, plant and equipment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment and software	1 - 5 years

Machinery and equipment	2 - 7 years

Equipment leased to customers	2 - 5 years

Furniture and fixtures	2 - 7 years

Leasehold improvements are amortized over the shorter of the lease term or the life of the asset.

Capitalized Software Development Costs

The Company capitalizes certain internal and external expenses related to developing computer software used in the products it sells. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. The Company considers technological feasibility to have been established for a product when all of the following conditions have been met: (a) the detail program design has been completed and it has been determined that the necessary skills, hardware, and software technology are available to produce the product; (b) the detail program design has been traced to product specifications; and (c) all high-risk development issues have been resolved through coding and testing. Upon general release to customers of the product in which the software is included, capitalization ceases, and such costs are amortized using the straight-line method over an estimated life of one to three years. The amounts capitalized and recorded in Intangible assets during the years ended December 31, 2010, 2009 and 2008, were $4.6 million, $1.1 million and $0.1 million, respectively.

Impairment of Long-Lived Assets

The Company assesses the potential impairment of long-lived assets, other than goodwill, when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant under-performance of a product line in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the Company’s use of the assets. Recoverability of assets that will continue to be used in the Company’s operations is measured by comparing the carrying amount of the asset grouping to the Company’s estimate of the related total future net cash flows. If an asset carrying value is not recoverable through the related cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset grouping’s carrying amount and its fair value, based on the best information available, including market prices or discounted cash flow analysis. If the assets determined to be impaired are to be held and used, the Company recognizes an impairment loss through a charge to operating results to the extent the present value of anticipated net cash flows attributable to the asset are less than the asset’s carrying value. When it is determined that the useful lives of assets are shorter than originally estimated, and there are sufficient cash flows to support the carrying value of the assets, the Company will accelerate the rate of amortization charges in order to fully amortize the assets over their new shorter useful lives. This process requires the use of estimates and assumptions, which are subject to a high degree of judgment. If these assumptions change in the future, the Company may be required to record impairment charges for these assets. For the years ended December 31, 2010, 2009 and 2008, long lived asset impairment charges for the intangible assets totaled zero, zero and $8.8 million, respectively. There can be no assurance that future long-lived asset impairment tests will not result in a charge to earnings.

Brazilian Building Sale

In connection with the sale of the Brazilian building, the Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations. The Company has not received the remaining payments due on the sale. Therefore, the Company will continue to defer the gain related to the sale until the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. See Note 6 for further discussion.

Goodwill

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The Company is required to perform an impairment assessment at least annually and more frequently under certain circumstances. The Company performs its annually required impairment assessment on its December 31 goodwill balance. If the Company determines through the impairment assessment process that goodwill has been impaired, the Company will record the impairment charge in the statement of operations. For the years ended December 31, 2010, 2009 and 2008, goodwill impairment charges totaled zero, zero and $59.0 million, respectively. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Discontinued Operations

The Company analyzes its operations that have been divested or classified as held-for-sale in order to determine if they qualify for discontinued operations accounting. Only operations that qualify as a component of an entity can be included in discontinued operations. In addition, only components where the Company does not have significant continuing involvement with the divested operations would qualify as a discontinued operation. Continuing involvement would include the Company continuing to exert significant influence or continue to have contractually obligated run-off operations related to the operations it is divesting. See Note 6 and Note 10 for further discussion.

Revenue Recognition

Revenue is recognized when the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products or services has occurred; (c) the selling price is both fixed and determinable; and (d) collectability is reasonably assured.

The Company generally recognizes product revenue, including sales to distributors and sales under sales-type leases, upon shipment of product. The Company recognizes service revenue when the services have been provided and collection is reasonably assured. Routine recurring services include terminal repairs, help-desk, on-site technician visits, deployment and the provision of supplies. Amounts received in advance of services being rendered are recorded as deferred revenue. Revenue from long-term contracts that require substantial performance of customized software and hardware over an extended period are recorded based upon the attainment of substantive scheduled performance milestones under the percentage-of-completion method. Operating lease revenue is recognized monthly over the lease term. The units leased under operating leases are included in the balance sheet under “Property, plant and equipment.” The Company accrues for warranty costs, sales returns and other allowances at the time of shipment.

Revenue arrangements with multiple deliverables are evaluated to determine if the deliverables (items) can be divided into more than one unit of accounting. An item can generally be considered a separate unit of accounting if all of the following criteria are met:

•	The delivered item(s) has value to the customer on a standalone basis;

•	There is objective and reliable evidence of the fair value of the undelivered item(s); and

•

If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

Items that do not meet these criteria are combined into a single unit of accounting. If there is objective and reliable evidence of fair value for all units of accounting, the arrangement consideration is allocated to the separate units of accounting based on their relative fair values. In cases where there is objective and reliable evidence of the fair value(s) of the undelivered item(s) in an arrangement but no such evidence for one or more of the delivered item(s), the residual method is used to allocate the arrangement consideration. In cases in which there is not objective and reliable evidence of the fair value(s) of the undelivered item(s) but a portion of the arrangement is considered to be a lease, the Company recognizes where it has sufficient evidence to make an estimate of the relative fair values of the delivered elements.

The Company presents revenue net of sales taxes and value-added taxes in its consolidated statements of operations.

Shipping and Handling Costs

Shipping costs include charges associated with delivery of goods from the Company’s facilities to its customers and are reflected in cost of product. Shipping costs paid to the Company by its customers are classified as revenue.

Product Warranty

The Company accrues for estimated warranty obligations when revenue is recognized based on an estimate of future warranty costs for delivered products and specific known product issues. Such estimates are based on historical experience and expectations of future costs. The Company periodically evaluates and adjusts the accrued warranty costs to the extent actual warranty costs vary from the original estimates. The Company’s warranty period typically extends from one to five years from the date of shipment. Costs associated with maintenance contracts, including extended warranty contracts, are expensed when they are incurred. Actual warranty costs may differ from management’s estimates.

Legal and Other Contingencies

In the ordinary course of business, the Company is involved in legal proceedings involving contractual and employment relationships, product liability claims, intellectual property rights, and a variety of other matters. The Company records contingent liabilities resulting from asserted and unasserted claims against it, when it is probable that a liability has been incurred and the amount of the loss is estimable. Estimating probable losses requires analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts. Therefore, actual losses in any future period are inherently uncertain. Currently, the Company does not believe any of its pending legal proceedings or claims will have a material impact on its financial position, results of operations or cash flows. However, if actual or estimated probable future losses exceed the Company’s recorded liability for such claims, it would record additional charges as other expense during the period in which the actual loss or change in estimate occurred.

For components not yet billed to the Company by its third-party contract manufacturers, contingent liabilities are recorded by component based on the likelihood of the Company’s ultimate usage of the components. The Company’s reserve for such potential billings of $4.8 million is included in accrued other liabilities in the Company’s consolidated balance sheet at December 31, 2010.

Costs Associated with Exit Activities

The Company records costs associated with exit activities such as for employee termination benefits that represent a one-time benefit when management approves and commits to a plan of termination, and communicates the termination arrangement to the employees, or over the future service period, if any. Other costs associated with exit activities may include contract termination costs, including costs related to leased facilities to be abandoned or subleased, and facility and employee relocation costs. In addition, a portion of the Company’s restructuring costs are outside the U.S. related to expected employees terminations. The Company is required to record a liability for this cost when it is probable that it will incur the costs and can reasonably estimate the amount.

In addition, for acquisitions prior to January 1, 2009, the Company accounts for costs to exit an activity of an acquired company and involuntary employee termination benefits associated with acquired businesses in the purchase price allocation of the acquired business if a plan to exit an activity of an acquired company exists, and those costs have no future economic benefit to the Company and will be incurred as a direct result of the exit plan. Any reserves established in the TeT acquisition are adjusted through goodwill.

Advertising Costs

Advertising costs are expensed as incurred and totaled $0.4 million, $0.1 million and $0.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock-Based Compensation

The Company recognizes compensation expense over the requisite service period for the fair-value of stock options and related awards. For stock options with graded vesting terms, the Company recognizes compensation cost over the requisite service period using the accelerated method. The fair value of stock-based awards are estimated at the date of grant using key assumptions such as future stock price volatility, expected terms, risk-free interest rates and the expected dividend yield. In addition, the Company estimates the expected forfeiture rate of the Company’s stock grants and only recognizes the expense for those shares expected to vest.

Foreign Currency

Assets and liabilities of subsidiaries operating outside the U.S. with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates. Revenue, costs and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive loss.

For subsidiaries operating outside the U.S. where the functional currency is the U.S. Dollar, monetary assets and liabilities denominated in local currency are remeasured at year-end exchange rates whereas non-monetary assets, including inventories and property, plant and equipment, are reflected at historical rates. Revenue, costs and expenses are translated at the monthly average exchange rates in effect during the year. Any gains or losses from foreign currency remeasurement are included in foreign currency gain or loss in the consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws (including rates) is recognized in income in the period that includes the enactment date. See Note 16 regarding the valuation reserve against the Company’s deferred tax assets.

The Company does not provide for federal income taxes on the undistributed earnings of its international subsidiaries because earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares outstanding and potentially dilutive common shares from outstanding stock options and warrants. Potentially dilutive common shares are calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company’s outstanding options and warrants. Antidilutive securities not included in the dilutive earnings per share calculations for 2010 amounted to 14,955,114. Due to losses in 2009 and 2008, potentially dilutive securities are not included in the calculation of dilutive loss per share as their impact would be anti-dilutive. In those years, excluded options and warrants amounted to 15,593,654 and 15,007,528, respectively. The following table reconciles the weighted average shares used in computing basic and diluted income (loss) per share in the respective years:

	2010	2009	2008
Shares used in basic income (loss) per share calculation (weighted average common shares outstanding)	53,973,671	53,526,493	53,321,154
Effect of dilutive stock options and warrants	1,297,264	—	—

Shares used in diluted income (loss) per share calculation	55,270,935	53,526,493	53,321,154

Derivative Financial Instruments

The Company does not acquire, hold or issue derivative financial instruments for trading purposes. Derivative financial instruments are used to manage foreign exchange and interest rate risks that arise out of the Company’s core business activities.

Derivative financial instruments used to manage foreign exchange risk were designated as hedging instruments for hedges of foreign currency exposure of the Company’s net investment in foreign operations. The primary objective of the Company’s hedging strategy is to protect its net investments in foreign subsidiaries and certain accounts receivable that are exposed to volatility in foreign currency exchange rates. In March 2009, the Company suspended hedging activities due to the cost of entering into forward contracts, the possible short term cash requirements for forward contract payables, along with the inability to repatriate cash from foreign countries on a short term basis to offset any hedge forward contract payable. Prior to the decision to suspend hedging in March 2009, the Company hedged the translation of its net investment in foreign subsidiaries in an attempt to neutralize the effect of translation gains or losses in the statement of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) represents net income (loss) for the year adjusted for changes in stockholders’ equity from non-stockholder sources. Accumulated comprehensive income (loss) items typically include currency translation and the impact of the Company’s pension liability adjustment, net of tax.

Impact of Recently Issued Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance on the consolidation of variable interest entities (“VIE”). This new guidance significantly affects the overall consolidation analysis. The Company adopted this guidance in the first quarter of fiscal 2010. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The implementation of these amendments is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued amendments that require additional fair value disclosures. These disclosure requirements became effective for interim and annual periods beginning after December 15, 2009, except for the gross presentation of the Level 3 roll forward, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. These amended standards do not significantly impact the Company’s consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued authoritative guidance to amend the accounting and reporting requirements for decreases in ownership of a subsidiary. This guidance requires that a decrease in the ownership interest of a subsidiary that does not result in a change of control be treated as an equity transaction. The guidance also expands the disclosure requirements about the deconsolidation of a subsidiary. The Company adopted this guidance in 2010 and it did not have a material impact on its financial statements.

In December 2010, the FASB issued authoritative guidance that modifies the requirements of step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. This guidance is effective for fiscal years beginning after December 15, 2010. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Business Acquisitions and Others

Thales e-Transactions

On April 1, 2008, the Company acquired the TeT business line to expand the Company’s geographic reach in Europe and increase the Company’s size and scale, with the expectation of accelerating product cost reductions given the convergence towards a single, combined product family.

The consideration paid to acquire TeT was $150.5 million in cash. To fund a portion of the acquisition price, the Company entered into a credit agreement with Francisco Partners, which provided funding of $60.0 million. See Note 12 for additional information related to this credit agreement.

The purchase price consisted of the following (dollars in thousands):

Cash paid to purchase TeT shares	$120,000
Cash paid for working capital and assumed debt	23,611
Transaction costs and expenses	3,827
Working capital adjustment	3,086

Total	$150,524

On December 18, 2009, the Company agreed to settle amounts owed under the TeT acquisition agreement for a cash payment of approximately $4.1 million. The Company included $3.1 million as part of the purchase price and $1.0 million of professional fees for accounting and tax services provided to Thales had been expensed as incurred in 2008. On December 28, 2009, the Company paid $2.1 million of the settlement amount and the remaining $2.0 million was paid on January 8, 2010.

The acquisition was accounted for as a purchase business combination and accordingly, the results of TeT’s operations are included in the Company’s consolidated results from the date of the acquisition.

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to TeT’s tangible and intangible assets acquired and liabilities assumed. The excess of the purchase price over the net tangible and intangible assets is recorded as goodwill, which will not be deductible for tax purposes.

The purchase price allocation is as follows (dollars in thousands):

Cash	$21,865
Accounts Receivable	39,072
Inventory	9,023
Property, plant and equipment	5,679
Other assets	13,191
Amortizable intangible assets:
Customer relationships	66,350
Unpatented technology	5,688
Trademarks, trade names	2,127

Total assets	162,995
Deferred revenue	(6,904)
Other current liabilities	(62,035)
Net deferred tax liabilities	(20,634)
Non current liabilities	(2,916)

Total liabilities	(92,489)
Fair value of tangible and intangible assets acquired, net of liabilities assumed	70,506
Goodwill	80,018

Total purchase price	$150,524

Intangible Assets. TeT’s customer relationships are represented through a distribution network of banks, distributors and retailers through which TeT sells the majority of its products and services. The Company expects to amortize the fair value of these assets over an average estimated life of five to ten years.

Supplier relationships represent third party manufacturing relationships through which the majority of TeT products are produced. The Company expects to amortize the fair value of these assets over an average estimated life of four years.

Product technology includes TeT products, principally the Artema product line. TeT technology and products are designed for hardware, software, solutions and services, serving the European markets. The Company expects to amortize the developed and core technology and patents over an average estimated life of two years.

The fair value of intangible assets was determined using an income approach, based on discussions with TeT management and a review of certain transaction-related documents and forecasts prepared by the Company and TeT management. The rate utilized to discount net cash flows to their present values is 19%. This discount rate was determined after consideration of the Company’s weighted average cost of capital specific to this transaction and the assets being purchased.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of the Company’s acquisition-related intangible assets and the Company’s intended future use of the intangible assets. Deferred tax liabilities in the amount of $20.6 million were recorded based upon conclusions regarding the tax positions that were taken.

Of the total $74.2 million of intangible assets, $62.7 million was reported in NEMEA and $11.5 million in SEMEA. Intangible assets in these business segments are subject to translation adjustment for currency changes.

Goodwill. Of the total purchase price, approximately $80.0 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is not amortized but instead is tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. See Note 4 for a discussion of impairment charges related to the Company’s goodwill and intangible assets.

The following represents the actual results of operations for the year ended December 31, 2010, 2009 and proforma results for 2008 which and gives effect to the acquisition of TeT as if the acquisition was consummated at the beginning of fiscal year 2008. The unaudited pro forma results of operations for 2008 are not necessarily indicative of what would have occurred had the acquisition been made as of the beginning of the period or of the results that may occur in the future. Net loss includes additional interest expense of $2.4 million and amortization of intangible assets related to the acquisition of $2.8 million for the first quarter of 2008 (dollars in thousands, except for per share data):

	2010	2009	2008
Total net revenue	$468,449	$406,903	$477,386
Net income (loss)	$6,715	$(6,868)	$(94,063)
Net income(loss) per share — basic and diluted	$0.12	$(0.13)	$(1.76)

Sale of Majority Interest in HBNet, Inc.

On February 17, 2010, the Company and The McDonnell Group formed a new venture, Phoenix Managed Networks, LLC (“PMN”), which equips payment processors, banks and retailers worldwide with highly reliable and cost-effective data communications services for transaction-based applications. In this transaction, an affiliate of The McDonnell Group contributed $1.0 million to PMN in consideration for which it received preferred membership interests in PMN representing 60% of PMN’s outstanding preferred interests. At the same time, the Company’s wholly-owned subsidiary, Hypercom U.S.A., Inc. (“HYC USA”), contributed certain assets, including all of the outstanding membership interests of HYC USA’s wholly-owned subsidiary, HBNet, Inc. (“HBNet”), to PMN in consideration for which HYC USA received preferred membership interests in PMN representing the remaining 40% of PMN’s outstanding preferred interests and $1.0 million in cash. For accounting purposes, the Company treated this transaction as a sale of 60% of its interest in HBNet to The McDonnell Group in exchange for $1.0 million, and a contribution of its other 40% interest in HBNet to PMN in exchange for a 40% interest in PMN. As a result, the Company recorded a gain of $0.7 million during the year ended December 31, 2010 from the sale of the 60% interest in HBNet. The excess of the cash received over the gain recorded ($0.3 million) was applied to reduce the net book value of the Company’s remaining investment in HBNet to $0.2 million, which was then exchanged for the Company’s 40% equity investment in PMN. The investment in PMN is included in other long-term assets in the Company’s consolidated balance sheet as of December 31, 2010, and is accounted for under the equity method of accounting.

4. Intangible Assets and Goodwill

Intangible assets consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	December 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Capitalized software	$7,159	$(2,626)	$4,533	$3,327	$(1,874)	$1,453
Customer and supplier relationships	52,386	(17,114)	35,272	56,692	(11,875)	44,817
Unpatented technology	2,840	(2,840)	—	3,078	(2,694)	384
Trademarks, trade names	3,527	(1,776)	1,751	3,636	(1,687)	1,949
Service know-how	1,330	(521)	809	1,330	(388)	942
Other	149	(146)	3	150	(116)	34

	$67,391	$(25,023)	$42,368	$68,213	$(18,634)	$49,579

Amortization of these intangibles is provided on the straight-line method over their estimated useful lives:

Capitalized software	8 months - 3 years

Customer relationships	4 - 10 years

Unpatented technology	2 - 10 years

Trademarks, trade names	2 - 10 years

Service know - how	10 years

Other	2 - 5 years

In 2008, the Company determined that $8.8 million of intangible assets were impaired. Of the total write-down, $2.4 million was related to the Company’s 2006 acquisition of TPI and $6.4 million from its 2008 acquisition of TeT. The Company performed the impairment test for these assets primarily due to the decline in its stock price that caused its book value to exceed its market capitalization, which was an indication that these assets may not be recoverable. The primary reason for these impairment charges relates to economic conditions and ongoing operations, which has caused the Company to reduce its estimates of projected cash flows.

Amortization expense related to intangible assets used in continuing operations was $7.6 million, $9.7 million and $9.9 million for the years ended December 31, 2010, 2009 and 2008, respectively. Based on the intangible assets recorded at December 31, 2010, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each period, is expected to be as follows: $7.0 million for 2011, $7.3 million for 2012, $6.4 million for 2013, $6.4 million for 2014 and $6.2 in 2015.

Activity related to goodwill consisted of the following at December 31, 2010 and December 31, 2009 (dollars in thousands):

	December 31, 2010	December 31, 2009
Balance, beginning of year	$28,536	$26,715
Additions related to acquisitions	—	1,108
Deferred tax asset adjustment	1,163	—
Reversal of TeT severance to Goodwill	(4,725)	—
Currency translation adjustment	(2,373)	713

Balance, end of year	$22,601	$28,536

The goodwill adjustment was due to a reduction of the severance and other termination benefits that were initially accrued in connection with the Company’s acquisition of TeT in 2008.

During the fourth quarter of 2008, the Company concluded that the current economic environment and the significant declines in its market capitalization compared to its net book value represented significant adverse events, and therefore, management evaluated goodwill and long-lived assets for impairment as of December 31, 2008. In evaluating goodwill and long-lived assets for recoverability, estimates of after-tax undiscounted future cash flows of the Company’s individual reporting units were compared to the carrying value of the reporting units. As quoted market prices are unavailable for individual reporting units, fair value was determined by discounting estimated future cash flows. The estimated cash flows used to assess recoverability of long-lived assets and measure fair value of reporting units were derived from current business plans developed using near-term and long term management projections. The asset impairment evaluations, including the annual goodwill impairment test, required management to make several assumptions in determining estimates of future cash flows to determine fair value of the individual reporting units, including near and long-term revenue and cost assumptions.

The evaluation of goodwill resulted in the recognition of asset impairment charges totaling $59.0 million for 2008, primarily related to the assets acquired in the TeT acquisition on April 1, 2008. Of the total amount, $4.0 million related to the 2006 acquisition of TPI, $4.5 million related the 2007 acquisition of ACG and, $50.5 million related to the 2008 acquisition of TeT. The primary reason for these impairment charges relates to the economic recession, which has caused the Company to reduce its estimates for projected cash flows, has reduced overall industry valuations, and caused an increase in discount rates in the credit and equity markets.

Of the total $67.8 million impairment of goodwill and intangible assets, $6.4 million was reported in the Americas, $4.5 million in Asia-Pacific, $24.4 million in NEMEA, and $32.5 million in SEMEA.

The Company completed its annual goodwill impairment test as of December 31, 2010 and 2009 and concluded no impairment charge was required.

5. Restructuring and Other Charges

2010 Restructuring

In 2010, we incurred employee severance and related charges as a result of the following initiatives:

•	Reorganization of our service businesses in Australia and Brazil;

•	Reorganization of our operations in Asia-Pacific; and

•	Reorganization of our management team in our offices in Arizona, Mexico and the Caribbean.

The following table summarizes these charges and activities during the year ended December 31, 2010 (dollars in thousands):

	Balance at			Balance at
	December 31,		Cash	December 31,
	2009	Additions	Payments	2010
Severance and other termination benefits	$1,010	$2,458	$(1,915)	$1,553

Total	$1,010	$2,458	$(1,915)	$1,553

As a result of these actions, the Company incurred charges of $2.5 million in 2010. Of the $2.5 million, $0.6 million was recorded in costs of revenue and $1.9 million was recorded in operating expenses. Of the $2.5 million, $0.8 million was recorded in the Americas, $1.0 million in SEMEA, $0.5 million in Asia-Pacific, and $0.2 million in Shared Cost Centers.

The Company expects to pay the accrued severance and benefits related charges in 2011. The amounts recorded and the additional restructuring charges the Company expects to incur are subject to change based on the negotiation of severance with employees and related work groups.

Thales e-Transactions Restructuring

On April 1, 2008, the Company completed the acquisition of TeT and began formulating a restructuring plan. At the acquisition date, the Company accrued into the purchase price allocation restructuring costs related to reduction in workforce and future facilities lease obligations of approximately $9.1 million. The balance at December 31, 2010 was $0.5 million.

Activities of the restructuring balance related to the TeT acquisition are as follows (dollars in thousands):

	Balance at	Reversal of TeT		Currency	Balance at
	December 31,	Severance to	Cash	Translation	December 31,
	2009	Goodwill	Payments	Adjustment	2010
Severance and other termination benefits	$7,255	$(4,725)	$(2,236)	$(235)	$529

Total	$7,255	$(4,725)	$(2,236)	$(235)	$529

Based on the Company’s current negotiations with workers councils in Europe, the Company expects the remaining amounts accrued to be paid in 2011. The amounts recorded are subject to change based on further negotiation of severance amounts to be paid.

2009 Business Restructuring

In 2009, the Company incurred employee severance and benefits-related charges as a result of the following initiatives:

•	Reorganization of the Company’s service businesses in Australia and Brazil;

•	Consolidation of the Company’s United Kingdom operations in the Salisbury facility, resulting in the closing of the Woking facility;

•	Reorganization of the Company’s operations in Asia-Pacific;

•	Reorganization of the Company’s management team in its offices in Arizona, Mexico and the Caribbean; and

•	Reorganization of the Company’s research and development activities in Europe.

As a result of these actions, the Company incurred charges of $3.0 million in 2009. Of the $3.0 million, $1.3 million was recorded in costs of revenue and $1.7 million was recorded in operating expenses. Of the $3.0 million, $1.2 million was recorded in the Americas, $0.4 million in SEMEA, $0.1 million in NEMEA, $0.2 million in Asia-Pacific, and $1.1 million in Shared Cost Centers.

2008 Business Restructuring

During the second quarter of 2008, the Company accrued the remaining lease termination and severance costs related to the exit out of its manufacturing facility in China. The total costs of the lease termination and severance costs of $0.5 million were recorded in costs of revenue in Asia-Pacific. The Company paid the cost during the third quarter of 2008.

6. Discontinued Operations and Assets Held for Sale

European Lease and Service Operation

During the fourth quarter of 2009, the Company made the decision to sell a European lease and service operation, which qualifies as discontinued operations. Accordingly, the lease and service business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented. General corporate overhead costs have not been allocated to discontinued operations. A summary of the operating results for the years ended December 31, 2010 and 2009 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2010	2009
European lease and service operation
Net Revenue	$4,261	$4,644
Costs of Revenue	3,414	4,294

Gross profit	847	350
Selling, general, and administrative expenses	(424)	(1,439)

Income (loss) from discontinued operations	$423	$(1,089)

A summary of the assets and liabilities held for sale related to this European lease and service operation is as follows (dollars in thousands):

	December 31,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$264	$56
Accounts receivable, net	473	688
Net investment in sales-type leases	2,121	2,298
Inventories	171	326
Prepaid expenses and other current assets	833	5
Long term assets	27	—

Total assets	$3,889	$3,373

LIABILITIES
Accounts payable	$545	$1,172
Accrued sales and other taxes	460	—
Accrued payroll and related expenses	135	72

Total liabilities	$1,140	$1,244

The Company expects to complete the sale during the second quarter of 2011.

Brazilian building

On April 19, 2010, the Company sold its Brazilian building for consideration of R$8.6 million Brazilian Reais (approximately $4.6 million U.S. Dollars), receiving R$2.9 million Brazilian Reais, or $1.7 million U.S. Dollars, upon execution of the sales agreement. The remainder was expected to be received in installments of 40% and 30% within 180 days and 270 days, respectively, of the signing of the sales agreement. The Company entered into a leaseback transaction with the buyer to allow for a transition of the Company’s services operations for a period of three months that ended on July 19, 2010.

The payment expected on October 20, 2010 was not received. The Company has deferred the potential gain related to the sale as of December 31, 2010. The gain will be recognized once the Company no longer has continuing involvement in the building, the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, and collectability of the remaining amounts due are reasonably assured either by collection of the majority of the receivable or when the Company is assured the amounts due are not subject to future subordination from a bank or other lender. The net book value of the building was $1.9 million and is classified as assets held for sale in the Company’s consolidated balance sheets as of December 31, 2010 and

December 31, 2009, respectively. The $1.7 million received has been recorded as deferred revenue in the Company’s consolidated balance sheet as of December 31, 2010.

Australian Courier Business

On March 1, 2009, the Company sold its small courier business in Australia (“Australian Courier Business”) that was acquired in 2007. The Australian Courier Business qualified as discontinued operations and accordingly, the income (loss) from discontinued operations includes direct revenue and direct expenses of this operation. General corporate overhead costs have not been allocated to discontinued operations. A summary of the operating results at December 31 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2009	2008
Australian Courier Business
Net Revenue	$558	$4,381
Costs of Revenue	481	3,703

Gross profit	77	678
Selling, general, and administrative expenses	(14)	(323)
Impairment of goodwill and intangible assets	—	(718)
Gain on sale	65	—

Income (loss) from discontinued operations	$128	$(363)

Effective March 1, 2009, the Company sold the Australian Courier Business for $0.3 million. The sale agreement includes all related rights and obligations of the Australian Courier Business. The sale agreement contains general warranty and indemnification provisions, which could result in additional liabilities to the Company if certain events occur or fail to occur in the future.

The Australian Courier Business was fully divested as of December 31, 2009; as such, no results of operations were included in discontinued operations in 2010.

U.K. Lease Portfolio

During the fourth quarter of 2005, the Company made the decision to sell its U.K. leasing business (the “U.K. Lease Business”). As of December 31, 2005, the U.K. Lease Business qualified as discontinued operations. The U.K. Lease Business operating results have been classified as discontinued operations in the statements of operations and cash flows for all periods presented.

Effective May 31, 2006, the Company sold the U.K. Lease Business for $12.1 million (the “U.K. Lease Sale”). The U.K. Lease Sale includes the lease arrangements with merchants and all related obligations and rights to payment under such agreements. The U.K. Lease Sale agreement contains covenants and indemnification provisions, which could result in additional liabilities to the Company if certain events occur or fail to occur in the future. A summary of the operating results at December 31 included in discontinued operations in the accompanying consolidated statements of operations is as follows (dollars in thousands):

	2010	2009	2008
U.K. Lease Portfolio:
Costs of revenues (reversals of commissions)	$(116)	$(37)	$118

Gross profit	(116)	(37)	118

Income (loss) from discontinued operations	$(116)	$(37)	$118

7. Leases

Sales-Type Leases

The Company’s net investment in sales-type leases consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Lease contracts receivable	$14,836	$13,523
Unearned revenue	(2,199)	(2,360)
Allowance for bad debt	(528)	(882)

Net investment in sales-type leases	$12,109	$10,281

Future minimum payments to be received under sales-type leases are as follows (dollars in thousands):

Year Ending December 31,
2011	$5,441
2012	4,546
2013	2,709
2014	1,880
2015	260
Thereafter	—

$14,836

8. Fair Value Measurements

The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers as follows: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data.

The Company’s cash and cash equivalents were measured at fair value consist of the following at December 31, 2010 (dollars in thousands):

	Level 1	Level 2	Level 3	Total
Money market funds	$8	$—	$—	$8
Cash	56,938	—	—	56,938

	$56,946	$—	$—	$56,946

9. Inventories

Inventories consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Purchased parts	$10,501	$8,850
Work in progress	454	292
Finished goods	33,032	20,221

	$43,987	$29,363

10. Property, Plant and Equipment, net

Property, plant and equipment consist of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Computer equipment and software	$42,433	$39,349
Machinery and equipment	34,260	33,941
Equipment leased to customers	264	271
Furniture and fixtures	5,459	4,752
Leasehold improvements	7,673	6,421
Construction in process	2,298	830

	92,387	85,564
Less accumulated depreciation	(68,622)	(61,260)

	$23,765	$24,304

Depreciation expense from continuing operations, which includes depreciation for assets under capital lease, was $9.6 million, $9.4 million and $8.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Accumulated depreciation for equipment leased to customers amounted to $0.1 million for the years ended December 31, 2010 and 2009, respectively.

In 2010, the Company sold its Brazilian building (see Note 6). The net book value of the building at December 31, 2010 and 2009 was $1.9 million. The net book value is classified as current portion of assets held for sale as of December 31, 2010 and 2009. The net book value is included in property, plant and equipment, net by country in the segment and geographic information as disclosed in Note 21.

11. Product Warranty Liability

The following table reconciles the changes to the product warranty liability for the years ended December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Balance at beginning of period	$5,444	$6,597
Warranty charges from operations	6,579	4,116
Utilization of warranty liability	(5,818)	(5,654)
Currency translation adjustment	(259)	385

Balance at end of period	$5,946	$5,444

Deferred revenue associated with the Company’s extended warranty programs was $3.9 million and $3.5 million at December 31, 2010 and 2009, respectively.

12. Long-term Debt

Revolving Credit Facilities

On January 15, 2008, the Company and certain of its subsidiaries (the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with a bank and other financial institutions party to the Loan Agreement. The bank also serves as agent for the lenders under the Loan Agreement (the “Agent”). The Loan

Agreement provides for a revolving credit facility of up to $25.0 million. Under the Loan Agreement, if certain conditions are met, the Company may request an increase in the credit facility to an aggregate total of up to $40.0 million. Amounts borrowed under the Loan Agreement and repaid or prepaid during the term may be reborrowed. Outstanding amounts under the Loan Agreement bore interest, at the Company’s option, at either: (i) LIBOR plus 175 basis points; or (ii) the bank’s prime rate. All amounts outstanding under the Loan Agreement were due on January 15, 2011.

Availability of borrowings and the issuance of letters of credit under the Loan Agreement are subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, and certain in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate.

On February 10, 2010, the Loan Agreement was amended to allow the Company to enter into a transaction between our former subsidiary, HBNet, and The McDonnell Group, as well as making additional changes, including, among others, providing for the outstanding amounts under the Loan Agreement to now bear interest, at the Company’s option, at either: (i) LIBOR plus 200 or 250 basis points; or (ii) the bank’s prime rate plus 50 or 75 basis points depending on certain financial ratios. In addition, the borrowing base was amended to eliminate inventory from the borrowing base calculation.

On December 30, 2010, the Loan Agreement was further amended whereby all amounts outstanding are now due on January 14, 2012. In addition, the revolving credit facility under the Loan Agreement is set at a maximum of up to $25.0 million (previously up to $40.0 million if certain conditions were met). No amounts were borrowed against the line of credit as of December 31, 2010. The Company had availability of $19.2 million as of December 31, 2010, which was decreased by outstanding letters of credit totaling $3.1 million at December 31, 2010.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Loan Agreement includes negative covenants that prohibit the Company from, among other things, incurring certain types of indebtedness (excluding indebtedness secured by certain assets of the Company and its subsidiaries in an aggregate amount not to exceed $50.0 million for working capital purposes), making annual capital expenditures in excess of proscribed amounts, or disposing of certain assets. The Loan Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company that is incorrect in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company, judgments in excess of $2.5 million in the aggregate being rendered against the Company, and the incurrence of certain liabilities under the Employee Retirement Income Security Act (“ERISA”) in excess of $1.0 million in the aggregate.

In the event of a default by the Borrowers, the Agent may, at the direction of the lenders, terminate the lenders’ commitments to make loans under the Loan Agreement, declare the obligations under the Loan Agreement immediately due and payable and enforce any and all rights of the lenders or Agent under the Loan Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become immediately due and payable. The obligations of the Company under the Loan Agreement are secured by its inventory and accounts receivable of certain of the Company’s subsidiaries in the U.S. and the U.K. The remaining balance of the Company’s consolidated assets, including the subsidiaries acquired in connection with the TeT acquisition, is unencumbered under the Loan Agreement and, if needed, may be used as collateral for additional debt. The Company’s obligations as guarantor under the Loan Agreement are unsecured.

Acquisition Financing

In February 2008, in connection with the acquisition of TeT, the Company entered into a credit agreement (the “Credit Agreement”) with Francisco Partners (“FP II”) pursuant to a commitment letter dated December 20, 2007 between the Company and Francisco Partners. See Note 2 for additional information related to the TeT acquisition. The Credit Agreement provided for a loan of up to $60.0 million to partially fund the acquisition at closing. The loan under the Credit Agreement bears interest at 10% per annum, provided that, at the election of the Company, interest may be capitalized and added to the principal of the loan to be repaid at maturity. The loan was funded on April 1, 2008 by an affiliate of Francisco Partners, FP Hypercom Holdco, LLC. All amounts outstanding under the Credit Agreement are due four years from the funding date. On funding of the loan under the Credit Agreement and the closing of the acquisition, the lender was granted a five-year warrant to purchase approximately 10.5 million shares (the “Warrant”) of the Company’s common stock at $5.00 per share. The Warrant contains a cashless exercise provision that can be utilized by the lender at its sole option. The cashless exercise provision permits the lender, in lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of the Warrant in whole or in part, to receive upon such exercise the “net number” of shares of the Company’s common stock determined according to the agreement. In the event the lender elects a cashless exercise of the Warrant, the Company will not receive any cash payment for the shares delivered to the lender pursuant to such cashless exercise.

The estimated fair value of the Warrant at the date issued was $1.68 per share using a Black-Scholes option pricing model. The valuation date for the Warrant was February 14, 2008, when all relevant terms and conditions of the debt agreement had been reached. The total fair value of the Warrant of $17.8 million was recorded as a discount to the acquisition financing and has been recognized in equity as additional paid in capital. The loan discount is being amortized as interest expense over the life of the loan and totaled $5.1 million and $3.8 million for the years ended December 31, 2010 and 2009.

In accordance with the loan agreement, the Company added to the loan balance interest of $6.9 million and $6.7 million during 2010 and 2009.

In addition to representations and warranties, covenants, conditions and other terms customary for instruments of this type, the Credit Agreement includes negative covenants that prohibit the Company from, among other things, incurring certain types of indebtedness, granting liens on assets, engaging in transactions with affiliates and disposing of certain assets. The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company that is incorrect in any material respect, certain defaults relating to other material indebtedness, certain insolvency and receivership events affecting the Company, judgments in excess of $3.0 million in the aggregate being rendered against the Company, and the incurrence of certain ERISA liabilities in excess of $5.0 million in the aggregate.

In the event of a default by the Company, the Lender may declare the obligations under the Credit Agreement immediately due and payable and enforce any and all of its rights under the Credit Agreement and related documents.

The Company’s long term debts are classified within a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), then to significant observable inputs (Level 2) and the lowest priority to significant unobservable inputs (Level 3). See Note 8 for further discussion of the different levels of the fair value hierarchy. The Company’s long-term debt meets the criteria described for Level 2, and fair value approximates the $67.2 million book value at December 31, 2010.

Long-term debt consisted of the following at December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Credit agreement	$60,000	$60,000
Interest conversion to debt	18,233	11,321
Repayment of debt	(11,000)	(3,000)
Other	—	1

	67,233	68,322
Discounts on warrants issued to FP II, net	(7,100)	(12,246)

Long-term debt, net of discount	$60,133	$56,076

For the year ended December 31, 2010, the Company made early principal repayments of long-term debt totaling $8.0 million to FP II and recorded $1.2 million of interest expense to write-off portions of unamortized warrant discount related to the amounts paid.

Representatives for FP II hold two Board of Director positions of the Company as of December 31, 2010.

13. Stock-Based Compensation

The following table summarizes stock-based compensation expense included in the consolidated statements of operations for December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010	2009	2008
Costs of revenue	$398	$199	$119
Research and development	904	52	132
Selling, general and administrative	3,033	1,691	3,233

Total	$4,335	$1,942	$3,484

Stock-based compensation expense included zero, zero, and $0.1 million of payroll tax paid on behalf of employees that received stock awards during the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, total unrecognized compensation cost, net of forfeiture, related to stock-based options and awards was $5.0 million and the related weighted-average period over which it is expected to be recognized is approximately 1.6 years.

Stock Options

At December 31, 2010, the Company had one active stock-based employee compensation plan. Stock option awards granted from this plan are granted at the fair market value on the date of grant, vest over a period determined at the time the options are granted, generally ranging from one to five years, and generally have a maximum term of ten years. For stock options with graded vesting terms, the Company recognizes compensation cost over the requisite service period on the accelerated method.

A summary of stock option activity within the Company’s stock-based compensation plans and changes for the year ended December 31, 2010 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In Thousands)
Outstanding at December 31, 2010	4,488,834	$4.65	7.23	$17,190

Vested and expected to vest at December 31, 2010	4,335,658	$4.67	7.19	$16,540

Exercisable at December 31, 2010	2,823,882	$4.95	6.53	$10,121

The aggregate intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $2.7 million, zero, and $0.2 million, respectively.

The key assumptions used in the Black-Scholes valuation model to calculate the fair value are as follows:

	2010	2009	2008
Weighted average risk-free interest rate	2.5%	1.9%	5.4%
Expected life of the options (in years)	5.35	5.25	4.75
Expected stock price volatility	74.8%	72.0%	49.0%
Expected dividend yield	—	—	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The expected lives of options and stock price volatility are based on historical data of the Company. The weighted average fair value of options granted in the years ended December 31, 2010, 2009 and 2008 were $3.07, $0.97 and $1.81, respectively.

Stockholder Rights Plan

On September 29, 2010, in connection with an unsolicited, non-binding acquisition proposal from VeriFone, the Company’s Board of Directors (the “Board”) adopted a Stockholder Rights Plan that provides for the distribution of one right for each share of common stock outstanding. Each right entitles the holder to purchase one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a price of $25.02 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The rights generally become exercisable at the discretion of the Board following a public announcement that 15% or more of the Company’s common stock has been acquired or an intent to acquire has become apparent. The rights will expire on September 29, 2015, unless the final expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by the Company. Further description and terms of the rights are set forth in the Rights Agreement between the Company and Computershare Trust Company, N.A., (“the Rights Agent”).

On November 17, 2010, Hypercom entered into a definitive merger agreement with VeriFone by which VeriFone will acquire Hypercom in an all-stock transaction. In connection with the merger agreement, Hypercom and the Rights Agent entered into an amendment (the “Amendment”) to the Stockholder Rights Plan that provides that the Preferred Stock purchase rights issued under the Stockholder Rights Plan will be inapplicable to the VeriFone merger, the merger agreement, and the transactions contemplated by the merger agreement.

Restricted Stock Awards

The Company grants restricted stock awards (“RSAs”) to certain employees, which are valued at the closing market value of the Company’s common stock on the date of grant, and the total value of the award is expensed using the accelerated method. Share-based compensation expense related to all RSAs outstanding in 2010, 2009, and 2008 was approximately $2.5 million, $0.2 million and $0.4 million, respectively. As of December 31, 2010, the total amount of unrecognized compensation cost, net of forfeitures, related to nonvested RSAs was approximately $2.1 million, which is expected to be recognized over a weighted-average period of one year. Compensation expense with respect to the grants could be reduced or reversed to the extent employees receiving the grants leave the Company prior to vesting in the award.

A summary of nonvested restricted stock activity for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Nonvested Shares Outstanding	Weighted Average Grant Date Fair Value per Share
Balance at December 31, 2007	75,000	$6.24
Shares granted in 2008	75,000	3.99
Shares vested in 2008	(100,000)	5.21

Balance at December 31, 2008	50,000	4.94

Shares granted in 2009	1,149,000	1.24
Shares vested in 2009	(80,000)	3.77
Shares forfeited in 2009	(129,000)	1.17

Balance at December 31, 2009	990,000	1.23

Shares granted in 2010	672,000	4.78
Shares vested in 2010	(495,644)	1.46
Shares forfeited in 2010	(56,667)	1.73

Balance at December 31, 2010	1,109,689	$3.25

The total value of restricted shares vested during the years ended December 31, 2010, 2009 and 2008 was $0.7 million, $0.3 and $0.5 million, respectively.

14. Stockholders’ Equity

In 1997, the Board adopted and the stockholders of the Company approved the Hypercom Corporation Long-Term Incentive Plan, which was amended in 2001 (the “1997 Plan”), to allocate a total of 6,000,000 shares of common stock for issuance at the Company’s discretion. The 1997 Plan authorizes issuance of “incentive stock options” (as defined by the Internal Revenue Code of 1986), non-qualified stock options, stock appreciation rights, RSAs, performance share awards, dividend equivalent awards and other stock-based awards. Stock options issued under the 1997 Plan become exercisable over a period determined by the Board (generally over two to five years) and expire after a period determined by the Board (generally ten years after the date of grant).

In 2000, the Board approved the Hypercom Corporation 2000 Broad-Based Stock Incentive Plan, which was amended in 2002 (the “2000 Plan”), to allocate 7,000,000 shares of common stock for issuance at the Company’s discretion. The 2000 Plan authorizes the issuance of non-qualified stock options and RSAs, the majority of which must be issued to employees of the Company who are not officers or directors. Non-qualified stock options issued under the 2000 Plan become exercisable over a period determined by the Board (generally over two to five years), and expire after a period determined by the Board (generally ten years after the date of grant).

In 2010, the Board and the stockholders of the Company approved the Hypercom Corporation 2010 Equity Incentive Plan (the “2010 Plan”) to allocate 5.1 million shares of common stock for issuance, as well as the addition of up to 0.9 million shares that remained available for issuance under the Company’s predecessor plans (the 1997 Plan and 2000 Plan), for issuance at the Company’s discretion. The 2010 Plan authorizes the issuance of “incentive stock options” (as defined by the Internal Revenue Code of 1986), non-qualified stock options, stock appreciation rights, RSAs, performance share awards, dividend equivalent awards and other stock-based awards. Stock options issued under the 2010 Plan become exercisable over a period determined by the Board (generally over one to five years), and expire after a period determined by the Board (generally ten years after the date of grant). The 1997 Plan and 2000 Plan were terminated per the terms of the 2010 Plan; however, outstanding equity awards issued under such predecessor plans remain subject to the provisions of those plans.

Subsequent to year end, substantially all of the outstanding stock options and RSAs will be dilutive in the first quarter of 2011, based on the Company’s weighted average stock price. In connection with the merger agreement as described in Note 1, the Company is precluded from issuing any stock-based compensation with the exception of shares available under the employee stock purchase plan.

Stock Options

A summary of the Company’s stock option activity, including stock options issued under the Directors Plan, defined below, and related information for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010		2009		2008
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Beginning balance outstanding	4,564,861	$4.99	4,444,718	$5.74	2,974,536	$7.33
Granted	1,222,000	4.82	635,000	1.56	2,215,000	4.09
Exercised	(781,816)	4.17	—	—	(140,100)	3.78
Cancellations	(516,211)	8.76	(514,857)	7.27	(604,718)	7.98

Ending balance outstanding	4,488,834	$4.65	4,564,861	$4.99	4,444,718	$5.74

Exercisable at end of year	2,823,882	$4.95	3,245,491	$5.85	2,103,857	$7.25

The following table summarizes additional information about the Company’s stock options outstanding as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Under Option	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
$ 0.96 - 3.50	799,140	8.52	$1.86	353,849	$1.64
$ 3.52 - 5.28	2,766,291	7.51	4.42	1,746,630	4.37
$ 5.41 - 6.25	162,820	5.61	5.96	162,820	5.96
$ 6.28 - 9.29	576,250	3.27	7.38	376,250	7.61
$ 9.40 - 9.63	5,000	5.26	9.40	5,000	9.40
$ 10.38 - 10.94	179,333	5.36	10.59	179,333	10.59

	4,488,834			2,823,882

Stock Warrants

In connection with the funding of the Acquisition Financing, the Company granted the lender a warrant to purchase approximately 10.5 million shares of the Company’s common stock at $5.00 per share. See further discussion in Note 13. The warrant expires on April 1, 2013.

Employee Stock Purchase Plan

In 1997, the Board adopted and the stockholders of the Company approved the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was subsequently amended and restated in its entirety in 2008 upon adoption by the Board and approval by the Company’s stockholders. The Purchase Plan allows eligible employees of the Company to purchase shares of the Company’s common stock through periodic payroll deductions every three months. At the end of each offering period, payroll deductions for the offering period are used to purchase shares of common stock for each participant’s account at a price equal to 85% of the fair market value of the common stock on either the first or last day of the offering period, whichever is less. Payroll deductions under the Purchase Plan are limited to 10% of each eligible employee’s earnings during the offering period, and no single participant will be granted an option to purchase shares with a value in excess of $25,000 for each calendar year. The Board has reserved 625,000 shares of common stock for issuance under the Purchase Plan, subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event. Under the Purchase Plan, for the years ended December 31, 2010, 2009, and 2008 the Company sold 63,461, 159,561, and 59,997 shares to employees at weighted average prices of $2.58, $1.19, and $2.30, respectively. At the end of December 31, 2010, the Company had a balance of 81,165 shares of common stock available for issuance under the Purchase Plan.

The Company’s Purchase Plan is considered compensatory. During the years ended December 31, 2010, 2009 and 2008, the Company recorded compensation expense of $60,000, $61,938, and $59,000, respectively, related to the Purchase Plan.

Directors’ Stock Plan

In 1997, the Board adopted and the stockholders of the Company approved the Hypercom Corporation Nonemployee Directors’ Stock Option Plan, which was amended in 2002 and 2006 (the “Directors Plan”). The Directors Plan is administered by a committee appointed by the Board and provides for an initial grant to each Nonemployee Director of an option to purchase 15,000 shares of Common Stock; thereafter, each Nonemployee Director will receive an annual grant of an option to purchase 15,000 shares of Common Stock. The aggregate number of shares of Common Stock subject to the Directors Plan may not exceed 600,000, subject to adjustment in the event of a stock split, reverse stock split, stock dividend or similar event. Options granted under the Directors Plan are fully vested and become fully exercisable on the first anniversary of the date of grant and have a term of ten years. The exercise price per share under the Director Plan is equal to the fair market value of such shares upon the date of grant. In general, options may be exercised by payment in cash or a cash equivalent, and/or previously acquired shares having a fair market value at the time of exercise equal to the total option exercise price.

Stock Repurchase

In August 2003, the Board authorized a stock repurchase program to allow the purchase of up to $10.0 million of the Company’s common stock. In November 2005, the Board authorized a stock repurchase program to purchase up to $20.0 million of the Company’s common stock. When treasury shares are issued, the Company uses a first-in, first-out method and any excess of repurchase costs over the reissue price is treated as a reduction of paid in capital. Any excess of reissue price over repurchase cost is treated as an increase to paid-in capital.

During 2006, the Company purchased 1,346,628 shares of its common stock for $10.7 million. In 2010, the Company purchased 34,105 shares of its common stock for $0.04 million due to the cashless exercise of RSAs by employees. The repurchased shares were recorded as treasury stock and resulted in a reduction to stockholder’s equity. The timing and amount of any future repurchases will depend on market conditions and corporate considerations.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock. As of December 31, 2010 and 2009, there were no preferred shares outstanding.

15. Brazilian Health Ministry Contract

The Company has been involved in a long-term contract with the Brazilian Health Ministry requiring substantial delivery of customized software and hardware. Revenue and a resulting margin under this contract were recorded based on the achievement of contract milestones approved by the Brazilian Health Ministry. The margin for the entire contract was estimated to be 9%. Inherent in this margin was an expectation of realizing all amounts owed under the terms of the original contract and recovering claims for additional contract revenue, due to changes in the scope of the contract and additional currency exchange variation adjustments. Scope changes involved expanding the overall design specifications requiring additional hours and administration costs. The currency adjustments represented the inflation of cost on imported equipment caused by currency movements. At the end of 2003, the Company formally presented a claim to the Brazilian Health Ministry detailing the amount and nature of the scope changes and currency variation impact. The Company did not recognize revenue above the original contract amount, and contract costs associated with the scope changes and currency adjustments amounting to $11.3 million were deferred in anticipation of recognizing contract revenue. Due to the lack of timely acknowledgement and acceptance of the pending claim, the Company recorded a charge to operations for the deferred costs during the year ended December 31, 2004.

There were no amounts collected from the Brazilian Health Ministry during 2010, 2009, and 2008, however, since 2004 the Company has actively pursued discussions with the Brazilian Health Ministry regarding both the collection of the contract costs as well as renewal of the maintenance element of the contract; however, there is no certainty as to how much will ultimately be collected, whether revenue for work previously done will be recorded or if the maintenance element of the contract will ultimately be extended.

16. Income Taxes

Loss before income taxes and discontinued operations consisted of the following for the years ended December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010	2009	2008
Income (loss) before income taxes and discontinued operations:
United States	$5,146	$319	$(24,276)
Foreign	3,857	(7,092)	(59,422)

	$9,003	$(6,773)	$(83,698)

The (provision) benefit for income taxes for the years ended December 31, 2010, 2009 and 2008 consisted of the following (dollars in thousands):

	2010	2009	2008
Current:
State	$—	$41	$(3)
Federal	(117)	—	—
Foreign	(3,825)	(5,107)	465

	(3,942)	(5,066)	462
Deferred — Foreign	1,387	5,895	(1,673)

Total	$(2,555)	$829	$(1,211)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Tax expense at the federal statutory rate	35.0%	35.0%	35.0%
Foreign taxes	(15.0)	(22.8)	(5.2)
Impairment charges	—	—	(21.3)
Change in valuation allowance	5.5	0.6	(8.0)
Transaction costs	—	—	(1.8)
Other	2.9	(0.6)	(0.2)

Effective tax rate	28.4%	12.2%	-1.5%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows (dollars in thousands):

	2010	2009
Deferred tax assets (liabilities), current:
Inventory valuation	$3,814	$2,780
Compensation accruals	5,190	1,059
Allowance for doubtful accounts	205	127
Foreign, net	2,645	2,213
Valuation allowance	(11,536)	(4,890)

Net deferred tax assets, current	$318	$1,289

Deferred tax assets (liabilities), non-current:
Tax loss carry forwards — United States	21,246	35,256
Tax loss carry forwards — Foreign	26,073	20,363
Intangibles	(12,544)	(14,979)
Property, plant and equipment	(810)	(999)
Foreign	—	116
Other	4,575	5,345
Valuation allowance	(51,084)	(60,004)

Net deferred tax liabilities, non-current	$(12,544)	$(14,902)

For the year ended December 31, 2010, the Company’s current valuation allowance increased by $6.6 million, primarily related to increases of the inventory and compensation accruals. The Company’s non-current valuation allowance decreased by $8.9 million, primarily related to the decrease of the U.S. tax loss carryforwards. The Company does not expect to realize its deferred tax assets through expected future taxable profits and has recorded a valuation allowance for all U.S. federal and state deferred tax assets and the majority of its foreign deferred tax assets. The valuation allowance is subject to reversal in future years at such time as the benefits are actually utilized or the operating profits become sustainable.

At December 31, 2010, the Company has a gross deferred tax asset of $21.2 million associated with its U.S. federal and state tax net operating loss carryforwards of $60.7 million. The U.S. federal and state net operating loss carryforwards will begin to expire in 2020 through 2028 if not previously utilized. The Company’s ability to utilize its net operating losses may be restricted due to statutory “ownership changes” (as defined for purposes of Section 382 of the Internal Revenue Code).

As of December 31, 2010, the Company has a gross deferred tax asset of $26.1 million associated with foreign net operating loss carryforwards of $84.6 million. The foreign net operating loss carryforwards begin to expire in various periods if not previously utilized.

At December 31, 2010, the Company had a liability for uncertain tax positions of $3.2 million that, if recognized, would favorably affect the Company’s tax position, and $43.8 million of unrecognized tax benefits, the realization of which would be offset by an increase in the valuation allowance. The Company does not expect there will be any material changes in its unrecognized tax positions over the next year. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2010 and 2009 is as follows (dollars in thousands):

	2010	2009	2008
Gross unrecognized tax benefits at beginning of the year	$40,096	$39,407	$40,015
Decrease in tax positions from
expiration of statute of limitations	(1,479)	(511)	(608)
Increase in tax positions for current year	719	1,200	—
Increase to provision for prior year positions	7,710	—	—

Gross unrecognized tax benefits at the end of the year	$47,046	$40,096	$39,407

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the tax provision. Accrued interest and penalties are $1.0 million and $0.4 million respectively at December 31, 2010. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

It is reasonably possible that the amount of unrecognized tax exposures for the Company will decrease within the next year by $1.3 million relating to income tax exposure in various foreign jurisdictions as the statute of limitations will expire. The anticipated reduction is based on the Company’s ongoing assessment of the administrative practices and precedents of the taxing authorities in the respective foreign jurisdictions.

Undistributed earnings of the Company’s foreign subsidiaries total $12.7 million at December 31, 2010 and management considers these earnings to be permanently reinvested. Accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been provided. Determination of the potential amount of unrecognized deferred federal and state income tax liability and foreign withholding taxes is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce some portion of the federal liability.

17. Benefit Plans

Defined Benefit Plan

In conjunction with the acquisition of TeT, the Company assumed pension plans for eligible employees in Germany and France. Benefits are based primarily on a benefits multiplier and years of service. The Company had no defined benefit plan or pension expenses prior to the acquisition of TeT.

The expected long-term rate of return on plan assets is updated annually taking into consideration the related asset allocation, historical returns on the types of assets held in the plan, and the current economic environment.

Based on these factors, the Company expects its plan assets to earn a long-term rate of return of 4.5%. Actual year-by-year returns can deviate substantially from the long-term expected return assumption. However, over time it is expected that the amount of over performance will equal the amount of underperformance. Changes in the mix of plan assets could impact the amount of recorded pension income or expense, the funded status of the plan and the need for future cash contributions. The discount rates used to calculate the expected present value of future benefit obligations as of December 31, 2010 ranged from 4.75% to 5.15%. The Company periodically reviews the plan asset mix, benchmark discount rate, expected rate of return and other actuarial assumptions and adjusts them as deemed necessary.

The Company recognizes the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and the changes in that funded status is recognized in other comprehensive income in the year in which the changes occur. The funded status of a defined benefit pension plan is measured as the difference between plan assets at fair value and the plan’s projected benefit obligation.

The following table shows a reconciliation of changes in the plans’ benefit obligation and plan assets for the year ended December 31, 2010 and 2009 and a reconciliation of the funded status with amounts recognized in the consolidated balance sheets as of December 31, 2010 and 2009 (dollars in thousands):

	2010	2009
Change in Benefit Obligation
Benefit obligation at beginning of the year	$4,317	$3,853
Service cost	96	173
Interest cost	192	222
Deferred amounts	(84)	(43)
Benefits paid	(145)	(23)
Foreign currency translation adjustment	(344)	135

Benefit obligation at end of year	$4,032	$4,317

Change in Plan Assets
Fair value of plan assets at beginning of the year	$3,002	$2,738
Actual return on plan assets	137	158
Deferred amounts	(213)	189
Foreign currency translation adjustment	(243)	94
Benefits paid	(254)	(177)

Fair value of plan assets at end of year	$2,429	$3,002

Funded Status	$1,603	$1,315

Net balance sheet liability
Non current asset	$2,104	$2,756
Noncurrent liabilities	3,707	4,071

Amounts Recognized in the Consolidated Balance Sheets	$1,603	$1,315

Amounts Recognized in Accumulated Other Comprehensive Loss
Comprehensive gain (loss)	$(453)	$205

The components of net periodic benefit cost and other amounts recognized in other accumulated comprehensive loss at December 31, 2010 and 2009 are as follows (dollars in thousands):

	2010	2009
Net periodic benefit cost
Service cost	$96	$173
Interest cost	192	222
Expected return on plan assets	(84)	(158)
Amortization of deferred amounts and asset ceiling impact	—	(197)

	$204	$40

As of December 31, 2010, the average expected future working lifetime for each participant of the plans ranges from 12 to 22 years.

The Company’s weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
Discount rate	4.75% - 5.15%	5.0% - 5.5%
Expected return on plan assets	4.5%	4.5%

The Company modifies important assumptions when changing conditions warrant. The discount rate is typically changed at least annually and the expected long-term rate of return on plan assets will typically be revised every three to five years. Other material assumptions include the rates of employee termination and rates of participant mortality.

The discount rate was determined by projecting the plans expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation.

The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations described below.

The expected long-term rate of return on pension assets is selected by taking into account the expected duration of the Projected Benefit Obligation (“PBO”) for the plan, and the asset mix of the plan. The rate of return is earned over the period until the benefits represented by the current PBO are paid. The expected return on plan assets is based on the Company’s expectation of historical long-term average rates of return on the different asset classes held in the pension fund. This is reflective of the current and projected asset mix of the funds and considers the historical returns earned on the Company’s asset allocation and the duration of the plan liabilities. Thus, the Company has taken a historical approach to the development of the expected return on asset assumption. The Company believes that fundamental changes in the markets cannot be predicted over the long-term. Rather, historical returns, realized across numerous economic cycles, should be representative of the market return expectations applicable to the funding of a long-term benefit obligation.

The Company’s plan assets are classified within a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), then to significant observable inputs (Level 2) and the lowest priority to significant unobservable inputs (Level 3). See Note 8 for further discussion of the different levels of the fair value hierarchy.

The Company’s fair value of pension plan assets at December 31, 2010 is as follows (dollars in thousands):

	Level 1	Level 2	Level 3	Total
Cash	$73	$—	$—	$73
Equities	—	292	—	292
Bonds	—	1,991	—	1,991
Other	—	73	—	73

	$73	$2,356	$—	$2,429

In determining the asset allocation, the investment manager recognizes the Company’s desire for funding and expense stability, the long-term nature of the pension obligation and current and projected cash needs for retiree benefit payments. The pension fund is actively managed within the target asset allocation ranges.

The plan invests in a variety of asset classes to diversify its assets. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the upcoming year, the Company may make changes at any time.

As of December 31, 2010, the Company’s pension plan assets did not hold any direct investment in the Company’s common stock.

The following estimated future benefit payments, including future benefit accrual, which reflect expected future service, as appropriate, are expected to be paid (dollars in thousands):

Year Ending December 31,
2011	$165
2012	74
2013	118
2014	232
2015	320
2016 - beyond	3,123

$4,032

Funding requirements for subsequent years are uncertain and will significantly depend on whether the plan’s actuary changes any assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any legislative or regulatory changes affecting plan funding requirements. While the current market conditions could have an adverse effect on the plan investments, any additional required contribution is not expected to have a material effect on the consolidated financial statements. The Company expects to fund additional contributions from its cash balances and operating cash flows. For tax planning, financial planning, cash flow management or cost reduction purposes, the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.

18. Profit Sharing Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), which commenced in fiscal 1998, covering all eligible full-time employees of the Company. Contributions to the 401(k) Plan are made by the participants to their individual accounts through payroll withholding. Additionally, the 401(k) Plan provides for the

Company to make profit sharing contributions in amounts at the discretion of management. The employer contribution was $0.1 million for each of the years ended December 31, 2010, 2009 and 2008.

19. Commitments and Contingencies

Lease Commitments

The Company leases office and warehouse space, equipment and vehicles under non-cancelable operating leases. The office space leases provide for annual rent payments, plus a share of taxes, insurance and maintenance on the properties.

Future minimum payments under operating leases are as follows (dollars in thousands):

Year Ending December 31,
2011	$3,529
2012	3,795
2013	3,169
2014	2,631
2015	1,281
Thereafter	—

$14,405

Rental expense from continuing operations amounted to $6.2 million, $5.6 million and $6.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Litigation

The Company is currently a party to various legal proceedings, including those noted below. While the Company presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse affect on the Company’s financial position, results of operations or cash flows, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or, in cases where injunctive relief is sought, an injunction. Were an unfavorable ruling to occur, it is possible such a ruling could have a material adverse impact on the Company’s consolidated results of operations or financial position in the period in which the ruling occurs or in future periods.

Brazil Tax and Labor Contingencies. The Company’s operations in Brazil are involved in various litigation matters and have received or been the subject of numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former Company employees and employees of various service providers with whom the Company had contracted. The tax matters, which comprise a significant portion of the contingencies, principally relate to claims for taxes on the transfers of inventory, municipal service taxes on rentals and gross revenue taxes. The Company is disputing these tax matters and intends to vigorously defend our positions. The labor matters principally relate to claims made by former Company employees and by former employees of various vendors that provided contracted services to the Company and who are now asserting that under Brazil law the

Company should be liable for the vendors’ failure to pay wages, social security and other related labor benefits, as well as related tax obligations, as if the vendor’s employees had been employees of the Company. As of December 31, 2010, the total amounts related to the reserved portion of the tax and labor contingencies was $0.7 million and the unreserved portion of the tax and labor contingencies amounted totaled approximately $25.7 million. With respect to the unreserved balance, these have been assessed by management as being either remote or possible as to the likelihood of ultimately resulting in a loss to the Company. Local laws and regulations often require that the Company to make deposits or post other security in connection with such proceedings. As of December 31, 2010 we had $5.2 million of deposits in Brazil regarding claims that we are disputing, liens on certain Brazilian assets as discussed in Note 6 with a net book value of $1.9 million, and approximately $3.5 million in letters of credit, all providing security with respect to these matters. Generally, any deposits would be refundable and any liens would be removed to the extent the matters are resolved in our favor. We routinely assess these matters as to probability of ultimately incurring a liability against our Brazilian operations and record our best estimate of the ultimate loss in situations where we assess the likelihood of an ultimate loss as probable. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

CardSoft, Inc., et al. v. Hypercom Corporation, et al. (United States District Court for the Eastern District of Texas, Marshall Division, Civil Action No. 2:08-CV-00098, filed on March 6, 2008) . CardSoft, Inc. and CardSoft (Assignment for the Benefit of Creditors), LLC (collectively “CardSoft”) filed this action against the Company and others in March 2008, alleging that certain of the Company’s terminal products infringe two patents allegedly owned by CardSoft: U.S. Patent No. 6,934,945 (the “‘945 Patent”), entitled “Method and Apparatus for Controlling Communications,” issued on August 23, 2005, and U.S. Patent No. 7,302,683 (the “‘683 Patent”), also entitled “Method and Apparatus for Controlling Communications,” issued on November 27, 2007, which is a continuation of the ‘945 patent. CardSoft is seeking a judgment of infringement, an injunction against further infringement, damages, interest and attorneys’ fees. In June 2008, the Company filed its answer, denying liability on the basis of a lack of infringement, invalidity of the ‘945 Patent and the ‘683 Patent, laches, waiver, equitable estoppel and unclean hands, lack of damages and failure to state a claim. The Company also counterclaimed seeking a declaratory judgment of non-infringement and invalidity of the ‘945 Patent and the ‘683 Patent. The Markman hearing is scheduled for July 20, 2011 and trial is scheduled for November 7, 2011. This action is currently in the discovery stage and, as CardSoft has not made a specific claim for damages, the Company is unable to assess its range of potential loss, nor is it possible to quantify the extent of the Company’s potential liability, if any, related to this action. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

Lisa Shipley v. Hypercom Corporation. (United States District Court for the Northern District of Georgia, Civil Action No. 1:09-CV-0265, filed on January 30, 2009). Lisa Shipley (“Shipley”), a former employee, filed this action against the Company in January 2009, alleging that the Company violated Title VII of the Civil Rights Act by discriminating against her on the basis of her gender, violated the Georgia Wage Payment laws, the Equal Pay Act and Georgia law by paying her lower compensation based on her gender. Ms. Shipley is seeking compensatory damages for emotional distress, damage to reputation, embarrassment, lost wages, back pay, accrued interest, punitive damages, attorney’s fees and expenses, and interest. In February 2009, the Company filed a motion to dismiss based on improper venue or, in the alternative, to transfer venue to the United States District Court for the District of Arizona. In June 2009, the Court denied the motion. In June 2009, the Company filed its answer, generally denying the material allegations of Ms. Shipley’s complaint. In October 2009, Ms. Shipley filed an amended complaint adding an allegation that the Company unlawfully retaliated against her. In November 2009, the Company filed its answer, denying the material allegations of the amended complaint. In February 2010, the Company filed a Motion for Judgment on the Pleadings as to Ms. Shipley’s retaliation claim, which the Court subsequently denied. On July 19, 2010, we filed a motion for summary judgment on all claims. On February 15, 2011, the magistrate judge recommended that the Court grant our motion for summary judgment as to Ms. Shipley’s sexual harassment hostile work environment claim, the constructive discharge claim, and the Georgia wage payment statute claim, but denied our motion for summary judgment as to her disparate treatment, retaliation, Equal Pay Act and Georgia Sex Discrimination in Employment Act claims. On March 2, 2011, we filed a motion for leave to file a motion for partial summary judgment out of time seeking summary judgment on seven components of Ms. Shipley’s disparate treatment Title VII claim. On March 8, 2011, the Court denied the Company’s motion for leave to file a motion for partial summary judgment out of time. This action is in the discovery stage and, as Ms. Shipley has not made a specific claim for damages, the Company is unable to assess its range of potential loss, nor is it possible to quantify the extent of the Company’s potential liability, if any, related to this action. An unfavorable outcome could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.

Shareholder Class Action and Derivative Lawsuits. Commencing shortly after VeriFone publicly announced on September 30, 2010 that it had made an offer to acquire Hypercom and continuing following the announcement by the Company and VeriFone on November 17, 2010 that the Company had entered into a definitive merger agreement, certain putative class action lawsuits were filed in Arizona and Delaware state courts alleging variously, among other things, that the board of directors of Hypercom breached its fiduciary duties in connection with the merger and that VeriFone, Honey Acquisition Co., Hypercom, FP Hypercom Holdco, LLC, and Francisco Partners II, L.P. aided and abetted that alleged breach. These actions include: Gerber v. Hypercom, Delaware Court of Chancery, Case no. CA5868 (“Gerber”); Anarkat v. Hypercom, Maricopa County Superior Court, CV2010-032482 (“Anarkat”); Small v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6031 (Small”); Grayson v. Hypercom Corporation, Delaware Court of Chancery, Case no. CA6044 (Grayson”); and The Silverstein Living Trust v. Hypercom Corporation, Maricopa County Superior Court, Case no. CV2010-030941 (Silverstein”). The Anarkat and Silverstein cases have been consolidated in Maricopa County Superior Court as In Re Hypercom Corporation Shareholder Litigation, Lead Case No. CV2010-032482, and the Small and Grayson cases have been consolidated in the Delaware Court of Chancery as In Re Hypercom Corporation Shareholders Litigation, Consolidated C.A. No. 6031-VCL (the “Actions”). The Gerber case is dormant as the plaintiffs in that case have not prosecuted it since it was filed. On February 14, 2011, counsel for the plaintiffs and defendants in the Actions executed a Memorandum of Understanding (the “Memorandum”) pursuant to which (i) the Company provided additional disclosures recommended by the plaintiffs to supplement its proxy statement filed with the Securities and Exchange Commission, (ii) the defendants agreed to provide plaintiffs’ counsel with reasonable confirmatory discovery regarding the fairness and adequacy of the settlement and the additional disclosures, and (iii) the parties agreed to use their best efforts to execute and present to the court a formal stipulation of settlement within 45 days seeking court approval of (a) the settlement and dismissal of the Actions with prejudice, (b) the stay of all proceedings in the Actions, (c) the conditional certification of the Actions as a class action under Arizona law, (d) the release of all claims against the parties, (e) the defendants’ payment of $510,000 to the plaintiffs’ counsel for their fees and expenses, (f) the defendants’ responsibility for providing notice of the settlement to members of the class, and (g) the dismissal of the Delaware actions following the court’s final approval of the settlement. While the defendants deny that they have committed any violations of law or breaches of duties to the plaintiffs, the class or anyone else, and believe that their disclosures in the proxy statement regarding the merger were appropriate and adequate under applicable law, the defendants entered into the settlement solely to eliminate the uncertainty, distraction, burden and expense of further litigation and to lessen the risk of any delay of the closing of the merger as a result of the litigation. The defendants have agreed that the payment to the plaintiffs’ counsel will be jointly funded equally by VeriFone and the carrier of Hypercom’s directors and officers liability insurance policy, while the Company will bear the cost of the $250,000 deductible amount under the insurance policy.

20. Concentrations of Credit and Other Risks

Financial Instruments

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term investments.

The Company’s cash and cash equivalents and short-term investments are maintained with major, high-quality international banks and financial institutions. Generally, these securities are traded in a highly liquid market, may be redeemed upon demand and bear minimal risk. Management regularly monitors the composition and maturities of these investments and the Company has not experienced any material loss on its investments. Cash and cash equivalents at times may exceed the FDIC limits. The Company believes that no significant concentration of credit risk exists with respect to these cash investments.

The Company’s accounts receivable primarily result from credit sales to a broad customer base, both nationally and internationally, with a concentration generally existing among five to ten customers. The Company’s top five customers amounted to 26.5%, 19.0% and 22.1% of the Company’s total revenue for the years ended December 31, 2010, 2009 and 2008, respectively. These same five customers accounted for 25.3% and 14.2% of the Company’s net accounts receivable balance at December 31, 2010 and 2009, respectively. Sales to the Company’s largest customer totaled 10.6%, 5.2% and 6.2% of total revenue in 2010, 2009 and 2008, respectively.

The Company routinely assesses the financial strength of its customers, requiring letters of credit from certain foreign customers, and provides an allowance for doubtful accounts as necessary.

Inventories

The Company’s entire inventory is purchased from third party manufacturers that are considered to be outside sources. The failure of any such third party manufacturer to meet its commitment on schedule could have a material adverse effect on the Company’s business, operating results and financial condition. If a sole-source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months, during which time the Company’s production could be delayed. Such delays could have a material adverse effect on the Company’s business, operating results and financial condition.

All of the Company’s third party manufacturers are located in foreign jurisdictions and are subject to certain risks, including the imposition of tariffs and import and export controls, together with changes in governmental policies. The occurrence of any of these events could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company estimates inventory provisions for potentially excess and obsolete inventory on a part level basis based on forecasted demand and historical usage. Actual demand may differ from such anticipated demand and may have a material adverse effect on inventory valuation.

International Operations

The Company’s international business is an important contributor to the Company’s net revenue and operating results. However, a substantial portion of the Company’s international sales are denominated in the U.S. Dollar, and an increase in the value of the U.S. Dollar relative to foreign currencies could make products sold internationally less competitive. The operating expenses of the Company’s overseas offices are paid in local currencies and are subject to the effects of fluctuations in foreign currency exchange rates.

The Company maintained significant accounts receivable balances outside of the U.S. comprising 81.3% and 78.3%, respectively, of the Company’s net accounts receivable balance at December 31, 2010 and 2009. These balances are subject to the economic risks inherent to those regions.

21. Segment, Geographic, and Customer Information

During the fourth quarter of 2008, the Company initiated organizational changes and made enhancements to its internal management reporting and in 2009 began to report information pertaining to its four business segments: (i) the Americas, (ii) NEMEA, (iii) SEMEA and (iv) Asia-Pacific. The countries in the Americas consist of the United States, Canada, Mexico, the Caribbean, Central America, and South America. The countries in the NEMEA segment consist of Belgium, Sweden, Turkey, Austria and Germany. The countries in the SEMEA segment consist of France, Spain, the United Kingdom, countries within Western and Central Eastern Europe, Russia, Hungary, the Middle East, and Africa. The countries in the Asia-Pacific segment consist of China, Hong Kong, Indonesia, the Philippines, Singapore, Thailand, Australia, and New Zealand.

The Company’s Chief Operating Decision Maker (“CODM”) is its CEO. The CODM has access to discrete financial information for each of its business segments regarding revenue, gross margins (using fully burdened manufacturing costs), direct local service costs, direct operating expenses consisting of expenses directly associated with the business segment, and indirect operating expenses consisting of global shared cost centers such as global R&D, marketing, corporate general and administrative expenses, and stock-based compensation. The Company operations are managed by the Managing Directors for each business segment that report directly to the CEO and have responsibility for all business activities and combined operating results of their respective business segments. These individuals are compensated and evaluated based on the performance (Direct Trading Profit) of their business segment. Operating income also includes amortization of purchased intangible assets.

	Year Ended December 31,
	2010	2009	2008
Net Revenue
Americas	$126,015	$123,746	$160,038
NEMEA	110,225	102,492	90,104
SEMEA	161,844	131,505	133,210
Asia-Pacific	70,365	49,160	50,890

	$468,449	$406,903	$434,242

	Year Ended December 31,
	2010	2009	2008
Operating Income (Loss)
Americas	$24,955	$21,130	$16,278
NEMEA	28,411	19,267	(6,060)
SEMEA	37,241	24,676	(8,490)
Asia-Pacific	14,341	9,049	4,368
Shared cost centers	(83,868)	(71,002)	(82,808)

Total segment income (loss)	$21,080	$3,120	$(76,712)
Interest income	320	296	1,466
Interest expense	(12,503)	(10,990)	(6,822)
Foreign currency gain (loss)	(413)	411	(1,821)
Other income (expense)	519	390	191

Income (loss) before income taxes and discontinued operations	$9,003	$(6,773)	$(83,698)

	December 31,	December 31,
	2010	2009
Total Assets
Americas	$87,721	$55,858
NEMEA	96,716	110,670
SEMEA	87,216	83,957
Asia-Pacific	41,490	26,597
Shared cost centers	13,797	29,806

	$326,940	$306,888

The Company’s goodwill by business segment is as follows (dollars in thousands):

	December 31,	December 31,
	2010	2009
NEMEA	$13,689	$17,715
SEMEA	5,086	6,995
Asia-Pacific	3,826	3,826

	$22,601	$28,536

The Company’s intangible assets by business segment are as follows (dollars in thousands):

	December 31, 2010	December 31, 2009
Americas	$4,533	$1,453
NEMEA	34,670	44,021
SEMEA	494	955
Asia-Pacific	2,671	3,150

	$42,368	$49,579

The Company’s depreciation and amortization of property, plant, and equipment and acquired intangible assets are as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008
Americas	$5,907	$6,790	$7,452
NEMEA	8,002	9,166	6,793
SEMEA	2,365	2,376	2,732
Asia-Pacific	959	888	1,663

	$17,231	$19,220	$18,640

The Company’s impairment of goodwill and intangible assets is as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	2008
Americas	$—	$—	$6,432
NEMEA	—	—	24,400
SEMEA	—	—	32,426
Asia-Pacific	—	—	4,540

	$—	$—	$67,798

The following table presents net sales by country based on the location of the Company’s customers:

	December 31, 2010	December 31, 2009	December 31, 2008
United States	$63,381	$73,660	$91,128
Germany	77,002	76,877	59,956
Other foreign countries	328,066	256,366	283,159

Total net sales	$468,449	$406,903	$434,243

One customer exceeded 10% of the Company’s consolidated net revenue in 2010, of which the majority is included in the Americas segment. There were no customers that exceeded 10% of the Company’s consolidated net revenue in 2009 or 2008.

The following table presents long-lived assets that cannot be readily removed:

	December 31, 2010	December 31, 2009	December 31, 2008
United States	$2,301	$2,638	$2,693

Other foreign countries	$1,873	$485	$294

There were no other country outside of the United States with long-lived assets that cannot be readily removed with a net book value of greater than 10% of total property, plant and equipment, net as of December 31, 2010, 2009 and 2008.

22. Supplemental Cash Flow Information

Supplemental cash flow information for the years ended December 31, 2010, 2009 and 2008 is as follows (dollars in thousands):

	2010	2009	2008
Changes in operating assets and liabilities:
Accounts receivable	$(16,490)	$14,981	$5,464
Inventories	(19,712)	(1,808)	(7,371)
Income tax receivable	2	568	761
Prepaid expenses and other current assets	(1,666)	4,719	(207)
Other assets	3,747	(2,486)	5,660
Accounts payable	12,323	(1,874)	(4,333)
Accrued payroll and related expenses	(1,212)	(1,559)	(3,863)
Accrued sales and other tax	(2,562)	(1,902)	117
Accrued liabilities	(8,586)	(7,369)	(4,318)
Deferred revenue	5,711	(2,256)	1,626
Income taxes payable	391	696	(817)
Other liabilities	(764)	3,505	7,027

Net increase (decrease) in operating assets and liabilities	$(28,818)	$5,215	$(254)

Cash paid (received) during the year by continuing operations:
Interest	$63	$123	$144

Income taxes	$(252)	$2,866	$664

Noncash investing activities:
Changes in accounts payable related to the purchase of property, plant and equipment	$183	$639	$765

Changes in accounts payable related to the software development costs capitalized	$327	$800	$—

Changes in accrued liabilities related to the acquisitions	$—	$1,030	$—

Changes in accrued liabilities related to leasehold improvements	$695	$—	$—

Discontinued Operations:

Year 2010. The net cash provided by operating activities primarily relates to a European lease and service operation and was due to its operating activities for the year.

Year 2009. The net cash provided by operating activities primarily relates to a European lease and service operation and was due to its operating activities for the year.

Year 2008. The net cash provided by operating activities relates to the Company’s Australian Courier Business and a European lease and service operation and was due to its operating activities for the year.

23. Interim Financial Results (Unaudited)

The following tables set forth certain unaudited consolidated financial information for each of the four quarters in the years ended December 31, 2010 and 2009. In management’s opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance (dollars in thousands, except per share data).

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year (1)
2010:
Net revenue	$98,755	$103,921	$125,102	$140,671	$468,449
Gross profit	34,720	32,117	40,140	48,050	155,027
Income (loss) before discontinued operations	277	(1,213)	4,603	2,781	6,448
Income (loss) after discontinued operations	98	(43)	(128)	340	267

Net income (loss)	$375	$(1,256)	$4,475	$3,121	$6,715

Basic income (loss) per share:
Continued operations	$0.01	$(0.02)	$0.09	$0.05	$0.12
Discontinued operations	—	—	(0.01)	0.01	—

Net income (loss)	$0.01	$(0.02)	$0.08	$0.06	$0.12

Diluted income (loss) per share:
Continued operations	$0.01	$(0.02)	$0.08	$0.05	$0.12
Discontinued operations	—	—	—	—	—

Net income (loss)	$0.01	$(0.02)	$0.08	$0.05	$0.12

	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	Year (1)
2009:
Net revenue	$82,794	$105,575	$101,161	$117,373	$406,903
Gross profit	24,241	34,214	33,218	36,761	128,434
Income (loss) before discontinued operations	(9,854)	2,003	761	1,146	(5,944)
Income (loss) after discontinued operations	(71)	(748)	417	(522)	(924)

Net income (loss)	$(9,925)	$1,255	$1,178	$624	$(6,868)

Basic income (loss) per share:
Continued operations	$(0.18)	$0.04	$0.01	$0.02	$(0.11)
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)	(0.02)

Net income (loss)	$(0.19)	$0.02	$0.02	$0.01	$(0.13)

Diluted income (loss) per share:
Continued operations	$(0.18)	$0.04	$0.01	$0.02	$(0.11)
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)	(0.02)

Net income (loss)	$(0.19)	$0.02	$0.02	$0.01	$(0.13)

(1)	The summation of quarterly net income per share may not equate to the calculation for the full fiscal year as quarterly calculations are performed on a discrete basis where securities may have an anti-dilutive effect during individual quarters but not for the full year.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$5,487
Accounting fees and expenses	50,000
Legal fees and expenses	50,000
Printing and miscellaneous expenses	10,000
Total	$115,487

Item 15.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify other persons as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the registrant is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the bylaws are not exclusive, (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the registrant may not retroactively amend the bylaws provisions relating to indemnity.

The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person might become legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.	Exhibits.

Exhibit Number	Description of the Document

4.1	Specimen Stock Certificate (1)

4.2	Amended and Restated Certificate of Incorporation, as amended (2)

4.3	Form of Amended and Restated Bylaws (3)

4.4	Amendment No. 1 to the Bylaws of VeriFone Holdings, Inc. (4)

5.1	Opinion of Albert Y. Liu

23.1	Consent of Ernst & Young LLP relating to VeriFone’s financial statements

Exhibit Number	Description of the Document

23.2	Consent of Ernst & Young LLP relating to Hypercom’s financial statements

23.3	Consent of Albert Y. Liu (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed on April 18, 2005.
(2)	Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K, filed on December 21, 2010.
(3)	Incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed on April 29, 2005.
(4)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on April 3, 2008.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 30, 2011.

VERIFONE SYSTEMS, INC.

By	/s/ DOUGLAS G. BERGERON
Douglas G. Bergeron,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Douglas G. Bergeron and Albert Y. Liu, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DOUGLAS G. BERGERON Douglas G. Bergeron	Chief Executive Officer (principal executive officer)	June 30, 2011

/s/ ROBERT DYKES Robert Dykes	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	June 30, 2011

/s/ ROBERT W. ALSPAUGH Robert W. Alspaugh	Director	June 30, 2011

Leslie G. Denend	Director

/s/ ALEX W. HART Alex W. Hart	Director	June 30, 2011

/s/ ROBERT B. HENSKE Robert B. Henske	Director	June 30, 2011

/s/ RICHARD MCGINN Richard McGinn	Director	June 30, 2011

/s/ EITAN RAFF Eitan Raff	Director	June 30, 2011

Signature	Title	Date

/S/ JEFFREY E. STIEFLER Jeffrey E. Stiefler	Director	June 30, 2011

/S/ CHARLES R. RINEHART Charles R. Rinehart	Charles R. Rinehart Chairman of the Board of Directors	June 30, 2011

EXHIBITS INDEX

Exhibit Number	Description of the Document

4.1	Specimen Stock Certificate (1)

4.2	Amended and Restated Certificate of Incorporation, as amended (2)

4.3	Form of Amended and Restated Bylaws (3)

4.4	Amendment No. 1 to the Bylaws of VeriFone Holdings, Inc. (4)

5.1	Opinion of Albert Y. Liu

23.1	Consent of Ernst & Young LLP relating to VeriFone’s financial statements

23.2	Consent of Ernst & Young LLP relating to Hypercom’s financial statements

23.3	Consent of Albert Y. Liu (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed on April 18, 2005.
(2)	Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K, filed on December 21, 2010.
(3)	Incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-121947), filed on April 29, 2005.
(4)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed on April 3, 2008.